Filed Pursuant to Rule 424(b)(3)

Registration No. 333-289703

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated April 1, 2026)

GALMED PHARMACEUTICALS LTD.

PROSPECTUS FOR

Up to 7,500,000 Ordinary Shares

This Prospectus Supplement No. 1 (this “Supplement”) updates and supplements the prospectus dated April 1, 2026 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (File No. 333-289703) (as amended, the “Registration Statement”), related to offer and sale of up to 7,500,000 of our ordinary shares, par value NIS 1.80 per share, by YA II PN, LTD., a Cayman Islands exempt limited partnership. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Prospectus.

The purpose of this Supplement is to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on June 8, 2026 and is included immediately following the cover page of this Supplement. This Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Supplement from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Supplement, any amendments to the Registration Statement, or subsequent supplements to the Prospectus (to the extent information therein is not superseded by more up to date information in subsequent supplements or amendments to the Prospectus) carefully before you make your investment decision.

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “GLMD”. On June 5, 2026, the closing trading prices of our Ordinary Shares was $0.70.

YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS, AS SUPPLEMENTED BY THIS SUPPLEMENT, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is June 8, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16

Under the Securities Exchange Act of 1934

For the Month of June 2026

001-36345

(Commission File Number)

GALMED PHARMACEUTICALS LTD.

(Exact name of Registrant as specified in its charter)

c/o Meitar Law Offices Abba Hillel Silver Rd.,

Ramat Gan, 5250608

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Introductory Note

This Report on Form 6-K is being filed by Galmed Pharmaceuticals Ltd., an Israeli company ( “Galmed”, “we,” or “us,”) to provide an update regarding our acquisition of Colospan Ltd., a company organized under the laws of the State of Israel (“Colospan”) and certain information regarding Colospan’s business, operations, management, and strategic direction. In connection with Colospan’s business described in this report on Form 6-K, shareholders are cautioned that an investment in us carries risk, including the “Risk Factors” included in this Report and shareholders are urged to review the business description and the risk factors collectively before making any investment decision.

Forward-Looking Statements

This Report on Form 6-K contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this Report, regarding the completion of the acquisition of Colospan, expansion and market opportunities of Colospan, all of which constitute as forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on various assumptions, whether or not identified in this Report on Form 6-K, and on the current expectations of Galmed and Colospan management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any person as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Galmed and Colospan. These forward-looking statements are subject to a number of risks and uncertainties, which include, without limitation, Galmed’s inability to recognize the anticipated benefits of the acquisition of Colospan; expectations with respect to future performance and growth of Colospan; Galmed’s and Colospan’s ability to execute its business plans and strategy and to receive regulatory approvals; potential litigation involving the parties; changes in domestic and foreign business, market, financial, political and legal conditions; geopolitical events, including the security situation in Israel; regulatory changes; access to additional financing; and other risks and uncertainties indicated from time to time in filings with the SEC by Galmed. The foregoing list of factors is not exclusive. Other factors include the possibility that the transaction does not close or the failure of other closing conditions. Additional information concerning certain of these and other risk factors is contained in this Report on Form 6-K and in Galmed’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Galmed and Colospan, the acquisition or other matters attributable to Galmed and Colospan or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers of this Report on Form 6-K are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. We expressly disclaim any obligations or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in the expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Colospan Acquisition

On June 8, 2026, Galmed entered into a Share Purchase Agreement (the “SPA”) with Colospan, the shareholders of Colospan that are parties thereto, who hold more than 92% of the voting power of the outstanding capital stock of Colospan, and Boaz Assaf, solely in his capacity as the representative of the shareholders of Colospan, pursuant to which, subject to the terms and conditions of the SPA, Galmed will purchase all of the issued and outstanding share capital of Colospan. Closing of the acquisition is expected to occur in the second quarter of 2026.

As consideration for the sale of all of the issued and outstanding capital stock of Colospan, Galmed will (i) pay the Colospan shareholders and SAFE investors an aggregate amount of $2,500,000 in cash, which will be allocated among the Selling Shareholders and certain SAFE investors (the “Cash Consideration”) and (ii) issue to the Colospan shareholders and SAFE investors an aggregate amount of Galmed’s ordinary shares equal to $2,000,000 calculated prior to closing based on the “Purchaser Share Value” (the “Consideration Shares”). Purchaser Share Value means the average of the closing prices per share of Galmed on Nasdaq for the five (5) consecutive trading days ending on (and including) the trading day that is one (1) trading day prior to the closing date. Any Colospan shareholder or SAFE investor who as a consequence of the issuance of the Consideration Shares would become a beneficial owner of more than 4.99% of Galmed’s ordinary shares shall be issued a pre-funded warrant to purchase ordinary shares of Galmed at a nominal exercise price for any shares in excess of 4.99%, with such pre-funded warrant including a 4.99% blocker.

An aggregate of 7.5% of each of the Cash Consideration and Consideration Shares issuable by Galmed will be held in an escrow fund for a period of 12 months for purposes of satisfying any post-closing indemnification claims under the SPA. Pursuant to the SPA, Colospan has agreed to cancel, terminate, and extinguish any outstanding stock options and warrants at closing without any right to receive any consideration.

The SPA provides that for a period of 24-months from closing, each Colospan shareholder and SAFE holder that receives Consideration Shares shall be prohibited from effecting a sale, transfer, pledge or other disposition of the Consideration Shares subject to certain “permitted transfers”. In addition, the SPA provides that each such person that is locked up shall grant an irrevocable proxy to the Galmed board of directors to vote the shares during the lock-up period.

The Consideration Shares are being issued in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

The SPA contains customary representations, warranties and covenants of Galmed, on one hand, and Colospan, on the other hand, including, among others, covenants by Colospan with respect to the operations of Colospan during the period between execution of the SPA and the completion of the transaction. In addition, the SPA provides that subject to consummation of the acquisition, Galmed shall allocate substantial resources toward the development and expansion of Colospan’s commercial activities in Europe and contemplates an investment of at least $6 million over the course of 24 months from closing. The SPA also provides that each party will indemnify the other party for breaches of the warranties and covenants of such party, as well as certain other matters, subject to certain specified limitations, including, among other things, limitations on the period during which a party may make certain claims for indemnification and limitations on the amounts for which a party may be liable.

Pursuant to the SPA, the completion of the transaction is conditioned upon, among other things, the satisfaction and completion of the notification and bring along requirements to the non-signing Colospan shareholders in accordance with Section 341 of the Israeli Companies Law, 1999, and other customary closing conditions. The SPA also provides for limited termination rights, including, among others, by the mutual consent of Galmed and Colospan, upon certain breaches of representations, warranties, covenants or agreements, and in the event the transaction has not been consummated before August 7, 2026, subject to the ability of the parties to extend under certain circumstances.

The foregoing description of the SPA does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the SPA, a copy of which is attached hereto as Exhibit 10.1, which is incorporated herein by reference thereto.

The SPA has been filed as an exhibit hereto to provide investors and security holders with information regarding its terms and is not intended to provide any factual information about Galmed or Colospan. The representations, warranties and covenants set forth in the SPA were made solely between the parties to the SPA and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the SPA. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors or security holders, or may have been used for the purpose of allocating risk between the parties to the SPA rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties may change after the date of the SPA, which subsequent information may or may not be fully reflected in our public disclosures. For the foregoing reasons, no person should rely on the warranties as statements of factual information at the time they were made or otherwise.

Audited financial statements of Colospan for the years ended December 31, 2025 and 2024 are attached hereto as Exhibit 99.1 and are incorporated by reference herein. In addition, unaudited pro forma financial statements for the year ended December 31, 2025 are attached hereto as Exhibit 99.2 and are incorporated by reference herein.

Additionally, Galmed has prepared presentation materials (the “Presentation”) that management may use, possibly with modifications, in presentations to current and potential investors, analysts, lenders, business partners, acquisition candidates, customers, employees and others with an interest in Galmed and its business. A copy of the Presentation is attached hereto Exhibit 99.3 and incorporated here by reference.

Lastly, on June 8, 2026, Galmed issued a press release announcing the entry into the SPA. A copy of the press release is attached hereto as Exhibit 99.4 and is incorporated herein by reference.

This Form 6-K, excluding Exhibits 99.3 and 99.4, is incorporated by reference into Galmed’s Registration Statements on Form S-8 (Registration Nos. 333-206292, 333-227441, 333-284163 and 333-290399) and its Registration Statement on Form F-3 (Registration Nos. 333-272722 and 333-283241).

Colospan Overview

Colospan is a medical device company focused on the development and manufacturing of innovative solutions for colorectal surgical care. Colospan has developed the CG-100 intraluminal bypass device, a single-use, intraluminal temporary silicone sheath designed to internally divert fecal matter away from the surgical anastomosis site in colorectal surgeries during the critical post-operative period.

Anastomotic leakage (AL) refers to the seepage of colonic content into the abdominal cavity following low rectal resection surgery. Anastomotic leaks are a life-threatening complication occurring in up to 21% of colorectal surgeries, often leading to prolonged hospital stays, additional procedures, and significant morbidity. Traditional management involves the creation of a diverting stoma, where a loop of the small bowel is diverted outside the abdominal wall and connected to a bag, which collects the patient’s feces. The diverting stoma is associated with substantial patient burden, increased cost, and compromised quality of life.

Inserted during colorectal surgery, the CG-100 adds on average 7 minutes to procedural time and is designed for easy placement and removal, requiring no additional surgical intervention. The device remains in place for approximately 10 days, significantly shorter than the traditional stoma (4–6 months), thereby minimizing patient discomfort and risk.

The CG-100 is designed to reduce exposure of the anastomosis to fecal material potentially reducing clinical consequences of AL. Patients may avoid the long-term burdens of external stomas, including skin irritation, social stigma, and repeat surgeries.

Colospan is currently conducting a pivotal trial designed to support a future U.S. Food and Drug Administration (FDA) premarket approval (PMA) application with the FDA. In parallel, Colospan’s near-term commercial focus is on launching the CG-100 in select European markets and Israel. In H2 2026, Colospan plans to launch a soft launch in DACH countries (Germany, Austria, Switzerland).

The CG-100 has a CE Marking under MDR in Europe and is approved by the Israeli Ministry of Health for sale in Israel. CG-100 has been granted Breakthrough Device designation by the FDA. Beyond Europe, Israel, and the United States, Colospan plans future regulatory submissions in other jurisdictions, including Canada, Australia, and selected Asian markets.

Colospan has attracted investment from Becton Dickinson, and institutional investors such as Triventures, CBI (Anatomy Fund as well as non-dilutive funding from the Israel Innovation Authority and European Innovation Council.

Colospan is organized under the laws of the State of Israel and was incorporated in December 2010.

CG-100 Market Opportunity

Colorectal Surgery and Anastomotic Leakage

Colorectal cancer is the third most commonly diagnosed cancer in both men and women worldwide. A survey conducted in 2022 revealed 1.9 million diagnosed cases worldwide annually. Treatment of colorectal cancer depends on the location, size, and extent of cancer spread, as well as the overall health of the patient. Surgery is the most common medical treatment for colorectal cancer to remove the tumor. Colorectal surgery consists of resecting the diseased portion of the colon and connecting the two healthy sections, creating what is known as a colorectal anastomosis.

AL refers to the seepage of colonic content into the abdominal cavity following low rectal resection surgery (LAR). AL represents the most serious post-operative complication associated with LAR, carrying significant risk of mortality. Patients who develop AL frequently require re-intervention, including the creation of a stoma or drainage of an abscess, and are at risk of life-threatening conditions such as peritonitis, an acute inflammation of the abdominal lining, and septic shock, a systemic infection that can result in multi-organ failure and critically low blood pressure. Published clinical data indicates that the incidence of post-operative AL ranges from 2% to 21%, with recent studies and reviews estimating an average rate of approximately 11%.

AL is recognized as the leading cause of morbidity and mortality in colorectal surgery. From a health economics standpoint, AL has been identified as the primary cost driver among patients undergoing LAR for rectal cancer, with studies demonstrating significantly higher costs for patients who develop leaks due to prolonged hospitalization, additional surgical interventions, intensive care unit stays, and readmissions.

The precise etiology of AL remains unclear. While certain risk factors are associated with increased incidence, including obesity, prior radiation therapy, surgical technique, and surgeon experience, the underlying cause continues to be an active area of research. Pending a definitive understanding and resolution of the root cause, clinical practice is focused on mitigating the risk and severity of AL-related complications.

Current Standard of Care

The current gold standard for reducing the clinical impact of post-operative AL is the creation of a temporary diverting stoma. A diverting stoma involves surgically connecting the small bowel to an opening in the abdominal wall, through which fecal matter is collected externally, thereby limiting contact between fecal content and the anastomotic site during the healing process. It is important to note that a diverting stoma does not reduce the incidence of AL itself; rather, it serves to reduce the severity of complications arising from a leak, converting what may otherwise be a catastrophic event into a more clinically manageable one. Notwithstanding the use of a diverting stoma, published data reflects a residual AL rate of approximately 6.3%.

Following surgery, the diverting stoma typically remains in place for a period of eight to twelve weeks in patients who do not undergo post-operative chemotherapy or radiation therapy, and for an average of four to six months in patients who receive post-operative chemotherapy, a cohort representing approximately 50% of the patient population. The stoma is subsequently reversed or closed in a separate secondary surgical procedure.

The use of a temporary diverting stoma carries meaningful clinical and quality-of-life burdens. The creation and closure of a stoma are associated with overall complications in up to 62% of cases and surgical complications in approximately 8.2% of cases. Furthermore, despite the intended temporary nature of the intervention, more than 20%of temporary diverting stomas ultimately become permanent, representing a significant and lasting impact on patient quality of life. Moreover, many patients would rather avoid a stoma and in some cases are willing to compromise on their treatment outcome. Beyond the clinical risks, stoma patients face decreased quality of life, social stigma, skin irritation, the need for ostomy supplies, and the burden of a second surgical procedure for stoma reversal.

The total cost associated with diverting stoma creation, maintenance (including ostomy supplies), and reversal surgery is estimated to reach up to $26,000 per patient. The stoma is widely considered a suboptimal solution, adversely affecting patient dignity and quality of life while increasing costs for healthcare organizations.

There are currently no widely adopted intraluminal bypass alternatives to diverting stoma on the market. We believe the CG-100 targets approximately 1 million protective stoma candidates per year worldwide and is suitable for two primary colorectal surgery segments: (1) low rectal resections (approximately 282,000 procedures worldwide annually, with approximately 70% requiring a stoma and a 12% leak rate) and (2) sigmoid and upper rectal resections (approximately 706,000 procedures worldwide annually, with an approximately 4% leak rate). At an expected worldwide average selling price of approximately $6,000 per device, Colospan believes that the potential total addressable market is approximately $6 billion. For low rectal resections alone, the market potential is $1.7 billion, with the North America and Western Europe portion at $747 million. The global colorectal surgery market is projected to grow at a CAGR of 6.9% from 2024 to 2030.

CG-100 Intraluminal Bypass Device

The CG-100 is a single-use, temporary intraluminal bypass device in the form of a silicone sheath that is placed inside the colon, using a dedicated delivery system, enabling the bypass of all fecal content post-surgery. The CG-100 is deployed during the colorectal surgery for the removal of the diseased portion of the colon. The sheath includes three balloons at its end which are inflated to line and seal against the colon wall above the anastomosis site. The sheath position is secured by a silicone ring encircling the colon from the outside, preventing migration of the sheath downstream. The ring has a connecting tube which is extracted like a drain through a small opening in the abdominal wall to allow future removal.

The CG-100 is removed after 10 days (+/- 1 day) under x-ray, without the need for a second surgical procedure. Contrast agent is injected around the device, enabling the surgeon to test the integrity of the anastomosis and ensure it has healed. If the x-ray shows no leak of contrast agent, the anastomosis is considered clinically healed. Application and removal of the device have been found to be feasible and simple.

Delivery system Silicone ring placed around the colon to help anchor the sheath Silicone sheath through which feces pass; placed in colon via the rectum

The device is designed to protect colorectal anastomoses located up to 20 cm from the anal verge and colon internal diameter lumen of 25–34 mm. Once inserted and located in the colon, the device serves as an internal bypass, and colon content passes within it, bypassing the vulnerable anastomosis site.

The device is available with two balloon sizes, medium (39 mm) and large (46 mm). Both sizes use the same raw material and the same production process, with the main difference being the diameter of the balloons, which optimizes the device to the relevant patient population. The medium size was developed in 2023 after Colospan gained significant experience in initial clinical trials. The smaller device was designed to optimize the contact pressure between the balloons and the colon wall, depending on the size of the patient’s colon and tissue quality.

In addition to the two device sizes, Colospan implemented an ex-vivo intra-operative additional measure of tissue quality based on a Barostat bag pressure measurement. This test simulates the contact pressure between the device and the colon wall and supports patient selection and device sizing decisions during surgery.

The key benefits of the CG-100 include:

● Reduced contact of fecal content with the anastomotic site, intended to reduce the risk of leakage complications;

● Removal after 10 days without surgical intervention, performed nonsurgically in a clinic under x-ray (compared to stoma removal requiring a second surgery after 4–6 months);

● Simple procedure with a short learning curve for surgeons;

● Deployed during the main colorectal surgery, adding on average only 7 minutes to the overall procedure (stoma deployment typically adds 20 minutes or more)

● Improved quality of life and dignity for patients — discreet and in place only for 10 days, compared to stoma which is uncomfortable, visible, and in place for 4–6 months

● Potentially reduced hospitalization and re-hospitalization post-surgery

● Potentially reduced costs for healthcare organizations through fewer complications, shorter hospital stays, and elimination of stoma maintenance and reversal surgery costs

● Maintenance-free solution requiring no bags, no external collection, and no second surgery

Clinical Trials

Colospan is currently conducting a pivotal clinical trial to support a future FDA premarket approval application in the U.S. and has previously completed four separate studies including a pilot studies and a multinational post-marketing study.

To date, 97 patients have been treated with the CG-100 worldwide across four clinical trials in Europe, and Israel, (not including the US pivotal trial which is ongoing). Key patient characteristics in these four trials included: 59% male, mean age of 63, 97% colorectal cancer patients, 33% having received neoadjuvant therapy, 90% undergoing minimally invasive surgery, average anastomosis height of 7.5 cm, and mean device application time of 7 minutes out of 188 minutes total surgery time. Results of these trials demonstrated that 90% of patients treated with the CG-100 avoided stoma creation. No device migration was observed in any patient, and 100% patient tolerability was achieved. Safety data showed 0% mortality, 1.3% anastomotic leak rate, and 3% device-related adverse events graded Clavien-Dindo 3–.

Pivotal FDA Clinical Trial (Ongoing)

Colospan is currently conducting a prospective, multi-center, multinational, randomized, two-arm trial evaluating the CG-100 device against the current standard of care (diverting stoma) in rectal cancer patients scheduled to undergo colorectal or coloanal anastomosis surgery via open, laparoscopic, or robotic approaches. The study population includes rectal cancer patients aged 22–70 (U.S.) or 22–75 (outside the U.S.) who, according to the investigator, are planned to have a protecting diverting stoma as part of their primary operation. The study is classified as a post-market study in Europe and a pre-market study in the United States, and was approved by the FDA under the Investigational Device Exemption process, with 51% of patients to be enrolled in the United States and 49% outside the United States.

The study’s co-primary endpoints are: (i) a reduction of at least 70% in stoma creation rate in the device group relative to the control group at four weeks post-surgery; and (ii) non-inferiority in severe adverse events related to the anastomosis or diversion method between the two groups through 39 weeks post-surgery, graded 3–5 using the Clavien-Dindo classification. Secondary objectives include assessment of patient quality of life, device usability, positioning, maintenance, fecal passage, anastomotic leak incidence, medical resource utilization, and device ease of use. A total of 228 evaluable patients (114 per group) are required to achieve approximately 80% statistical power. Up to 282 patients including roll-in cases and patients lost to follow-up may be enrolled across up to 32 sites in the U.S., Europe, and Israel (up to 20 U.S. sites).

The study was initially launched in September 2020 but experienced significant enrollment delays due to the COVID-19 pandemic. In January 2022, the study was voluntarily paused following two device-related adverse events (Clavien-Dindo Grade 3). During the pause, Colospan conducted a thorough investigation, implemented a comprehensive mitigation plan, and developed an additional device size (medium) along with additional risk-reduction measures. The updated device and mitigation measures were successfully validated through bench, pre-clinical, and clinical testing, following which the FDA approved resumption of the study in May 2025.

As of the date hereof, 57 patients have been enrolled in the study, of whom 39 have been randomized, representing approximately 17% of the total target enrollment. The remaining 18 patients were enrolled as roll-in patients at sites with no prior experience with the CG-100 device.

Pilot Study

From 2014 to 2017, Colospan conducted a prospective, multi-center, single-arm, open-label pilot study at eight sites across Belgium, Croatia and Hungary in patients undergoing elective colorectal surgery, including both open and laparoscopic procedures. The primary objective of the study was to evaluate the safety profile of the CG-100 Intraluminal Bypass Device. Secondary objectives included an assessment of the device’s performance in reducing contact between fecal content and the anastomotic site following colorectal surgery. The study enrolled 60 subjects and included a follow-up period of 30 days from the date of the procedure.

Key Findings:

● All 60 subjects completed the study with no reported deaths or major complications, including septic shock or generalized peritonitis. Performance outcomes were consistent with those observed under the current standard of care utilizing a diverting stoma.

● The device remained correctly positioned throughout the intended 10-day treatment period in all subjects, and all subjects demonstrated regular bowel function without the need for external intervention or enemas. All 60 subjects were confirmed to have correct positioning of the internal sheath at 10 days post-implantation.

● Device placement was performed by surgeons experienced in colorectal anastomosis procedures in a mean application time of approximately 7 minutes, compared to approximately 20 minutes for stoma formation, representing approximately 4% of the overall mean procedure time of 161 minutes. Device removal required no specialized training.

● Patient-reported tolerability scores were average, with some subjects reporting incontinence and discomfort.

Multi-National Post-Marketing Study

In 2017, Colospan initiated a prospective, multi-national, single-arm, open-label study in patients undergoing elective colorectal surgery via open, laparoscopic, or robotic approaches. The study’s primary performance endpoint was demonstration of a leak-proof seal at the balloon-mucosa interface by contrast passage through the device internal lumen without extravasation and illumination of the anastomosis, assessed on day 10 post-surgery prior to device removal, with a 30-day follow-up period. The study planned to enroll up to 130 subjects in 12 sites in Europe and Israel. In 2018, the study was terminated following treatment of 30 subjects after the primary endpoint evaluation method was determined to be unreliable, user-dependent, and subject to an unacceptable rate of false positive and false negative results. Following review of investigator reports, Colospan elected to terminate the study and redesign the performance endpoint methodology. This approach was discussed and accepted by the FDA.

Notwithstanding the study’s termination, available safety data from the 30 treated subjects was reviewed by an independent safety monitoring board, which concluded that no new device-related safety concerns were identified. All 30 subjects completed the study with no reported deaths, and the device remained correctly positioned throughout the 10-day treatment period in all subjects. Patients reported no major discomfort attributable to the device, with only minimal incontinence for loose stool observed during the deployment period.

Additional post-marketing study

In 2019, Colospan initiated an open label, randomized trial designed to evaluate the efficacy and safety of the CG-100 Intraluminal Bypass device in colorectal and coloanal anastomoses. This study was initially designed as the pivotal study for the company. One subject was enrolled to the study in July 2019.

Discussions with FDA were still ongoing at the time of protocol submission in Israel and the site was initiated in anticipation of FDA IDE approval. Once final input from the FDA was obtained, it became clear that the protocol would need to be significantly revised. Therefore, it was decided to stop enrollment, complete the follow up for the enrolled subject, and terminate the study.

The enrolled subject was randomized to the device group, surgical procedure including device application and patient hospitalization were uneventful. During the planned contrast enema that was performed prior to device removal a radiological leak was observed, the patient was then electively taken to operating room with the CG-100 device in place to receive a protective ileostomy. Three days later CG-100 was safely removed, and the patient was discharged with the ileostomy.

For this patient the device was functioning properly as a stool diversion method and protected the anastomosis as intended. Overall, this case suggests an effective fecal diversion created by the CG-100 device even though a defect in the anastomotic line was probably present at discharge day (POD 5), no clinical manifestations of the leak were present and no evidence of a pelvic sepsis or severe systemic infection was noted. The leak was adequately diagnosed radiologically during the scheduled contrast enema on POD 11, and a stoma was created to provide a continuous diversion after the device removal. No fecal material or pelvic or abdominal infection was present in the abdomen, providing further support for the performance of the device in diverting fecal material away from the anastomotic site.

Medium Size Device — Pilot Study

Following development of a smaller size version, in 2023 Colospan initiated a prospective, single-arm, open-label study in Israel to assess the safety and performance of the medium CG-100 device in patients undergoing elective colorectal surgery via open, laparoscopic, or robotic approaches. The primary and secondary endpoints of the study were safety and performance during the 10-day treatment period and safety during the four-week follow up. Six subjects were successfully treated, all of whom completed the four-week follow-up period. No deaths or major complications, including septic shock or generalized peritonitis, were reported. All adverse events (serious and non-serious) were anticipated and are common with these kinds of procedures and are comparable to current standard treatment. The device remained correctly positioned throughout the 10-day treatment period in all subjects, and all six subjects (100%) remained stoma-free. Subjects reported no major discomfort attributable to the device, with only minimal incontinence for loose stool observed during the deployment period.

Marketing

Colospan’s business model is built around a dual-market strategy: launching commercial products in selected European markets and Israel, while concurrently pursuing regulatory approval and clinical validation in the United States.

Colospan’s near-term commercial focus is on launching the CG-100 in select European markets and Israel. In H2 2026, Colospan plans to launch a soft launch in DACH countries (Germany, Austria, Switzerland) where it intends to build a direct sales organization, including opening a German subsidiary and hiring a VP of Sales in Europe, as well as Spain and Benelux countries where Colospan plans to engage local distributors through signing first distribution agreements in Europe. During this soft launch phase in H2 2026 and 2027, Colospan expects to establish Centers of Excellence to demonstrate order-to-reorder and a repeatable business model and serve as key reference sites for broader market expansion. Colospan has secured a dedicated OPS code (5-46b.2) in Germany and favorable reimbursement pricing with the largest HMO in Israel. Our first commercial cases in Israel and Germany are targeted for H2 2026.

Colospan has established partnerships with leading medical institutions for clinical trials, engaged key opinion leaders (KOLs) in gastrointestinal surgery, and actively participates in global surgical conferences to build awareness and adoption, including planned presentations at the 2026 ESCP (European Society of Coloproctology) annual meeting and the 2026 European Colorectal Congress meeting.

Manufacturing and Supply

The CG-100 Intraluminal Bypass device is manufactured in a multi-step process in which Colospan relies on a number of subcontractors to manufacture and assemble the components while maintaining control over the overall production and assembly process. The manufacturing process begins with the receipt from its suppliers of components for the manufacturing of the CG-100 at Colospan’s facility, which is ISO 13485 certified in Kfar Saba, Israel, The components are then sent to subcontractors in Israel in ISO 13485 facilities for parts cleaning, if needed, assembly of approved components, in process testing, packaging and sterilization. Final packaging and labeling are conducted at Colospan’s Kfar Saba facility. While Colospan relies on limited or sole suppliers for certain materials and components that are used in the manufacture of CG-100, Colospan is not heavily dependent on any of its manufacturing subcontractors, and to date, has not experienced any significant manufacturing delays.

Research and Development

Colospan’s research and development activities are focused on continuous innovation in device design, including additional device sizes, next-generation materials, and applications for other gastrointestinal procedures. Colospan’s committed to expanding the value proposition of its technologies through ongoing product development and clinical validation. Key R&D achievements include the development of the medium-size CG-100 device (2023), the Barostat bag tissue quality measurement system, and comprehensive device redesign and risk-reduction measures validated through bench, pre-clinical, and clinical testing.

Future product offerings may include additional device sizes, next-generation materials, and applications for upper GI surgeries. The CG-100 is currently suitable for two primary colorectal surgery segments: low rectal resections (approximately 282,000 procedures worldwide annually) and sigmoid and upper rectal resections (approximately 706,000 procedures worldwide annually), providing significant potential for portfolio expansion. Colospan believes that surgeons performing low rectal resections with the CG-100 will also employ the device in sigmoid and upper rectal resection procedures to mitigate the risk of anastomotic leak in those cases as well.

Competition

Colospan operates within a dynamic and competitive landscape. The surgical, endoscopy, and stapling segments are dominated by multinational corporations, such as JNJ, Medtronic, BD, Boston Scientific and others with broad product portfolios and global distribution networks. However, no widely adopted intraluminal alternative currently exists. Colospan believes its internal bypass approach offers a unique value proposition that distinguishes it from traditional stoma and other competing startups targeting the same market. Legacy solutions such as staple line reinforcing materials (Gore Medical, Baxter, Cook Medical) and surgical sealants (Ethicon, Baxter, Cohera Medical) do not replace diverting stoma and have not demonstrated efficacy in reducing or managing the clinical consequences of leaks. Historical attempts at intraluminal bypass solutions, including the Coloshield (1980s–1990s) and C-Seal (2014), failed due to their design and are no longer on the market.

Key competitors in the intraluminal bypass space include Safeheal (France), a developer of the Colovac™ device, an intraluminal bypass system, Averto Medical (United States), a developer of the ColoSeal™ Intraluminal Colonic Diversion System and JSR Medical (South Korea), developed of Colo-BT ™ Colorectal Balloon Tube device. All these startups target the same market and patient population as CG-100 but differs in the fixation method and deployment and removal protocols. Colospan believes its competitive advantages include a unique internal bypass design, potentially minimizing patient burden and risk; maintenance-free solution with easy application and removal; favorable safety profile observed in clinical studies, device remains in place without migration; integrated tissue quality measurement capabilities; and clinically tested which supported CE mark approval.

Intellectual Property

Colospan relies on a combination of patent, trade secret, and trademark laws, know-how and continuing innovation, and contractual restrictions such as confidentiality agreements, licenses, and intellectual property assignment agreements.

Colospan’s intellectual property resides in three patent families: (1) Systems and Method for Bypassing an Anastomosis Site, (2) Apparatus for Delivering a Device to a Hollow Organ, and (3) Patient-Specific Intraluminal Device Fitting. As of the date hereof, Colospan’s patent portfolio includes 16 granted patents across the United States, Europe, China, Japan, India, Brazil, and Israel, as well as one pending patent application. The three families provide layered coverage across our core device technology, delivery apparatus, and patient-specific fitting methodology. The granted U.S. patents are expected to expire between 2031 and 2044, in each case taking into account awarded patent term adjustments and extensions and assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.

The first patent family, Systems and Method for Bypassing an Anastomosis Site, is Colospan’s foundational patent, with a priority date of December 15, 2010 (U.S. Provisional Application No. 61/423,529). This family includes granted patents in India (Patent No. 475378, granted November 2023), Japan (Patent No. 6,153,133, granted June 2017), Israel (Patent No. 226843, granted July 2018), China (Patent No. ZL201180060468.4, granted October 2016), Europe (Patent No. EP 2651314, granted July 2018, validated in Belgium, Switzerland, Germany, Spain, France, United Kingdom, Italy, and Netherlands, expiring December 2031), Brazil, and four U.S. patents (Patent Nos. US 8,690,817; US 9,511,208; US 9,789,291; and US 10,188,839).

The second patent family, Apparatus for Delivering a Device to a Hollow Organ, has a priority date of October 14, 2014 (U.S. Provisional Application No. 62/063,421). This family includes granted patents in the United States (Patent No. US 11,534,149, granted December 2022), Brazil (granted June 2022), Israel (Patent No. IL 251454, granted December 2021), China (Patent No. CN ZL201580052994.4, granted January 2019), Europe (Patent No. EP 3206634, granted July 2019, validated in Belgium, Switzerland, Germany, Spain, France, United Kingdom, Italy, and Netherlands), and India (Patent No. IN 427164, granted March 2023).

The third patent family, Patient-Specific Intraluminal Device Fitting, has a priority date of July 26, 2023 (U.S. Provisional Application No. 63/528,936). This family currently has pending applications in the United States (Application No. 19/505,358), Europe (Application No. 24844993.6), China (Application No. 202480047694.6), Japan (Application No. 2025-573823), India (Application No. 202627007242), Israel (Application No. 326157), and Brazil (Application No. BR 11 2025 027517 8). This newest family extends Colospan’s coverage to patient-specific device fitting methodology.

Colospan’s intellectual property also consists of proprietary technologies, trade secrets, know-how, and software. We rely on trade secret protections, confidentiality agreements, and contractual restrictions to protect our intellectual property rights.

Government Regulation

Colospan is subject to extensive FDA regulatory controls in the United States according to the Federal Food, Drug, and Cosmetic Act and the specific medical device regulations (currently related to investigational devices) and in other countries, such as Medical Device Regulation and local regulations in the EU and the Medical Device Law in Israel. These regulations pertain as applicable to the design, development, evaluation, manufacturing, suppliers, customer complaints, labeling, privacy, sale, advertising, clinical trials, promotion, distribution, importing and exporting and shipping of Colospan’s devices. In addition, they cover assessment of suitability and effectiveness of Colospan’s quality system, record-keeping procedures, safety alerts, recalls, market withdrawals, removals and field corrective actions, post-market surveillance (in EU and Israel), including reporting of deaths or serious injuries and malfunctions that, if they were to occur, could lead to death or serious injury.

In jurisdictions such as the United States, and the European Union (under MDR), Colospan must complete an application or certification process with the relevant regulator or notified body, which includes submitting the results of clinical trials or investigations for their review. In other jurisdictions, such as Israel Colospan may be qualified to receive an approval for sale based on similar certification in other acceptable jurisdictions.

In addition to the requirements regarding product approval or certifications, many countries also impose product standards, packaging requirements, environmental requirements, labeling requirements and import and export restrictions on our products. Each country also has its own tariff regulations, duties and tax requirements. Failure to comply with applicable regulatory requirements may result in fines, suspension or withdrawal of marketing authorizations, product recalls, seizure of products, operating restrictions, criminal prosecution, or other consequences.

United States

The FDA classifies medical devices into one of three classes - Class I, Class II or Class III - depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure safety and effectiveness. For the CG-100 device, which is classified as a Class III medical device, the regulatory pathway is through a premarket approval (PMA) application, which requires extensive clinical data to support the safety and effectiveness of the device.

A PMA must be supported by extensive data including, but not limited to, analytical, preclinical, clinical trials, manufacturing, statutory preapproval inspections, and labeling to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device is safe and effective for its intended use. Before a premarket approval application is submitted, a manufacturer must generally apply for an Investigational Device Exemption (IDE) to conduct clinical trials, which Colospan has already received. If the device presents a “significant risk,” as defined by the FDA, to human health, the FDA requires the device sponsor to file an IDE application with the FDA and obtain IDE approval prior to initiation of broader human clinical trials.

Part of the PMA process is to ensure that the IDE is the first application that must be supported by appropriate data, such as analytical, animal and laboratory testing results, manufacturing information, and an Investigational Review Board (IRB) approved protocol showing that it is safe to test the device in humans and that the testing protocol is scientifically sound, as well as ensuring patient informed consent is obtained.

A clinical trial may be suspended by either the FDA or the IRB at any time for various reasons, including a belief that the risks to the study participants outweigh the benefits of participation in the study. Even if a study is completed, clinical testing results may not demonstrate the safety and efficacy of the device, or they may be equivocal or otherwise insufficient to obtain approval of the product being tested. After the clinical trials have been completed, if at all, and the clinical trial data and results are collected and organized, a manufacturer may complete a premarket approval application.

Following the IDE, a PMA application must be prepared and after a PMA is sufficiently complete, then the FDA will accept the application and begin an in-depth review of the submitted information. By statute, the FDA has 180 days to review the “accepted application,” although, generally, FDA review of the application generally takes between one and three years, but it may take significantly longer. During this review period, the FDA may request additional information or clarification of information already provided. Also, during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The preapproval inspections conducted by the FDA include an evaluation of the manufacturing facility to ensure compliance with the Quality Systems Regulations, as well as inspections of the clinical trial sites by the Bioresearch Monitoring group to evaluate compliance with good clinical practice and human subject protections. New premarket approval applications or premarket approval supplements are required for modifications that affect the safety or effectiveness of the device, including, for example, certain types of modifications to the device’s indication for use, manufacturing process, labeling and design. Significant changes to an approved premarket approval require a 180-day supplement, whereas less substantive changes may utilize a 30-day notice, or a 135-day supplement. Premarket approval supplements often require submission of the same type of information as a premarket approval application, except that the supplement is limited to information needed to support any changes from the device covered by the original premarket approval application, and it may not require as extensive clinical data or the convening of an advisory panel.

Colospan also has received Breakthrough Device Designation. The FDA’s Breakthrough Device designation, which is granted for devices that provide more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions, provides certain benefits including prioritized review of the PMA application and increased interaction with the FDA during development.

European Union

In the European Union, a CE Mark is required to sell medical devices, representing that products meet required standards of performance, safety, and quality. A CE Mark is affixed following a conformity assessment and approval by appointed independent notified body. In 2017, the EU enacted the Medical Device Regulation (MDR or EU MDR), which became effective in May 2021, and changed multiple aspects of the regulatory framework for CE marking, including increased compliance requirements for the medical device industry.

The CG-100 device is CE Marked under the MDR in Europe (CE 0483), reflecting compliance with stringent safety and performance standards. The CE Mark continues to be a prerequisite for successful registration in many other global geographies. In addition, other EU countries continue to impose significant local registration requirements despite the implementation of the MDR.

Israel

In Israel, the Ministry of Health has granted approval for the CG-100 device, facilitating local clinical adoption and validation.

Other Jurisdictions

Colospan is required to comply with the regulations of every other country where it intends to commercialize products in the future. Future regulatory submissions are planned for other jurisdictions, including Canada, Australia, and selected Asian markets.

Reimbursement

Political, economic, technological, and regulatory influences around the world continue to subject the health care industry to potential fundamental changes that could substantially affect our results of operations.

Colospan expects CG-100 principally to be purchased by hospitals, that typically bill various third-party payers, including government programs (e.g., Medicare and Medicaid in the U.S.) and private insurance payers, for the items and services provided to their patients.

Colospan has established an initial reimbursement foundation. The CG-100 device fits within existing DRG codes and is eligible for the New Technology Add-on Payment (NTAP) program in the United States, which provides additional reimbursement for innovative medical devices above the standard DRG payment. Colospan has secured a dedicated OPS code (5-46b.2) in Germany and favorable reimbursement pricing with the largest HMO in Israel.

Government and private sector initiatives related to limiting the growth of health care costs (including price regulation), coverage and payment policies, comparative effectiveness reviews of therapies, technology assessments, price transparency, and health care delivery and payment structure reforms continue in many countries where we plan to launch our product. These changes are causing the marketplace to place increased emphasis on the delivery of treatments that can reduce costs, improve efficiencies, and/or increase patient access. Although Colospan believes the CG-100 generates favorable clinical outcomes, value, and cost efficiency, while also being less invasive than alternatives, the resources necessary to demonstrate value to customers, patients, payers, and other stakeholders are significant, and new therapies may take significantly longer periods of time to gain widespread adoption.

Human Capital Resources

As of the date hereof, Colospan’s workforce is comprised of six employees. Colospan expects headcount to grow as it builds itsdirect European sales team and scale its clinical and commercial operations.

Colospan’s key management team includes:

●	Boaz Assaf, Founder and CEO: 25+ years of medtech and high-tech sales, marketing, and business development experience. Previously Director of Sales and Business Development at Medport, Director of International Sales at OHK Medical Devices, Product Line and Territory Sales Manager for the Colorectal Department at Johnson & Johnson Israel, and Sales & Marketing Manager EMEA at Vigilant Technology (acquired by BATM). Holds an MBA and BA in Political Science.

●	Orit Tal, VP Regulatory Affairs: Specialist in regulatory affairs. Previously VP Regulatory Affairs at Lifebond (a sealant company), Regentis Biomaterials, and Colbar; Head of Strategy Regulatory Projects at Syneron Candela. Holds a B.Sc. and M.Sc. in Agriculture.

●	Shelly Sharon, VP Clinical Affairs: Specialist in clinical trial management. Previously Clinical Director at Magneto Thrombectomy Solutions and Lifebond. Holds a B.Sc. in Biology and an M.Sc. in Biochemistry.

●	Emilia Ozer, VP Quality: Specialist in quality assurance. Previously held quality positions at Lifebond and Colbar.

Risk Factors

Colospan’s success depends upon regulatory approval and market acceptance of the CG-100 device, its ability to commercialize it and generate revenues, and its ability to penetrate surgical markets worldwide.

While the CG-100 has achieved CE Marking under MDR in Europe and is approved for sale by the Israeli Ministry of Health, Colospan’s success will depend on its ability to obtain PMA approval from the FDA as well as the receipt of and maintenance of regulatory approvals in other healthcare markets. Even after receiving regulatory clearance or approval, Colospan faces the risk that the marketplace will not be receptive to its product over existing solutions, including traditional diverting stoma, and that it will be unable to compete effectively. Factors that could affect successful commercialization of the CG-100 include dependence upon surgeons’ acceptance and adoption of the device as an alternative to well-established stoma procedures, the need for training and education of surgical professionals, and challenges in demonstrating the clinical and economic benefits of the technology. There is no guarantee that the CG-100 will gain broad market acceptance. If the market for CG-100 fails to develop or develops more slowly than expected, or if the device does not achieve or sustain market acceptance among colorectal surgeons, Colospan’s business and operating results would be materially and adversely affected.

Clinical trial enrollment and timeline delays may cause delays in obtaining FDA approval and postpone commercialization in the United States.

Colospan’s pivotal clinical trial evaluating the CG-100 Intraluminal Bypass Device is subject to significant risks relating to patient enrollment and completion timelines. Enrollment in the ongoing trial has been slower than anticipated, impacted by external factors such as the COVID-19 pandemic and internal factors including site experience and the need for comprehensive device updates and risk mitigation measures. These delays may continue, especially as Colospan expands to new sites and requires investigators to gain proficiency with the device. A total of 228 evaluable patients (114 per group) is required to achieve approximately 80% statistical power. As of the date hereof, 57 patients have been enrolled in the study, of whom 39 have been randomized, representing approximately 17% of the total target enrollment. The remaining 18 patients were enrolled as roll-in patients at sites with no prior experience with the CG-100 device. If Colospan is unable to accelerate enrollment, or if unforeseen adverse events or regulatory requirements further slow progress, Colospan’s timeline for completing clinical trials and submitting for FDA approval could be materially extended. Such delays may postpone commercialization in the U.S. and other markets, adversely affecting Colospan’s business, financial condition, and results of operations.

Failure to achieve the endpoints of Colospan’s pivotal trial could materially harm its business.

Colospan’s future growth prospects depend in significant part on the successful outcome of its ongoing pivotal clinical trial for the CG-100, and there can be no assurance that the study will achieve its co-primary endpoints or otherwise generate data sufficient to support its clinical, regulatory, and commercial objectives. The trial is designed to demonstrate a meaningful reduction in stoma creation while also establishing non-inferiority with respect to severe adverse events, and failure to achieve either endpoint, whether as a result of safety findings, insufficient efficacy, variability in surgical technique, patient selection, protocol deviations, site performance issues, loss to follow-up, statistical limitations, or other operational or clinical factors, could materially impair the value of the study. The trial has experienced delays and a prior voluntary pause, and any additional challenges affecting enrollment, execution, data quality, or endpoint performance could further increase costs and extend development timelines. If the pivotal trial does not meet its endpoints, Colospan may be required to conduct additional analyses, modify the trial, perform further clinical work, or pursue alternative development strategies, any of which would require substantial time and resources with no assurance of success. A failure to achieve the trial’s endpoints could significantly delay or impair development plans, reduce confidence in the CG-100 among regulators, physicians, investors, and potential partners, and materially harm Colospan’s business, financial condition, results of operations, future cash flows, and growth prospects.

During the PMA process, the FDA may raise concerns, skepticism, or additional data requests regarding the pivotal study or place limitations on the use of CG-100, which may adversely affect commercialization of CG-100.

During the FDA PMA approval process, interactions with FDA reviewers and any advisory or expert panel can create significant business and regulatory risk if the submission does not fully support safety, effectiveness, manufacturing readiness, and the proposed labeling strategy. Reviewers may challenge the adequacy of the pivotal trial design, endpoint selection, statistical analysis, follow-up duration, or sample size, while panel members may focus more heavily on whether the clinical results are meaningful in real-world practice, whether the benefits clearly outweigh the risks, and whether physicians can use the device consistently and safely. Concerns in any of these areas can lead to major deficiency letters, additional analyses or data requests, narrower indications for use, stronger warnings or contraindications, and potential delays tied to manufacturing, quality system, or pre-approval inspection readiness. Even if approval remains achievable, the process can become longer, more expensive, and more publicly scrutinized, increasing cash burn, creating uncertainty for investors and commercial partners, and reducing launch momentum. In addition, unfavorable panel dynamics or visible FDA skepticism can weaken company credibility and ultimately reduce commercial upside by shrinking the addressable market, increasing post-approval obligations, and giving competitors more time to strengthen their position. For that reason, early alignment with FDA, rigorous evidence generation, strong cross-functional coordination, inspection readiness, and disciplined panel preparation are critical to reducing approval risk and protecting enterprise value.

Inability to meet sales targets may result in reduced cash flow and necessitate alternate sources of financing.

The success of commercial sales of CG-100 and Colospans’ ability to generate future revenue and cash flow will depend in significant part on its ability to achieve expected sales growth in a manner consistent with its commercialization plans. Colospan’s ability to meet sales targets may be adversely affected by a number of factors, including the pace of surgeon adoption, its success in establishing Centers of Excellence and generating order-to-reorder activity, its ability to build an effective direct sales organization in select markets and manage distributor relationships in others, hospital and health system budget constraints, reimbursement coverage and payment levels, lengthy purchasing and value-analysis committee processes, pricing pressure, manufacturing and supply readiness, the limited size of its organization, and its ability to continue to generate and communicate compelling clinical and health economic data. In addition, because Colospan’s commercial strategy contemplates an initial soft launch followed by broader market expansion, any delays in market development, slower-than-expected utilization, or failure to convert early reference sites into broader adoption could materially affect its growth trajectory. Failure to meet sales targets may result in Colospan’s reduced revenue growth, gross margins and operating leverage may not improve as planned, future cash flows could be materially reduced, and it may need to delay commercial expansion, reduce operating expenditures, or obtain additional capital or other financing, which may not be available on acceptable terms, or at all.

Medical device development is costly and involves continual technological change, which may render CG-100 obsolete.

The market for surgical devices and anastomotic leak prevention solutions is characterized by technological change, medical advances, and evolving industry standards. Any one of these factors could reduce the demand for CG-100 or require substantial resources and expenditures for research, design, and development to avoid technological or market obsolescence. The success of CG-100 will depend on Colospan’s ability to enhance its current technology, develop or acquire new technologies, and keep pace with technological developments and evolving industry standards, while responding to changes in clinical practice and surgeon requirements. A failure to adequately develop device enhancements or new devices that address changing technologies and clinical needs, or to introduce such devices on a timely basis, may have a material adverse effect on its business, financial condition, and results of operations. Colospan might have insufficient financial resources to improve existing devices, advance technologies, and develop new devices at competitive prices. Technological advances by one or more competitors or future entrants into the field — including alternative intraluminal bypass solutions, bioabsorbable technologies, or other innovative approaches to anastomotic leak prevention — may result in CG-100 device becoming non-competitive or obsolete, which may decrease revenues and adversely affect Colospan’s business and results of operations.

Colospan may encounter significant competition from various companies.

Colospan faces competition from several startup companies developing solutions targeting the same market as Colospan. Key competitors in the intraluminal bypass space include Safeheal (France), which holds a CE Mark; Averto Medical (United States) and JSR Medical (South Korea). One or more of these startup companies might succeed in obtaining regulatory approval in the specific market ahead of Colospan and gain and launch their product and gain competitive advantage over Colospan and its efforts.. The primary competitors could also develop devices that are more effective, safer, or less costly than CG-100, which would adversely affect Colospan’s ability to compete.

In addition, Colospan’s most significant competitive challenge may be the entrenched position of the diverting stoma as the current standard of care in colorectal surgery. Diverting stomas have been used for decades, and surgeons are trained in and familiar with this approach. Persuading surgeons and healthcare systems to adopt a novel intraluminal bypass approach will require substantial clinical evidence, training, and education, and there can be no assurance that Colospan will be successful in overcoming clinical inertia and established surgical practices.

Colospan’s research and development efforts may not succeed in developing commercially successful products and technologies, which could adversely affect its business.

Colospan’s future product offerings may include additional device sizes, next-generation materials, and applications for upper GI surgeries. It faces risks associated with developing and launching such new products. Any development or manufacturing challenges or issues during product development cycle may result in delays of launch dates of new products, which will cause delays in Colospan’s ability to achieve forecasted results. In addition, Colospan developed the Barostat bag tissue quality measurement system and comprehensive device redesign and risk-reduction measures during the pause of its pivotal trial. There can be no assurance that these innovations will perform as expected in broader clinical use. The expenses or losses associated with unsuccessful product development or launch activities or lack of market acceptance of new products could have a material adverse effect on its business or financial condition.

Colospan may experience manufacturing problems or delays that could limit the growth of its revenue or increase losses.

Colospan may encounter unforeseen situations that would result in delays or shortfalls in its production. The FDA and comparable foreign regulatory authorities have comprehensive and prescriptive guidelines for medical device component manufacturers, requiring these manufacturers to establish and maintain processes and procedures to adequately control environmental conditions that could adversely affect product quality and impact patient safety. Colospan’s manufacturing facilities and subcontractor sites are certified under the ISO 13485:2016 quality system standard. Failure to comply with applicable standards could delay the production of CG-100 device. If Colospan is unable to keep up with demand for its product, its revenue could be impaired, market acceptance could be adversely affected, and customers might instead purchase competitors’ products. Colospan’s inability to successfully manufacture the product at scale would have a material adverse effect on its operating results.

Colospan relies on limited suppliers for some of the materials and components used in CG-100, and it may not be able to find replacements or immediately transition to alternative suppliers, which could have a material adverse effect on its business.

The CG-100 device is manufactured using medical-grade silicone with an established production process. Colospan relies on suppliers for certain materials and components. If it were to lose any critical supplier, or if such suppliers were unable to fulfill its orders or meet its manufacturing specifications, there can be no assurance that Colospan will be able to identify or enter into agreements with alternative suppliers on a timely basis or on acceptable terms, if at all. Alternative suppliers would need to be qualified and may require additional regulatory inspection or approval, which could result in further delay and additional expense. An interruption in Colospan’s operations could occur if it encounters delays or difficulties in securing these materials and components, or if the quality of the materials and components supplied does not meet its requirements. Any such interruption could significantly affect its business, financial condition, results of operations, and reputation.

If Colospan, its contract manufacturers, or its component suppliers are unable to manufacture its product in sufficient quantities, on a timely basis, at acceptable costs, and in compliance with regulatory and quality requirements, the manufacturing and distribution of CG-100 could be interrupted, and product sales and operating results could suffer.

Colospan and its contract manufacturers are required to comply with the FDA’s Quality System Regulation, or QSR, which is a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage, shipping, and servicing of its device. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. Failure to adhere to QSR requirements or take adequate and timely corrective action in response to an adverse quality system inspection finding could delay production and lead to fines, difficulties in obtaining regulatory clearances, recalls, enforcement actions, or other consequences, which could have a material adverse effect on its financial condition or results of operations. In addition, Colospan’s products shipped internationally will be required to comply with ISO quality system standards as well as EU Regulations and norms in order to produce products for sale in the EU.

Many other countries have specific additional regulatory requirements for quality assurance and manufacturing. If Colospan fails to comply with applicable manufacturing requirements, as well as ISO or other regulatory standards, it may be required to cease all or part of its operations until compliance is achieved with these regulations.

The CG-100 may be subject to product recalls even after receiving FDA or comparable foreign regulatory approval. A recall could have a significant adverse impact.

The FDA and similar governmental bodies in other countries have the authority to require the recall of CG-100 if Colospan were to fail to comply with relevant regulations pertaining to, among other things, manufacturing practices, labeling, advertising, or promotional activities, or if new information is obtained concerning the safety or efficacy of its device. When Colospan commences commercial sales of CG-100, recalls of its CG-100 device would divert managerial and financial resources and have an adverse effect on its reputation, results of operations, and financial condition, which could impair its ability to produce the CG-100 in a cost-effective and timely manner.

Broad-based domestic and international government initiatives to reduce healthcare spending may reduce reimbursement rates for medical procedures, which could reduce the cost-effectiveness of CG-100.

Healthcare reforms, changes in healthcare policies, and changes to third-party coverage and reimbursements may affect demand for the CG-100 and may have a material adverse effect on its financial condition and results of operations. The adoption of significant changes to the healthcare system in the United States, the EEA, or other jurisdictions in which Colospan may market the CG-100 could limit the prices Colospan is able to charge or the amounts of reimbursement available for CG-100, could limit the acceptance and availability of CG-100, reduce medical procedure volumes, and increase its operational costs.

Healthcare industry cost-containment measures could result in reduced sales of CG-100.

Most of Colospan’s expected customers rely on third-party payors, including government programs and private health insurance plans, to reimburse some or all of the cost of the procedures in which the CG-100 product will be used. The continuing efforts of governmental authorities, insurance companies, and other payors of healthcare costs to contain or reduce these costs could lead to patients being unable to obtain approval for payment from these third-party payors. If third-party payor payment approval cannot be obtained by patients for procedures that use the CG-100 device, this would have a material adverse impact on the ability to sell the CG-100 device. Although Colospan has secured a dedicated OPS code (5-46b.2) in Germany and favorable reimbursement pricing with the largest HMO in Israel, and the CG-100 is eligible for the New Technology Add-on Payment, or NTAP, program in the United States, there can be no assurance that adequate reimbursement will be obtained or maintained in any jurisdiction.

Colospan faces the risk of product liability claims and may be subject to damages, fines, penalties, and injunctions, among other things.

Colospan’s business exposes it to the risk of product liability claims that are inherent in the testing, manufacturing, and marketing of medical devices, including those which may arise from the misuse or malfunction of, or design flaws in, the CG-100 device. The CG-100 is an implantable device that is placed inside the body during surgery and remains in place for approximately 10 days, creating inherent risks. Colospan may be subject to product liability claims if its product causes, or merely appears to have caused, an injury. Claims may be made by patients, healthcare providers, or others selling its product. The risk of product liability claims may also increase if its product is subject to a product recall, whether voluntary or mandatory.

If Colospan is unable to protect its intellectual property, its ability to maintain any technological or competitive advantage over its competitors and potential competitors would be adversely impacted, and its business may be harmed.

Colospan relies on patent protection as well as trademark, trade secret, and other intellectual property rights protection and contractual restrictions to protect its proprietary technologies. As of the date hereof, Colospan intellectual property portfolio includes three patent families with 16 granted patents across the United States, Europe, China, Japan, India, Brazil, and Israel, and one pending application. If Colospan fails to protect its intellectual property, third parties may be able to compete more effectively against it, it may lose its technological or competitive advantage, or it may incur substantial litigation costs in its attempts to recover or restrict use of our intellectual property.

Colospan cannot assure that any of its currently pending or future patent applications will result in granted patents, and it cannot predict how long it will take for such patents to be granted or whether the scope of such patents, if granted, will adequately protect its product from competitors. It is possible that, for any of Colospan’s patents, others will design alternatives that do not infringe upon its patented technologies. Further, Colospan cannot assure that other parties will not challenge any patents granted to it or that courts or regulatory agencies will hold its patents to be valid or enforceable. Colospan’s ability to establish or maintain a technological or competitive advantage over its competitors may be diminished because of these uncertainties. For these and other reasons, Colospan’s intellectual property may not provide it with any competitive advantage. For example:

●	It might not have been the first to make the inventions covered by each of its pending patent applications or granted patents;

●	Colospan might not have been the first to file patent applications for our inventions;

●	Others may independently develop similar or alternative products and technologies or duplicate any of its products and technologies;

●	It is possible that Colospan’s pending patent applications will not result in granted patents, and even if they do, they may not provide a basis for intellectual property protection of commercially viable products or any competitive advantages;

●	Colospan may not develop additional proprietary products and technologies that are patentable; and

●	The patents of others may have an adverse effect on Colospan’s business.

If Colospan or any of its partners are sued for infringing the intellectual property rights of third parties, such litigation would be costly and time-consuming, and an unfavorable outcome could have a material adverse effect on its business.

Colospan’s success depends on its ability to develop, manufacture, market, and sell the CG-100 without infringing upon the proprietary rights of third parties. Numerous U.S. and foreign-issued patents and pending patent applications owned by third parties exist in the fields in which we Colospan is developing products. As is common in the medical device industry, Colospan also engages the services of specialized consultants and employees who may have previously provided services to its competitors, and it may become subject to claims that it or its personnel inadvertently used or disclosed trade secrets or other proprietary information belonging to former employers or clients.

Even if such claims are without merit, Colospan could incur substantial costs and the attention of our management and technical personnel could be diverted in defending against claims of infringement. Any adverse ruling could have a material adverse impact on Colospan’s ability to conduct its business. Moreover, third parties making claims against it may be able to obtain injunctive relief against it, which could block Colospan’s ability to offer the CG-100 and could result in a substantial award of damages against it.

There is a substantial amount of litigation involving patent and other intellectual property rights in the medical device space. As Colospan faces increasing competition and as its business grows, it will likely face more claims of infringement. If a third party claims that it infringes upon their intellectual property rights, Colospan may have to:

●	seek licenses that may not be available on commercially reasonable terms, if at all;

●	abandon any infringing product or redesign its products or processes to avoid infringement;

●	pay substantial damages, including in an exceptional case, treble damages and attorneys’ fees;

●	pay substantial royalties or fees or grant cross-licenses to its technology; or

●	defend litigation or administrative proceedings that may be costly whether Colospan wins or loses.

Exhibit Index

Exhibit	Description

10.1	Form of Share Purchase Agreement between Galmed Pharmaceuticals Ltd., the shareholders of Colospan Ltd., and Boaz Assaf

23.1	Consent of Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network

99.1	Audited Financial Statements of Colospan Ltd. for the year ended December 31, 2025

99.2	Unaudited Pro Forma Financial Statements for the year ended December 31, 2025

99.3	Investor Presentation

99.4	Press Release of Galmed Pharmaceuticals Ltd. dated June 8, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Galmed Pharmaceuticals Ltd.

Date: June 8, 2026	By:	/s/ Allen Baharaff
Allen Baharaff
President and Chief Executive Officer

Exhibit 10.1

Final Version

SHARE PURCHASE AGREEMENT

BY AND AMONG

GALMED PHARMACEUTICALS LTD.,

COLOSPAN LTD.,

THE SHAREHOLDERS OF COLOSPAN LTD.

and

Boaz Assaf AS THE COLOSPAN LTD. SHAREHOLDERS REPRESENTATIVE

June 8, 2026

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 8, 2026, is entered into by and among (i) Colospan Ltd., an Israeli company (the “Company”), (ii) Galmed Pharmaceuticals Ltd., an Israeli company (“Purchaser”), (iii) the shareholders of the Company whose names appear on the signature page of this Agreement or that otherwise become parties to this Agreement under Section 2.8 and Section 2.9 hereof (each a “Selling Shareholder” and together, the “Selling Shareholders”) and (iv) Boaz Assaf, in his capacity as representative of the Selling Shareholders (the “Shareholders Representative”).

RECITALS

WHEREAS, the Company engages in the business of developing and commercializing medical devices and related products and services; and

WHEREAS, the Selling Shareholders executing this Agreement on the date hereof own of record and beneficially more than 92% of the issued and outstanding share capital of the Company as of the date hereof; and

WHEREAS, the parties intend that, subject to the terms and conditions herein, the Purchaser shall acquire from the Selling Shareholders (including the Non Executing Shareholders), and the Selling Shareholders (including the Non Executing Shareholders) shall sell to the Purchaser all of the Company Shares, representing 100% of the capitalization of the Company, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

Definitions

Section 1.1 Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“Adjusted Purchase Price” means (without duplication) (i) the Purchase Price, minus (ii) Closing Indebtedness, minus (iii) Transaction Expenses.

“341 Legal Proceeding” means any Proceeding with respect to the compulsory acquisition of Company Shares pursuant to Section 2.07 that is filed by a Selling Shareholder with a competent court during the 30-day period following delivery of the Bring-Along Notice in accordance with Section 341(b) of the Companies Law.

“Acquisition Proposal” means, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, an Acquisition Transaction.

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“Acquisition Transaction” means, with respect to the Company or the Purchaser, any transaction or series of transactions, which is not in the ordinary course of business, involving the sale, license, or disposition of all or a material portion of their or their Subsidiaries’ business or assets and the issuance, disposition, or acquisition of: (i) any of their or their Subsidiaries’ share capital or other equity security (other than issuance of shares upon exercise of Options or Company Ordinary Warrants outstanding on the date hereof); (ii) any Option, call, warrant, or right (whether or not immediately exercisable) to acquire any of their share capital, unit, or other equity security; or (iii) any security, instrument, or obligation that is or may become convertible into or exchangeable for any of their share capital.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Transaction Value” means (i) the Cash Consideration, plus (ii) the number of Consideration Shares multiplied by the Purchaser Share Value.

“Aggregate Transaction Current Value” as of a certain date means (i) the Cash Consideration, plus (ii) the number of Consideration Shares multiplied by the Purchaser Share Current Value as of such date.

“Agreed Accounting Principles” means IFRS applied on a basis consistent with the preparation of the Company’s Financial Statements, together with such specific accounting principles, methodologies, adjustments, and procedures as are set forth in the Closing Statement, which shall govern to the extent of any inconsistency with IFRS.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, or other law (including common law), statute, regulation, directive, constitution, treaty, convention, ordinance, code, rule, order, injunction, judgment, decree, request, or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Assets and Properties” of any Person means all assets and properties of any kind (whether real, personal, or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned, or leased by such Person.

“Business Day” means a day, other than Friday, Saturday, Sunday or any other day on which commercial banks in Tel Aviv, Israel or New York, New York are authorized or required by Applicable Law to close.

“Cash” means, with respect to the Company and the Company Group, as of any specified date, all cash, cash equivalents, and marketable securities (valued at fair market value) held by any member of the Company Group as of such date, including bank deposits (whether demand, time, or savings), money market accounts, certificates of deposit, and short-term investments, in each case determined in accordance with IFRS, net of any outstanding checks, wire transfers, or drafts issued by any member of the Company Group that have not yet cleared as of such date, but excluding any restricted cash or deposits (including deposits securing obligations of the Company Group under leases, Governmental Authorizations, or other Contracts to the extent such amounts are not freely available to the Company Group in the ordinary course), however including cash deposit of the Company in Bank Leumi LeIsrael Ltd. securing obligations of the Company in connection with the Company Leased Real Property (as defined below), not in excess of NIS 115,000.

“Closing Statement” means the written statement, in the form attached hereto as Exhibit R, setting forth the Company’s Cash, Company Debt, and Transaction Expenses, in each case as of the close of business on March 26, 2026, prepared in accordance with the Agreed Accounting Principles and certified by the Chief Executive Officer of the Company as true and correct in all respects as of March 26, 2026.

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“Closing Cash” means the aggregate amount of Cash of the Company Group as of the close of business on March 26, 2026, determined in accordance with IFRS applied on a basis consistent with the Company’s Financial Statements and the Agreed Accounting Principles, as set forth in the Closing Statement.

“Closing Indebtedness” means, without duplication, the aggregate amount of Company Debt outstanding as of the close of business on March 26, 2026, determined in accordance with IFRS applied on a basis consistent with the Company’s Financial Statements and the Agreed Accounting Principles, as set forth in the Closing Statement; provided, however, that Closing Indebtedness shall not include any IIA Obligations and amounts included in the Transaction Expenses.

“Companies Law” means the Israeli Companies Law, 5759-1999.

“Company Options” means any outstanding Options to purchase Company Ordinary Shares that have been granted (both vested and unvested) under or subject to the terms of the Company Option Plans, details of which are set forth in Exhibit A attached hereto.

“Company Option Plan” means the Company’s 2011 Global Incentive Option Plan and the Colospan Ltd. 2021 Share Incentive Plan”.

“Company Ordinary Warrants” means any outstanding unexercised warrants to purchase Company Ordinary Shares issued by the Company.

“Company Products” means, with respect to the Company or any of its Subsidiaries, all products or services produced, marketed, licensed, sold, distributed, or performed by or on behalf of the Company or any of its Subsidiaries and all products or services currently under development by the Company or any of its Subsidiaries.

“Company SAFE” means the outstanding SAFEs (Simple Agreements for Future Equity) of the Company, pursuant to certain SAFE agreements executed between the Company and certain Selling Shareholders and other investors (each a “SAFE Investor” and collectively, the “SAFE Investors”).

“Company Shares” means the ordinary shares, par value NIS 0.01 per share, of the Company, issued and outstanding as of the date hereof and/or as of the date of the Closing, and the Company Preferred Shares.

“Company Debt” means, with respect to the Company and each of its respective Subsidiaries, at any specified time, any Indebtedness of the Company or any of its Subsidiaries (including, without limitation, any and all principal, accrued and unpaid interest, expenses, or fees); provided, however, that Company Debt shall not include any IIA Obligations.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement relating to the representations and warranties of the Company made in this Agreement.

“Company Group” means, collectively and individually, the Company and its Subsidiaries.

“Company Preferred Shares” means the Preferred Seed Shares, Preferred A-1 Shares, Preferred A-2 Shares, and Preferred B Shares of the Company, par value NIS 0.01 each, issued and outstanding as of the date hereof and/or as of the date of the Closing.

“Consent” means any approval, consent, license, authorization, franchise, ratification, or permission.

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“Contract” means any oral or written contract, agreement, understanding, arrangement, undertaking, indenture,

“Escrow Agent” means Altshare Trust Ltd., as Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in the form of Exhibit B hereto to be entered into on the Closing Date by the Purchaser, the Shareholders Representative (on behalf of the Selling Shareholders) and the Escrow Agent.

“Escrowed Funds” means all cash and Consideration Shares (as applicable) held from time to time in escrow by the Escrow Agent in the Escrow Deposit pursuant to the terms of the Escrow Agreement.

“Escrow Deposit” means an amount equal to 7.5% of the total Consideration Shares (the “Escrow Shares”), plus an amount equal to 7.5% of the aggregate Cash Consideration (the “Escrow Cash”), to be held in escrow by the Escrow Agent pursuant to the Escrow Agreement following the Closing.

“Governmental Authority” means any: (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; (f) Taxing Authority; or (g) official of any of the foregoing.

“Governmental Authorization” means any: permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Governmental Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the IIA, the Investment Center, the BIRD Foundation or any other bi/multi-national grant programs for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“IFRS” means International Financial Reporting Standards, consistently applied throughout the respective periods covered.

“IIA Obligations” means all obligations of any member of the Company Group arising out of or in connection with previous grants, benefits, or other funding received from or under programs administered by the Israel Innovation Authority, including any royalty payment obligations, repayment obligations, restrictions on the transfer of know-how or manufacturing rights, and notification or consent requirements, in each case arising under or pursuant to the Israel Innovation Authority Law, 5744-1984 (formerly known as the Law for the Encouragement of Industrial Research and Development, 1984), and any rules, regulations, or guidelines promulgated thereunder or any agreements entered into with the IIA in connection therewith.

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“Indebtedness” shall mean, with respect to any Person, without duplication (i) indebtedness for borrowed money or in respect of overdrafts, loans or advances or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, overdrafts, loans or advances, (ii) any obligations as lessee until the Closing Date under any lease or similar arrangement required to be recorded as a capital lease in accordance with IFRS (or, with respect to Purchaser, US GAAP), (iii) all liabilities under or in connection with bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw, (iv) all liabilities under conditional sale or other title retention agreements, (v) amounts owing as deferred purchase price for property goods or services, (vi) indebtedness evidenced by any note, bond, debenture, mortgage, debt factoring, invoice or trade bills, discounting, letters of credit, guarantees, undertakings and indemnities in respect of third party borrowings and the mark to market value of any derivative instruments, any contingent liabilities under acceptance credits or other debt instrument or debt security, but excluding the Company’s indebtedness relating to the Lien provided by the Company in connection with the Company Leased Real Property, not in excess of NIS 115,000, (vii) commitments or obligations by which such Person assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit), (viii) indebtedness secured by a Lien on any Assets and Properties of such Person, (ix) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (x) all obligations under any interest rate, currency swap arrangement or other hedging agreement or other arrangements designed to provide protection against fluctuation in interest or currency rates, (xi) any deficit on the reserve for the severance fund for employees, (xii) all accrued and unpaid income Taxes of the Company Group for any Pre-Closing Tax Period, or (xiii) guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (xii) above provided, however, that for the avoidance of doubt, Indebtedness shall exclude amounts included in the calculation of Transaction Expenses.

“ITA” means the Israel Tax Authority.

“Investment Center” means the Investment Center of the Israeli Ministry of Industry, Trade and Labor established under the Israeli Law for the Encouragement of Capital Investments, 1959.

“Israel Innovation Authority” or “IIA” means the Israel Innovation Authority (formerly the Office of the Chief Scientist) of the Israeli Ministry of Economy and Industry.

“Israeli Securities Law” means the Israeli Securities Law, 1968.

“Knowledge” or “best of Knowledge” shall be defined as follows: Each Person shall be deemed to have “Knowledge” of a particular fact or matter if such Person (and, if such Person is a corporation, partnership, or other corporate entity, then the reference shall be to the chief executive officer and, if applicable, chief financial officer and internal general counsel, and (with respect to the Company and Purchaser) in relation to technical and intellectual property issues, also its chief technology officer, or any other persons carrying responsibilities similar to those of the foregoing office holders) is actually aware of such fact, or would be reasonably expected to be aware of such fact after reasonable inquiry of his or her direct reports. For purposes of the Company, “Knowledge” shall also include the knowledge of Boaz Assaf, the Company’s Chief Executive Officer. For the avoidance of doubt, with respect to Intellectual Property (as defined below), “Knowledge” does not require the Company to conduct, have conducted, obtain, or have obtained any freedom-to-operate, external inquiries, searches, or opinions, or similar inquiries, searches, opinions, or clearance searches, and no knowledge of any third-party patent rights, trademark rights, or other Intellectual Property Rights that would have been revealed by such inquiries, opinions, or searches will be imputed to the Company. Notwithstanding the foregoing, the preceding sentence regarding freedom-to-operate inquiries is included solely for the purpose of avoiding any potential claims of fraud or fraudulent non-disclosure with respect to Intellectual Property matters, and shall not be construed as limiting, qualifying, or otherwise affecting any other representations, warranties, covenants, or obligations set forth in this Agreement.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, judgment, or any other loss, including reasonable costs and expenses incurred in connection with such liabilities.

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“Lien” means, with respect to any security, property or asset, as the case may be, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, Options, proxies, right of first refusal, preemptive right or restriction or rights of third parties of any nature (including any spousal community property rights, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership of a security) or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset, and excluding Liens described in Section 3.15(b) of the Company Disclosure Letter (“Permitted Liens”).

Losses” means any and all losses, liabilities, actions, causes of action, costs, damages, or expenses, whether or not arising from or in connection with any third-party claims (including, without limitation, interest, penalties, reasonable attorneys’, consultants’, and experts’ fees and expenses and all amounts paid in investigation, defense, or settlement of any of the foregoing) or any other claim, default, or assessment (including any claim asserting or disputing any right under this Agreement or any Transaction Document against any party hereto or otherwise), plus any interest that may accrue on any of the foregoing from the date of incurrence; provided that consequential damages, special damages, and incidental damages shall be excluded solely in the event of claims that do not involve (i) fraud, willful breach, or intentional misrepresentation, (ii) breach of any Seller’s Fundamental Representation, or (iii) breach of any representation or warranty relating to Intellectual Property, Regulatory Approvals, or Taxes.

“Material Adverse Effect” when used in connection with a Person means any event, change, development, occurrence, circumstance or effect that, when taken individually or together with any or all other events, changes, developments, occurrences, circumstances or effects, is or is reasonably expected to be materially adverse to the business, Assets and Properties, liabilities, affairs, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, but shall not include adverse effect resulting primarily from, arising in connection with or relating to (i) events, changes, developments, occurrences, circumstances or effects generally affecting the industry, markets or general political or economic environment in which such Person operates, (ii) events, changes, developments, occurrences, circumstances or effects generally affecting the securities markets, capital markets, credit markets, currency markets or other financial markets in Israel or the United States, (iii) the announcement of the Transactions including impact thereof on the relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors or other business partners; (iv) any change in Applicable Laws or accounting principles; or (v) compliance with the terms of, or taking any action required by, this Agreement, except, in the case of clauses (i), (ii), (iii) and (iv), to the extent such effects have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the same industry and markets.

“Nasdaq” means the Nasdaq Stock Market.

“Option” means, with respect to any Person, any security, right, subscription, warrant, option, “phantom” share right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of such Person are voted.

“Participation Portion” means, with respect to each Selling Shareholder, the percentage of the Purchase Price set forth opposite such Selling Shareholder’s name in Exhibit C under the columns entitled “Participation Portion,” including separate columns for the Cash Consideration and the Consideration Shares; provided that, in connection with the Escrow Deposit, Exhibit C may also include columns specifying the Participation Portion attributable to the Cash Consideration and/or the Consideration Shares to be deposited into escrow for the benefit of Purchaser, in each case so long as the Escrow Fund is properly funded in the aggregate and the foregoing arrangement is otherwise reasonably acceptable to the Purchaser.

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“Paying Agent” means Altshare Trust Ltd.

“Paying Agent Agreement” means a paying agent agreement in the form agreed between the Company and the Purchaser to be entered into on the Closing Date by the Purchaser, the Shareholders Representative (on behalf of the Selling Shareholders) and the Paying Agent.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the respective Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on (and including) or prior to the respective Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchaser Group” means collectively and individually, the Purchaser and its Subsidiaries.

“Purchaser Share Value” means the Purchaser Share Current Value as of the Closing Date.

“Purchaser Share Current Value” on a certain date means the average of the closing prices per share of Purchaser ordinary shares on the Nasdaq (or any successor securities exchange on which such shares are then listed) for the five (5) consecutive trading days ending on (and including) the trading day that is one (1) trading day prior to such date, as reported by Nasdaq (or such successor exchange); provided, that the Purchaser Share Current Value shall be equitably adjusted to reflect any stock split, stock dividend, subdivision, combination, recapitalization, or similar transaction affecting the ordinary shares during such period.

“Representative” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers, and other representatives (and in the case of a partnership, also its general partner).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Section 102 Trustee” means Altshare Trust Ltd.

“Selling Shareholder Disclosure Schedule” means, with respect to each Selling Shareholder, the disclosure schedule dated as of the date of this Agreement relating to the representations and warranties of such Selling Shareholder made in this Agreement.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

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“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” (and, with correlative meaning, “Taxes”) means (i) any tax on net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty and import and export taxes, provincial health insurance plan premiums, employer health tax, United States or other government pension plan contributions, employment insurance premiums, workman’s compensation, national insurance, national health insurance and other payroll taxes, deductions at source, non-resident withholding, social service provincial sales and goods and services taxes, including estimated taxes, countervail and anti-dumping fees and taxes, all licenses and registration fees, escheat, any related penalties, or other tax, governmental fee or other like assessment, reassessment or charge, duties, impositions and liabilities of any kind whatsoever, together with any interest, linkages differences or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961.

“Tax Return” means any return, report, declaration, claim for refund, information return (including schedules thereto, other attachments thereto, amendments thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any Israeli jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction” or “Transactions” means the purchase of the Company Shares by Purchaser, and all other transactions contemplated by this Agreement and the other Transaction Documents in connection with such purchase.

“Transaction Documents” means this Agreement and any and all other Contracts, certificates and documents contemplated to be delivered or executed in connection with this Agreement and the transactions contemplated hereby.

“Transaction Expenses” means all fees, costs, and expenses incurred by or on behalf of any member of the Company Group or any Selling Shareholder (to the extent payable by the Company) in connection with the negotiation, preparation, execution, and consummation of this Agreement and the Transactions, including (i) all fees and disbursements of legal counsel, accountants, financial advisors, investment bankers, consultants, and other advisors and service providers retained by or on behalf of the Company or the Selling Shareholders; (ii) any change-of-control payments, transaction bonuses, retention payments, severance obligations, or similar payments that become due and payable to any director, officer, employee, consultant, or other service provider of the Company Group solely as a result of the consummation of the Transactions; (iii) the employer portion of any withholding, payroll, employment, or similar Taxes, if any, required to be withheld or paid by Purchaser (on behalf of the Company) or the Company in respect of the Purchase Price payable pursuant to this Agreement; (iv) any filing fees, transfer fees, or similar fees payable to Governmental Authorities; (v) any other costs or expenses of the Company Group arising directly from or triggered by the consummation of the Transactions, in each case to the extent not paid prior to the Closing; provided, however, that Transaction Expenses shall not include any IIA Obligations; (vi) fees payable by the Company to the Escrow Agent; and (vii) fees payable by the Company to the Shareholder Representative, Section 102 Trustee, and costs of the D&O Tail Insurance (as defined below), all including any value-added tax, if applicable.

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“Transfer Agent” means VStock Transfer, LLC.

“US GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the respective periods covered.

Section 1.2 Definitional and Interpretive Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) All references to time shall refer to Israel time. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(g) The use of the word “or” shall not, necessarily, be exclusive.

(h) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(i) Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

(j) The term “foreign” when used with respect to Applicable Law or a Governmental Authority shall refer to all jurisdictions other than Israel.

(k) The term “Dollar”, “$”, or US$ shall refer to the currency of the United States of America.

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Article II

purchase of Company shares

Section 2.1 Purchase and Sale of Company Shares.

(a) Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the Company and the Selling Shareholders contained herein, at the Closing (i) the Selling Shareholders (including the Non Executing Shareholders, if any, following the completion of the process detailed in Section 2.9 or Section 7.13) shall sell, assign, transfer and deliver, to the Purchaser, all of the Company Shares; (ii) the Purchaser shall purchase, acquire and accept from each Selling Shareholder (including the Non Executing Shareholders following the completion of the process detailed in Section 2.9 or Section 7.13) all of the Company Shares transferred by such Selling Shareholder (including the Non Executing Shareholders, if any, following the completion of the process detailed in Section 2.9 or Section 7.13), in each of (i) and (ii), free and clear of any and all Liens.

(b) Each Selling Shareholder hereby acknowledges and agrees that this Agreement and the transactions contemplated hereby would not be possible without the waiver of rights set forth in this Section 2.1(b), and that the Purchaser has entered into this Agreement in reliance thereon. Accordingly, each Selling Shareholder hereby, effective as of the Closing, irrevocably and unconditionally waives, releases, and relinquishes, to the fullest extent permitted by Applicable Law, any and all rights such Selling Shareholder may have with respect to (i) any veto, consent, or approval rights, (ii) any preemptive, participation, anti-dilution, or similar rights, (iii) any liquidation preferences or priority rights upon distribution of proceeds, (iv) any rights of first refusal, first offer, tag-along, co-sale, or drag-along rights, (v) any registration rights, including demand, piggyback, or shelf registration rights, (vi) any information, inspection, or access rights with respect to the Company or its books and records, (vii) any board representation, board observer, or similar governance rights, and (viii) any other preferential rights, in each case whether arising under the Company Articles, any shareholders’ agreement, investor rights agreement, side letter, or other Contract, or under Applicable Law or otherwise, that could impede, delay, or adversely affect the consummation of the Transactions or the payment of the Purchase Price in accordance with this Agreement. Each Selling Shareholder further covenants and agrees not to assert, exercise, or seek to enforce any of the foregoing rights against the Purchaser, the Company, or any of their respective Affiliates or successors, whether at or after the Closing. The waivers, releases, and covenants set forth in this Section 2.1(b) shall survive the Closing and shall be binding upon each Selling Shareholder and its successors and assigns.

Section 2.2 Consideration.

(a) General. As consideration for the sale, assignment, transfer, and delivery of all Company Shares to the Purchaser, the Purchaser will pay the Selling Shareholders, under the terms and conditions of this Agreement, the Purchase Price, at the times and according to the allocation and other terms set forth in Section 2.03 and in accordance with this Section 2.02. The allocation of the Purchase Price among the Selling Shareholders shall be as set forth in Exhibit C (as may be amended no later than two (2) Business Days prior to the Closing Date to reflect any changes in the Company’s share capital, as well as changes in the Company Debt and Transaction Expenses (if any)). The Purchaser is permitted to rely on the allocation set forth in Exhibit C with respect to the payment of the Purchase Price and shall have no responsibility or liability with respect to such allocation. Any cash payment of any portion of the Purchase Price shall be made in U.S. Dollars. In the event that any date on which payment is due hereunder is not a Business Day, then payment shall be due on the first Business Day thereafter.

(b) Purchase Price. Subject to the fulfillment of all respective conditions included herein, and adjustments (if any) based on the provisions of the Agreement, the total aggregate consideration at the Closing for all Company Shares shall consist of the following payments by the Purchaser (the “Purchase Price”):

(i) Cash Consideration. An amount in cash, payable in United States Dollars, equal to US$2,500,000 (the “Cash Consideration”), which will be allocated among the Selling Shareholders and the SAFE Investors (which includes the SAFE Cash Payment payable to the holders of the Company SAFEs) as set forth in Exhibit C; and

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(ii) Share Consideration. an amount of ordinary shares of Purchaser payable to Selling Shareholders and certain Safe Investor(s) (which includes the SAFE Consideration Shares payable to certain holders of the Company SAFEs as detailed in Section 2.5(ii)) having an aggregate value of US$2,000,000 as set forth in Exhibit C (the “Consideration Shares”), which amount of shares to be calculated prior to Closing based on the Purchaser Share Value, as determined in accordance with the definition of “Purchaser Share Current Value” and equitably adjusted for any stock split, stock dividend, subdivision, combination, recapitalization, or similar transaction affecting the ordinary shares occurring between the date hereof and the Closing Date.

Section 2.3 Payment Schedule

(a) The Purchase Price shall be allocated as follows:

(i) At the Closing, the Purchaser shall deliver: (i) to the Transfer Agent, with a copy to the Shareholders Representative and Paying Agent, irrevocable written instructions in the form of Exhibit D to issue in the name of the Paying Agent/Escrow Agent for the benefit of the applicable Company securityholder, a certificate representing the Escrow Shares to be deposited in the Escrow Deposit and to deliver such certificate (or position statement) to the Paying Agent/Escrow Agent, and the Purchaser shall use commercially reasonable efforts to cause the prompt issuance of such Escrow Shares to the Paying Agent/Escrow Agent, and (ii) the Escrow Cash to the Paying Agent for distribution to the Escrow Agent, both to be held by the Escrow Agent as indicated in Exhibit C (the “Safe Escrow Investors”), as further set forth in the Escrow Agreement;

(ii) At the Closing, the Purchaser shall deliver to the Paying Agent (or otherwise if specifically stated in Exhibit C), by wire transfer of immediately available funds, an amount in United States dollars equal to the Transaction Expenses as set forth in Exhibit C (as may be amended no later than two (2) Business Days prior to the Closing Date), for distribution to the various vendors per Exhibit C;

(iii) At the Closing, the Purchaser shall deliver to the Transfer Agent, with a copy to the Shareholders Representative and Paying Agent, irrevocable written instructions in the form of Exhibit E to issue to the Paying Agent the Consideration Shares for the Selling Shareholders and certain SAFE Investors entitled to the SAFE Consideration Shares Payment as set forth in Exhibit C, based on their Participation Portions set forth in Exhibit C (as may be amended no later than two (2) Business Days prior to the Closing Date to reflect any changes in the Company’s issued and outstanding share capital), certificates (or position statements) representing the balance of the Consideration Shares (after deducting the Escrow Shares) and to deliver such certificates (or position statements) to the Paying Agent, as set forth in Section 2.3(b) hereunder, and the Purchaser shall use commercially reasonable efforts to cause the Transfer Agent to promptly issue to the Paying Agent such Consideration Shares for distribution to the Selling Shareholders and the relevant SAFE Investors, as applicable, subject to applicable tax withholding; and

(iv) At the Closing, the Purchaser shall deliver, by wire transfer of immediately available funds, an amount in United States dollars equal to the Cash Consideration minus the Escrow Cash, minus the Closing Indebtedness, minus the Transaction Expenses (in each case as set forth in the Closing Statement) to the Paying Agent for distribution to the Selling Shareholders, certain Safe Investors and such other Persons as set forth in Exhibit C.

(b) Notwithstanding anything to the contrary in this Agreement, to the extent that any Company Shares are held in trust pursuant to Section 102 of the Tax Ordinance, or to the extent that any options to purchase Company Shares that are held in trust pursuant to Section 102 of the Tax Ordinance are exercised immediately prior to the Closing (collectively, “Company 102 Securities”), the Purchaser will make or instruct the Paying Agent to make, as the case may be, payment of the consideration that such holder of Company Shares is entitled to receive under this Agreement (both cash and Consideration Shares) directly to the Section 102 Trustee.

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Section 2.4 Company Options.

Company Options shall not be assumed by Purchaser. Each Company Option shall, by virtue of the Closing and without any action of the holder thereof, the Company, or the Purchaser, be canceled, terminated, and extinguished at the Closing without any right to receive any consideration, and shall not be substituted with any equivalent option or right to purchase any shares or other equity of Purchaser. Upon Closing, each previous holder thereof shall cease to have any rights with respect thereto.

Section 2.5 Company SAFEs.

All outstanding SAFEs (Simple Agreements for Future Equity) of the Company shall be treated as follows: prior to the Closing Date, the Company shall cause all outstanding Company SAFEs (Simple Agreements for Future Equity) to be terminated and canceled for:

(i) the cash consideration equal to the SAFE Cash Payment Amount, payable to SAFE Investors as set forth in Section 2.3 above and in Exhibit C to be paid to such SAFE Investors at the Closing (“SAFE Cash Payment”); and

(ii) Consideration Shares payable to certain SAFE Investors at the Closing (the “SAFE Consideration Shares Payment”; and together with the SAFE Cash Payment, the “SAFE Payment”).

Section 2.6 Company Ordinary Warrants.

Company Ordinary Warrants shall not be assumed by Purchaser. Each Company Ordinary Warrant shall, by virtue of the Closing and without any action by the holder thereof, the Company, or the Purchaser, be canceled, terminated, and extinguished at the Closing without any right to receive consideration. Such warrants shall not be substituted with any equivalent option or right to purchase any shares or other equity of Purchaser, and upon Closing, each previous holder thereof shall cease to have any rights with respect thereto.

Section 2.7 Escrow Fund.

(a) Escrow Deposit. At the Closing, Purchaser shall deliver to the Transfer Agent, with a copy to the Shareholders Representative, irrevocable written instructions pursuant to Section 2.3(a) to deliver the Escrow Deposit to the Escrow Agent, as the escrow agent under the Escrow Agreement, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b) Payment of Claimed Amounts. Any amount paid to Purchaser from the Escrowed Funds in ordinary shares of Purchaser, in accordance with Article X, shall be paid assuming a value for each such share equal to the Purchaser Share Current Value.

(c) Release of Escrowed Funds. Within three (3) Business Days after the date that is twelve (12) months after the Closing Date, the Escrow Agent will be instructed, pursuant to the Escrow Agreement, to deliver to the Selling Shareholders and the applicable SAFE Escrow Investors the Escrowed Funds (including, pursuant to the terms of the Escrow Agreement, any interest accrued on any cash held in escrow on behalf of such Selling Shareholders, if applicable) less (i) an amount in cash or in Purchaser’s ordinary shares based on the Purchaser Share Current Value (at the Purchaser’s discretion of whether to settle in cash of shares) for any unresolved (or resolved in favor of Purchaser but not distributed) Claimed Amounts, which will remain on deposit with the Escrow Agent and will be released by the Escrow Agent and transferred out of the Escrowed Funds by the Escrow Agent only in accordance with the terms of Article X, and (ii) less any Claimed Amounts previously distributed to the Purchaser.

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Section 2.8 Other Shareholders.

Promptly after the date hereof and as long as this Agreement is not duly terminated, the Company shall take all necessary actions as may be commercially reasonably appropriate in order to obtain from all the shareholders of the Company who did not execute this Agreement on the date hereof and who are listed in Exhibit F (the “Non Executing Shareholders”), a counter signature on this Agreement under which each such other shareholder of the Company becomes bound by and subject to the provisions of this Agreement as a “Selling Shareholder” and makes all the representations and warranties of a “Selling Shareholder” under this Agreement. Any holders of Company Shares as of the Closing that do not countersign this Agreement shall become Selling Shareholder parties hereto by virtue of Section 2.9 below.

Section 2.9 Section 341 Action.

(a) By executing this Agreement, the Selling Shareholders executing this Agreement on the date hereof (“Executing Shareholders”), who collectively hold more than 95% of the issued and outstanding share capital of the Company, have, and are deemed to have, accepted an offer by Purchaser to purchase their Company Shares in accordance with the terms set forth in this Agreement, in accordance with Section 341 of the Companies Law and Article 26 of the Company’s Articles of Association (the “Company Articles”).

(b) This Agreement shall be deemed, for the purpose of Section 341(a) of the Companies Law and Article 26 of Company Articles, to constitute with respect to the Company (i) an offer by Purchaser for the purchase of all issued and outstanding share capital of the Company which is conditioned upon the sale of all of the outstanding share capital of the Company and (ii) an acceptance of such offer by all Executing Shareholders.

(c) Within three (3) Business Days after the date hereof, the Company shall, in accordance with Section 341 of the Companies Law and the Company Articles, provide a written notice on behalf of the Purchaser (the “Bring-Along Notice”) to each of its shareholders who is a Non Executing Shareholder, setting forth the information required by Section 341(a) of the Companies Law and the Company Articles and offering such Non Executing Shareholder to sell all of its Company Shares to the Purchaser under the terms and conditions of this Agreement and become a Selling Shareholder party to this Agreement. The Purchaser and the Company shall fully coordinate any correspondence to which each may be a party which concerns the Bring-Along Notice. Purchaser and the Company shall take such other actions as may be commercially reasonably appropriate in order to complete the transfer of all Company Shares under Section 341 of the Companies Law and the Company Articles under the terms and conditions of this Agreement including in making all reasonable filings and taking such other reasonable action which is necessary or desirable to effect the Transaction with respect to all the securities of the Company outstanding as of the Closing in compliance with Section 341 of the Companies Law and the Company’s Articles. After satisfactory completion of the necessary procedures under Section 341 of the Companies Law and the Company’s Articles and provided that no injunction against the Transaction is issued by a competent court and is not removed, at the Closing the Company shall register the transfer of all the respective Company Shares held by all of its Non Executing Shareholders as of the Closing to the Purchaser and all consideration payable under this Agreement with respect to such Company Shares transferred by such Non Executing Shareholders shall be deposited at Closing with the Company in accordance with Section 341 of the Companies Law, for distribution to the Non Executing Shareholders, provided, however that the pro rata share out of such consideration which is payable to the Escrow Agent in respect of the Company Shares held by the Non Executing Shareholders, shall be included in the amounts delivered to the Escrow Agent at the Closing and upon distribution of any amounts from the Escrow Agent, shall be transferred by the Escrow Agent to the Purchaser or its designee for further distribution to the Non Executing Shareholders in accordance with Section 341 of the Companies Law. The Non Executing Shareholders shall only be entitled to receive the consideration payable thereto hereunder after they comply with all conditions to receive such consideration set forth in this Agreement (including delivering all documents under Article VIII).

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(d) For purposes of this Agreement, following the process described above, the term “Selling Shareholder” shall also include all respective Non-Executing Shareholders and each such Non-Executing Shareholder shall be deemed to be subject to the terms and conditions of this Agreement, except to the extent that doing so would be inconsistent with the provisions of Section 341 of the Companies Law.

Section 2.10 Withholding Tax.

(a) Right to Withhold. Each of the Escrow Agent, Paying Agent, and the Purchaser (each, a “Payor”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as the Payor determines to be required to be deducted or withheld therefrom under any Applicable Law, including, without limitation, to withhold from the Cash Consideration payable to any Selling Shareholders any amount required to be deducted or withheld therefrom under any Applicable Law with respect to the Consideration Shares payable to such Selling Shareholder and/or any SAFE Investors entitled to Consideration Shares. Any withholding made in NIS with respect to payments made hereunder in US dollars shall be calculated in such manner as the Payor determines to be in compliance with Applicable Law. To the extent that such amounts are so withheld by the Payor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in respect of whom such deduction and withholding was made. All withheld amounts shall be promptly remitted to the appropriate Governmental Authority by the Payor, as applicable, and proper documentation shall be provided by the Payor to the applicable Selling Shareholders and/or any applicable SAFE Investors. Notwithstanding anything to the contrary herein, any amount required to be withheld with respect to Consideration Shares shall be funded first through a reduction from any portion of the applicable Cash Consideration otherwise payable to a Selling Shareholder and/or applicable SAFE Investors, and to the extent there is insufficient cash to permit such withholding, through the forfeiture or sale of the portion of the Consideration Shares otherwise deliverable to such Selling Shareholder and/or applicable SAFE Investors. For the avoidance of doubt, the withholding amount from Consideration Shares shall be calculated based on the higher of: (1) the price of Purchaser’s Consideration Shares on Nasdaq on the date of the actual payment; or (2) the price of Purchaser’s Consideration Shares on Nasdaq on the Closing Date. Any currency conversion or sale of Purchaser’s Consideration Shares commissions will be borne by the applicable Selling Shareholder and/or applicable SAFE Investors and deducted from payments to be made to such Selling Shareholder and/or applicable SAFE Investors. Each Selling Shareholder and/or applicable SAFE Investors hereby waives, releases, and absolutely and forever discharges Purchaser and any other Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Purchaser’s Consideration Shares otherwise deliverable to such Selling Shareholder and/or applicable SAFE Investors in connection with the compliance with the withholding requirements and the other terms set forth in this Section.

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(b) Notwithstanding Section 2.10(a) above, in respect of Israeli withholding, if the Paying Agent provides Purchaser, prior to the Closing Date, with an undertaking as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”), the Cash Consideration and/or the Consideration Shares, as applicable, payable by Purchaser under this Agreement at the Closing, shall be transferred to the Paying Agent without any deduction or withholding of Israeli Taxes, and any amounts payable to each Person who is eligible for payment pursuant to this Agreement (“Payee”) (other than holders of Company 102 Securities) shall be retained by the Paying Agent for the benefit of such Payee for a period of up to one-hundred eighty (180) days from the Closing (or, with respect to any amounts released from the Escrowed Funds and any amounts payable or otherwise deliverable after the Closing, 90 days from the date of such payment) or an earlier date required in writing by such Payee or as otherwise requested by the ITA (the “Withholding Drop Date”) during which time Payor shall not withhold any Israeli Tax from amounts paid pursuant to this Agreement, except as provided below or as requested by the ITA and during which time, such Payee may obtain (or, if one already exists, present to the Paying Agent) a valid certification or ruling (which, for avoidance of doubt, includes Purchaser’s opportunity to review, comment on and approve any application to the ITA before submission, such approval not to be unreasonably withheld), issued by the ITA and applicable to the payments to be made to the Payee pursuant to this Agreement, in form and substance reasonably acceptable to Paying Agent and Purchaser (x) exempting the Payor from the duty to withhold Israeli Taxes with respect to payment to such Payee, (y) determining the applicable rate of Israeli Tax to be withheld from the payment to such Payee, or (z) providing any other written instructions with respect to withholding of Israeli Taxes (the “Valid Tax Certificate”). In the event that no later than three (3) Business Days prior to the Withholding Drop Date a Payee submits to Purchaser and the Paying Agent, a Valid Tax Certificate, the Paying Agent, shall act in accordance with the provisions of such Valid Tax Certificate, subject to any deduction and withholding as may be required to be deducted and withheld under Applicable Law (other than Israeli Tax law), and the balance of the payment that is not withheld shall be promptly paid to such Payee. If a Payee: (A) does not provide Purchaser or the Paying Agent with a Valid Tax Certificate no later than three (3) Business Days prior to the Withholding Drop Date or (B) submits a written request to Purchaser and the Paying Agent to release its portion of the applicable payment payable in cash or in shares of Purchaser prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld and transferred to the ITA from the amounts payable to such Payee shall be calculated according to the applicable withholding rate in accordance with the Tax Ordinance (calculated in NIS based on the published US$:NIS exchange rate of the Bank of Israel on the actual payment date to such Payee), which amount shall be delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall release to such Payee the balance of the amount due to such Payee that is not so withheld, subject to any deduction and withholding as may be required to be deducted and withheld under applicable Tax law (other than Israeli Tax law).

Notwithstanding anything to the contrary herein, any payments made to holders of Company 102 Securities will be subject to deduction or withholding of Israeli Tax under the Tax Ordinance on the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, unless prior to the 16th day of the calendar month following the month on which the Closing occurs, a Valid Tax Certificate was duly provided to the 102 Trustee in which case the provisions of Section 2.10 above shall apply.

Section 2.11 Legend Requirement.

(a) Securities Act. Each certificate representing Consideration Shares shall (unless otherwise permitted by the provisions of this Agreement) be imprinted with a legend substantially similar to the following (in addition to any legend required under applicable securities laws or as provided elsewhere in this Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED PURSUANT TO REGULATION S OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH, PURSUANT TO A REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. IN ADDITION NO HEDGING TRANSACTION MAY BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE ACT.”

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(b) Other Securities Laws. In addition, each certificate representing Consideration Shares may contain any legend required by the securities laws of any jurisdiction to the extent such laws are applicable to the sale and issuance of such Consideration Shares.

Section 2.12 Lock-up of Consideration Shares; Proxy.

(a) Lock-Up. Each Selling Shareholder and/or applicable SAFE Investors who receive Consideration Shares pursuant to this Agreement (each, a “Locked-Up Shareholder”) hereby agrees that, during the period commencing on the Closing Date and ending on the date that is twenty-four (24) months following the Closing Date (the “Lock-Up Period”), such Locked-Up Shareholder shall not, directly or indirectly, (i) sell, offer to sell, contract to sell, or otherwise transfer, assign, pledge, hypothecate, grant any option to purchase, make any short sale of, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any Person at any time in the future of) any Consideration Shares or any securities convertible into, exercisable for, or exchangeable for Consideration Shares, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Consideration Shares, whether any such transaction is to be settled by delivery of Consideration Shares or other securities, in cash, or otherwise, or (iii) publicly announce any intention to effect any of the foregoing (each, a “Restricted Transfer”). The restrictions set forth herein shall apply to all Consideration Shares received by a Locked-Up Shareholder, including any Consideration Shares released from the Escrow Deposit to such Locked-Up Shareholder pursuant to the Escrow Agreement, whether or not such Consideration Shares are held directly by the Locked-Up Shareholder, by the Section 102 Trustee, or by any other Person on behalf of the Locked-Up Shareholder.

(b) Permitted Transfers. Notwithstanding the restrictions set forth in this Section 2.12, a Locked-Up Shareholder may transfer Consideration Shares during the Lock-Up Period without the prior written consent of Purchaser in connection with any of the following (each, a “Permitted Transfer”):

(i) a transfer to an Affiliate of such Locked-Up Shareholder; provided that if such Locked-Up Shareholder is a natural person, the term “Affiliate” for purposes of this Section 2.12(b) shall include members of such Locked-Up Shareholder’s immediate family (which shall mean spouse, parents, children and brothers and sisters of such Person);

(ii) a transfer by a Locked-Up Shareholder who is a natural person for bona fide estate planning purposes, including transfers to or for the benefit of a trust, partnership, limited liability company, or other entity established for estate planning purposes for the benefit of such Locked-Up Shareholder or any member of such Locked-Up Shareholder’s immediate family;

(iii) a transfer by operation of Applicable Law, including any transfer pursuant to a qualified domestic order or decree of divorce, separate maintenance, or property settlement;

(iv) a transfer occurring by reason of the death of a Locked-Up Shareholder, by will or by the laws of descent and distribution; and

(v) a transfer to the Purchaser or any of its Subsidiaries;

provided, however, that in the case of any Permitted Transfer described in clauses (i) through (iv) above, (i) such transfer shall not involve a disposition for value, (ii) the transferee shall, as a condition precedent to such transfer, execute and deliver to the Purchaser a written agreement, in form and substance reasonably satisfactory to the Purchaser, pursuant to which such transferee agrees to be bound by all of the terms and conditions of this Section 2.12 (including the restrictions on Restricted Transfers and the proxy granted pursuant to Section 2.12(c) as if such transferee were a Locked-Up Shareholder hereunder for the remainder of the Lock-Up Period, and (iii) no filing or public announcement under Section 16(a) of the Exchange Act, or any other public filing or announcement, shall be required or shall be voluntarily made in connection with such transfer during the Lock-Up Period (other than any filing or announcement that is required by Applicable Law and that clearly indicates in the footnotes thereto that the transfer is being made pursuant to a Permitted Transfer and that no change in beneficial ownership has occurred).

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(c) Proxy. As a condition to receiving Consideration Shares at the Closing, each Locked-Up Shareholder shall deliver to the Purchaser, concurrently with the Closing, a duly executed irrevocable proxy, in the form attached hereto as Exhibit G (each, a “Proxy”), appointing the board of directors of the Purchaser (or its designees) as such Locked-Up Shareholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, to vote (or cause to be voted) such Locked-Up Shareholder’s Consideration Shares on all matters submitted to the shareholders of the Purchaser during the Lock-Up Period. Each Locked-Up Shareholder acknowledges and agrees that the Proxy is coupled with an interest and, to the fullest extent permitted by Applicable Law, is irrevocable for the duration of the Lock-Up Period. Each Locked-Up Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to the Consideration Shares and agrees not to grant any subsequent proxy or power of attorney with respect to the Consideration Shares that is inconsistent with the Lock-Up Proxy during the Lock-Up Period. In the event of any Permitted Transfer of Consideration Shares pursuant to Section 2.12(b), the transferee of such Consideration Shares shall, as a condition to such transfer, deliver to the Purchaser a duly executed Lock-Up Proxy in the form attached hereto as Exhibit G granting the board of directors of the Purchaser (or its designees) voting authority over such Consideration Shares for the remainder of the Lock-Up Period.

(d) Legend. In addition to any legend required under the Securities Act, any other Applicable Law, or Section 2.11 of this Agreement, each certificate (or book-entry notation) representing Consideration Shares held by a Locked-Up Shareholder shall bear, or be subject to, a legend substantially similar to the following:

“IN ADDITION, THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND VOTING OBLIGATIONS SET FORTH IN THAT CERTAIN SHARE PURCHASE AGREEMENT, DATED AS OF June 8, 2026 (THE “SPA”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE SPA. A COPY OF THE SPA IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.”

(e) Stop-Transfer Instructions. The Purchaser is hereby authorized and directed to instruct the Transfer Agent to impose stop-transfer instructions with respect to the Consideration Shares held by each Locked-Up Shareholder (and any transferee thereof pursuant to a Permitted Transfer) to give effect to the restrictions on Restricted Transfers set forth in this Section 2.12 until the expiration of the Lock-Up Period. Promptly following the expiration of the Lock-Up Period with respect to any Consideration Shares, the Purchaser shall (i) instruct the Transfer Agent to remove the legend referencing the lock-up from the certificates (or book-entry notations) representing such Consideration Shares and (ii) cause any stop-transfer instructions imposed pursuant to Section 2.12(d) to be removed; provided that any legends or stop-transfer instructions required by Section 2.11, the Securities Act, or any other Applicable Law shall remain in effect to the extent otherwise applicable.

Section 2.13 Closing.

(a) Time and Place. The consummation of the Transaction between Purchaser, the Company and the Selling Shareholders (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, at a time and on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of all the respective conditions set forth in Article VIII to be satisfied or waived (other than those respective conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the Purchaser, the Company and the Shareholders Representative agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

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(b) Transactions at Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(i) Subject to compliance with the conditions set forth in Section 8.2(e), the Company shall register the transfer of all Company Shares to Purchaser in the register of shareholders of the Company, and shall provide Purchaser with a true and correct copy of such updated register of shareholders reflecting such entry, certified by the CEO of the Company and the Purchaser shall acquire good and valid title, free and clear of any Liens, to all Company Shares owned by the Selling Shareholders, including such Company Shares held by Non Executing Shareholders in accordance with Section 341 of the Companies Law or any other procedures available under the Company Articles and Applicable Law, and as of the Closing Date, Purchaser will own 100% of the issued and outstanding share capital of the Company (on a fully diluted basis).

(ii) The Company shall issue and deliver to the Purchaser validly executed share certificate(s) covering all Company Shares, issued in the name of the Purchaser.

(iii) Unless otherwise provided for in this Agreement, the Purchaser shall pay the Purchase Price in accordance with the terms set forth in Section 2.3(a).

(c) Adjustments. In the event of any share split (bonus shares), consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization, or other similar change with respect to any Company Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to numbers of shares and all calculations provided for that are based upon numbers affected thereby shall be equitably adjusted to the extent necessary to provide the parties with the same economic effect as contemplated by this Agreement prior to such event.

Section 2.14 Purchase Price Adjustment.

(a) Closing Statement. The Company has delivered to the Purchaser the Closing Statement, attached hereto as Exhibit R, which sets forth in good faith and in accordance with the Agreed Accounting Principles: (i) Closing Cash; (ii) Closing Indebtedness; and (iii) unpaid Transaction Expenses, in each case as of the close of business on March 26, 2026, determined in accordance with the Agreed Accounting Principles. The Closing Statement includes reasonable supporting detail and documentation and has been certified, in a manner accepted by the Purchaser, by the Company’s Chief Executive Officer as true and correct in all respects as of March 26, 2026.

(b) The Purchaser has reviewed the Closing Statement and such additional supporting documentation as the Purchaser has reasonably requested, and the Closing Statement as attached hereto as Exhibit R has been agreed upon by the parties. The agreement by the Purchaser on the Closing Statement shall not limit or otherwise affect the Purchaser’s remedies under this Agreement in the event of any inaccuracy therein, or constitute an acknowledgment by the Purchaser of the accuracy thereof for purposes of the representations, warranties, and indemnification provisions of this Agreement.

(c) Closing Adjustment. At the Closing, the consideration payable to the Selling Shareholders pursuant to Section 2.03(a)(iv) shall be adjusted based on the Closing Statement as follows: (i) the Cash Consideration payable to the Selling Shareholders shall be decreased by the Closing Indebtedness and the Transaction Expenses, in each case as set forth in the Closing Statement; and (ii) the net effect of such adjustments shall be reflected in the aggregate cash payment made by Purchaser to the Selling Shareholders at Closing, as set forth in Section 2.03(a)(iv). For the avoidance of doubt, the Consideration Shares shall not be adjusted at Closing. The Closing adjustment is subject to the post-closing adjustment process set forth in the remainder of this Section 2.14.

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(d) Post-Closing Statement. Within ninety (90) days after the Closing Date, the Purchaser shall have the right (but not the obligation) to prepare and deliver to the Shareholders Representative a written statement (the “Purchaser Closing Statement”) setting forth the Purchaser’s determination of (i) Closing Cash, (ii) Closing Indebtedness, and (iii) unpaid Transaction Expenses, in each case as of the close of business on March 26, 2026, determined in accordance with the Agreed Accounting Principles, together with the Purchaser’s calculation of the Adjusted Purchase Price based thereon (the “Purchaser Draft Adjusted Purchase Price”). If the Purchaser does not deliver a Purchaser Closing Statement within such ninety (90) day period, the Closing Statement shall be deemed the Final Closing Statement for all purposes hereunder. The Purchaser shall provide the Shareholders Representative and its Representatives, subject to a reasonable confidentiality undertaking by the Shareholder Representative, with reasonable access to the books, records, and working papers of the Company Group used in preparing the Purchaser Closing Statement.

(e) Review Period. The Shareholders Representative shall have thirty (30) days after receipt of the Purchaser Closing Statement (the “Review Period”) to review and deliver to the Purchaser a written notice of any dispute therewith (a “Dispute Notice”), or acceptance of the Purchaser Closing Statement (“Representative Acceptance Notice”). The Dispute Notice shall set forth in reasonable detail the items or amounts in dispute, the basis for such dispute, the Shareholders Representative’s proposed resolution of each disputed item, and reasonable supporting documentation for each disputed item. If the Shareholders Representative does not deliver a Dispute Notice within the Review Period, the Purchaser Closing Statement as delivered by the Purchaser shall be deemed final, binding, and conclusive on the parties.

(f) Resolution of Disputes. If a Dispute Notice is timely delivered, the Purchaser and the Shareholders Representative shall negotiate in good faith for a period of fifteen (15) days following delivery of the Dispute Notice to resolve the disputed items in the Purchaser Closing Statement. If the Purchaser and the Shareholders Representative are unable to resolve any disputed items within such fifteen (15) day period, the remaining disputed items shall be submitted for resolution to an independent accounting firm of international reputation mutually agreed upon by the Purchaser and the Shareholders Representative (the “Independent Accountant”). The Independent Accountant shall act as an expert, not an arbitrator, and shall determine only those items still in dispute. The Independent Accountant’s determination of each disputed item shall not be greater than the highest value or less than the lowest value assigned to such item by the Purchaser or the Shareholders Representative, respectively. The Independent Accountant shall render its determination within thirty (30) days after its engagement. The determination of the Independent Accountant shall be final, binding, and conclusive on the parties; provided, that this provision shall not prohibit either the Purchaser or the Shareholders Representative from instituting litigation to enforce the ruling of the Independent Accountant or from making claims for breach or indemnification pursuant to the terms of this Agreement. The term “Final Closing Statement” shall mean: (i) the Closing Statement attached as Exhibit R, if the Purchaser delivers does not timely deliver a Purchaser Closing Statement; (ii) the Purchaser Closing Statement, if the Shareholders Representative delivers a Representative Acceptance Notice or fails to timely deliver a Dispute Notice; or (iii) the Purchaser Closing Statement as adjusted pursuant to the Independent Accountant’s resolution of the disputed items.

The “Final Adjusted Purchase Price” shall mean the Adjusted Purchase Price calculated using the figures set forth in the Final Closing Statement (i.e., the actual Closing Cash, actual Closing Indebtedness, and actual unpaid Transaction Expenses as finally determined pursuant to this Section 2.14). Purchaser and the Shareholder Representative will each bear their own fees and expenses, including the fees and expenses of their respective accountants, in preparing or reviewing, as the case may be, the Purchaser Closing Statement. The fees, costs and expenses of the Independent Accountant shall be allocated to and borne by Purchaser and the Shareholder Representative, on behalf of the Selling Shareholders, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the disputed items originally submitted to the Independent Accountant. For example, should the disputed items total $1,000 and the Independent Accountant awards $600 in favor of the Shareholder Representative’s position, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs would be borne by the Shareholder Representative on behalf of the Selling Shareholders. However, Purchaser and the Shareholder Representative will each bear its own costs in presenting its position regarding any disputed items to the Independent Accountant.

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(g) Post-Closing Adjustment. Within three (3) Business Days after the determination of the Final Closing Statement (the “Final Resolution Date”), the adjustment amount (as determined below) shall be calculated and distributed as follows:

(i) If the Adjustment Amount is a negative number, then the Shareholder Representative (on behalf of the Selling Shareholders) shall, within five (5) Business Days after the Final Resolution Date, pay to Purchaser the Adjustment Amount in cash from the Escrow Funds by wire transfer of immediately available funds to the account or accounts designated by Purchaser in writing and the Selling Shareholders shall have no obligation to make a direct payment to Purchaser under this Section 2.14(g)(i) to the extent such amount is satisfied from the Escrow Funds.

(ii) If the Adjustment Amount is a positive number, Purchaser shall, within five (5) Business Days after the Final Resolution Date, deliver to the Paying Agent by wire transfer of immediately available funds, an aggregate amount equal to the Adjustment Amount, for further distribution to the Selling Shareholders, each in accordance with Exhibit C.

(iii) If the Adjustment Amount is zero (0), no adjustment will be made.

(iv) Any post-closing adjustment payments made under this Section 2.14(g) shall be treated as adjustments to the Adjusted Purchase Price for all Tax purposes.

(v) The “Adjustment Amount” shall be an amount (which may be expressed as a positive or negative number) equal to (A) the Adjusted Purchase Price calculated based on the Final Closing Statement, minus (B) the Adjusted Purchase Price calculated based on the Closing Statement attached as Exhibit R.

For the avoidance of doubt, the Adjusted Purchase Price, Final Adjusted Purchase Price, and Adjustment Amount shall not be adjusted for any IIA Obligations, or any cash amounts wired by Purchaser to the Company prior to the Closing Date (which, as of the date of this Agreement, amount to NIS 721,000) (the “Purchaser Funding”; the Purchaser Funding not yet used by the Company shall be referred to hereunder as the “Purchaser Unused Funding” and the Purchaser Funding used by the Company shall be referred to hereunder as the “Purchaser Used Funding”), as reflected in Exhibit S that shall be updated as of the Closing Date. The IIA Obligations shall remain with the Company following the Closing and shall not constitute Company Debt or Closing Indebtedness for purposes of this Section 2.14. Any Purchaser Unused Funding held in the Company’s bank accounts resulting from the Purchaser Funding or Cash in general shall not be allocated to the Selling Shareholders and shall remain with the Company as working capital for post-Closing activities of the Company (and not counted as Cash for the sake of adjustments under this Agreement or otherwise).

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Article III

Representations and Warranties of the COMPANY

Except as set forth in the Company Disclosure Schedule, which relates to such Section and to any other Section of such Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company represents and warrants, with respect to itself and the Company Group (as defined below) only, to the Purchaser, that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing Date:

Section 3.1 Corporate Existence and Power.

(a) The Company: (i) is a private company limited by shares, duly incorporated and validly existing under the laws of Israel; (ii) is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation in all jurisdictions in which the conduct of its business or the activities it is engaged in make such licensing or qualification necessary; and (iii) has all necessary power and authority: (A) to conduct its business in the manner in which its business is currently being conducted; (B) to own, use and distribute its assets in the manner in which its assets are currently owned, used and distributed; and (C) to perform its obligations under all Contracts to which it is a party.

(b) The Company’s Subsidiaries are listed in Section 3.1(b) of the Company Disclosure Schedule. Other than those Subsidiaries listed in Section 3.1(b) of the Company Disclosure Schedule, there are no corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(c) The Company has made available to Purchaser materially accurate and complete copies of (i) the articles of association, or other applicable organizational documents of any member of the Company Group in effect, including all amendments thereto (the “Charter Documents”) and (ii) save as set forth in Section 3.01(c) of the Company Disclosure Schedule, the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders and board of directors and all committees thereof of any member of the Company Group since January 1, 2021; provided, however, that any such minutes that were not made available to the Purchaser did not include any material resolutions of the Company Group that were not otherwise disclosed in the Company Disclosure Schedules. There has not been any violation of any of the provisions of the Charter Documents of the Company Group since January 1, 2021. No Company Group has taken any action that is materially inconsistent with any resolution adopted by its shareholders or board of directors (or any committee thereof). The books of accounts, share register, minute books and other records that are required to be maintained under Applicable Law, of the Company Group are true, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all Applicable Laws.

(d) Section 3.1(d) of the Company Disclosure Schedule accurately sets forth with respect to the Company Group: (i) the names of the members of the board of directors; (ii) the names of the members of each committee of the board of directors (or similar body, to the extent applicable); and (iii) the names and titles of its executive officers.

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Section 3.2 Corporate Authorization.

The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof; and the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes and any other Transaction Document to which the Company will be a party will constitute upon the execution thereof, the legal, valid and binding obligation of the Company, and, assuming the due authorization, execution and delivery by the other party thereto, is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transaction Documents at the Closing, each of such other agreements to which the Company and any of the Company Group members is a party will constitute the legal, valid and binding obligation of the Company or such Group member, and will be, assuming the due authorization, execution and delivery by the other party thereto, enforceable against the Company in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has taken all necessary actions required for the purpose of enforcing this Agreement and effecting the sale of all Company Shares hereunder on its respective Non-Executing Shareholders in accordance with Section 341 of the Companies Law, Article 26 of Company Articles and any other applicable requirements (other than such actions required to be taken following the execution of this Agreement, with respect to which the Company shall take all such necessary actions by the Closing) and the Executing Shareholders of the Company constitute a sufficient majority in accordance with Section 341 of the Companies Law and Article 36 of Company Articles in order to effect a sale of all the Company Shares such that as of the Closing Purchaser will acquire good and valid title, to the Knowledge of the Company free and clear of any Liens, in and to all outstanding Company Shares.

Section 3.3 Compliance with Applicable Law.

(a) Each member of the Company Group is, and has at all times been, in compliance in all material respects with, and has operated its respective business and maintained its assets and properties in material compliance with, all Applicable Laws. The Company Group has not been informed in writing that its operations are under investigation with respect to, given written notice of any violation or possible violation of, or is currently threatened to be charged with any violation of, Applicable Law. No event has occurred, and no condition or circumstance exists, that will or is reasonably expected to constitute or result in a violation by any member of the Company Group of, or a failure on the part of any member of the Company Group to comply with or a failure of its business and operations to be otherwise in compliance with, any Applicable Law.

Section 3.4 Governmental Authorizations; Governmental Grants.

(a) Section 3.4(a) of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company Group or used in the business of the Company Group, and the Company has made available to Purchaser accurate and complete copies of all such Governmental Authorizations and any and all correspondence and amendments related thereto. The Governmental Authorizations identified in Section 3.04(a) of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company Group to conduct its business in the manner in which such business is currently being conducted. Each Company Group member is, and has at all times been, in material compliance with the terms and requirements of the respective Governmental Authorizations identified in Section 3.04(a) of the Company Disclosure Schedule. No written notice or other written communication from any Governmental Authority was received by the Company regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b) Section 3.04(b) of the Company Disclosure Schedule identifies all Governmental Grants that have been provided to each Company Group member. No event has occurred, and no circumstance or condition exists (other than the intended consummation of the Transactions), that would reasonably be expected to give rise to: (A) the annulment, revocation, withdrawal, suspension, cancellation, recapture or material adverse modification of any such Governmental Grant; (B) the imposition of any material limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant; (C) a requirement that a member of the Company Group return or refund any benefits provided therefor under any Governmental Grant; or (D) the applicability of any Governmental Grant (and any limitation or requirement arising therefrom) to the Company Group, its business or assets.

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(c) Section 3.4(c) of the Company Disclosure Schedule sets out a true, complete and correct list of all monetary IIA Obligations of the Company Group as of the date of this Agreement, including a description of each such obligation, the applicable IIA program or grant, the current outstanding balance (if applicable), and the repayment or royalty terms.

Section 3.5 Non-Contravention.

Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither: (1) the execution, delivery or performance by the Company of this Agreement or any of the Transaction Documents to which it is a party; nor (2) the consummation by the Company of the Transactions, will (with or without notice or lapse of time or both):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Document of the Company Group or (ii) any Applicable Law;

(b) give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief, under any Applicable Law;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or materially and adversely modify, any Governmental Authorization held by the Company Group or otherwise relating to the Company Group’s business or to any assets owned or used by the Company Group;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract by which the Company Group is bound, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) accelerate the maturity or performance of any such Company Material Contract; or (iii) cancel, terminate or modify any such Company Material Contract; or

(e) require the Company to make any filing with or give any notice to, or to obtain any Consent from, any Person with respect to any Company Material Contract or any Governmental Authority in connection with: (x) the execution, delivery or performance of this Agreement or any of the other Transaction Documents; or (y) the consummation of the Transactions contemplated by this Agreement; or

(f) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by the Company Group.

Section 3.6 Capitalization.

(a) The authorized share capital of the Company is NIS 101,950, divided into 9,700,453 Ordinary Shares, par value NIS0.01 each; 42,250 Preferred Seed Shares, par value NIS0.01 each; 62,000 Preferred A-1 Shares, par value NIS0.01 each; 60,297]Preferred A-2 Shares, par value NIS0.01 each; and 330,000 Preferred B Shares, par value NIS0.01 each. Of these, 53,220 Ordinary Shares, 42,250 Preferred Seed Shares, 62,000 Preferred A-1 Shares, 60,297 Preferred A-2 Shares, and 134,293 Preferred B Shares are issued and outstanding. All of the issued and outstanding Company Shares are and have been, when issued in accordance with their respective terms, duly authorized and validly issued, fully paid, and nonassessable.

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(b) Section 3.6(b) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding options of the Company and with respect to each outstanding option, (A) the particular option plan pursuant to which such outstanding option was granted, (B) the name of the holder thereof, (C) the number and class of shares of the Company issuable thereunder and the number of such shares with respect to which such outstanding option has vested, (D) the vesting schedule with respect to the unvested outstanding options, (E) the date on which the outstanding option was granted, and (F) the exercise price thereof. Section 3.06(b) of the Company Disclosure Schedule also sets forth a complete and accurate list of all outstanding Company SAFEs (Simple Agreements for Future Equity) issued by the Company, including the investor name, investment amount, valuation cap, discount rate, and conversion terms. Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, there are no outstanding (i) shares of the Company Group, (ii) securities, instruments or obligations of the Company Group that are or may become convertible into or exchangeable for shares or other securities of the Company Group, or (iii) SAFEs or other convertible instruments or conditions or circumstances that may give rise to the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares or other securities of any Company Group.

(c) Section 3.6(c) of the Company Disclosure Schedule sets forth a complete and accurate list, by name, of the Company’s shareholders and the number of Company Shares owned by each such shareholder, identified by class and series. All outstanding Company Shares have been issued and granted in compliance with (i) all Applicable Laws; (ii) all requirements set forth in the Charter Documents of the Company; and (iii) all requirements set forth in applicable Contracts. None of the outstanding Company Shares were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Section 3.6(c) of the Company Disclosure Schedule accurately identifies each Contract signed by the Company, relating to any securities of the Company that contains any registration rights, first refusal, tag along or pre-emptive or first offer rights.

(d) Other than as set forth in Section 3.6(d) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any of its shares or other securities and there are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities. All shares repurchased or redeemed by the Company, were repurchased or redeemed in compliance with: (i) all Applicable Laws; and (ii) all requirements set forth in the Company’s Charter Documents and relevant Contracts.

(e) The allocation of the Purchase Price, as set forth in Exhibit C (as may be amended no later than two (2) Business Days prior to the Closing Date to reflect any changes in the Company’s share capital), shall be complete and accurate as of the Closing and shall accurately represent the consideration that each Selling Shareholder (including Non Executing Shareholders) of the Company is entitled to receive for its/his Company Shares out of the Purchase Price, pursuant to the Charter Documents, as may be amended prior to the Closing, and the terms hereof; and (ii) except as set forth in Section 3.6(e) of the Company Disclosure Schedule no third party, other than the Selling Shareholders (including the Non-Executing Shareholders) is entitled to receive any payment from the Purchaser in consideration for security of the Company or has merit to challenge or dispute such allocation.

Section 3.7 Products.

(a) Each Company Product is fit, in all material respects, for the purposes for which it is intended to be used as set out in Contracts under which the Company sells such Product.

(b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, there are no claims pending and submitted to the Company Group or threatened against such Company Group member with respect to the quality of or absence of defects in any Company Products.

(c) Other than as set out in Section 3.7(c) of the Company Disclosure Schedule, since January 1, 2021, there have been no recalls with respect to any of the Company Products or any written request to either terminate services provided by any Company Group member or purchase any of its products, and there are no facts, events, or circumstances that, to the best Knowledge of the Company, are reasonably expected to cause the withdrawal or recall of any product sold by any Company Group member.

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Section 3.8 Financial Statements.

(a) The Company has made available to Purchaser the Company’s un-audited consolidated balance sheet as of, and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year ended, December 31, 2025 (the “Balance Sheet Date”) (collectively, the “Company’s Financial Statements”).

(b) The Company’s Financial Statements (i) have been prepared based on the books and records of the Company Group, (ii) comply as to form with applicable accounting requirements with respect thereto, (iii) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated therein or in the notes thereto) and consistent with each other, (iv) fairly present the financial condition of the respective Company Group as of the Balance Sheet Date and the consolidated results of operations and cash flows of the Company Group for the periods therein specified; and (v) accurately reflect all of the Company Group’s guarantees for Liabilities of other Persons.

(c) The books of account of the Company Group have been kept accurate in the ordinary course of business consistent in all material respects with Applicable Law, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company Group have been properly recorded therein. The other financial records of the Company Group have been kept accurate in the ordinary course of business consistent with Applicable Law, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company Group have been properly recorded therein.

(d) Neither Company Group member nor any director or officer nor any employee, auditor, accountant or representative of such Company Group member, has received any written complaint, allegation, assertion or claim, regarding any material deficiency in the accounting or auditing practices, procedures, methodologies or methods of the Company Group or its internal accounting controls, including any complaint, allegation, assertion or claim that such Company Group member has engaged in questionable accounting or auditing practices.

(e) Section 3.8(e) of the Company Disclosure Schedule provides an accurate and complete breakdown of all amounts (including loans, advances, or other Indebtedness) owed to the Company Group by a director, officer, employee, or shareholder of the Company Group (other than travel advances made in the ordinary course of business) (the “Insider Receivables”). All Insider Receivables (including those receivables reflected in the Company’s Financial Statements that have not yet been collected and those receivables that have arisen since the Balance Sheet Date and have not yet been collected, and which are material in amount): (i) represent valid obligations arising from bona fide transactions entered into between such Company Group member and a director, officer, employee, or shareholder of such Company Group member in the ordinary course of business and not in violation of any Applicable Law; and (ii) will be collected in full when due, without any counterclaim.

Section 3.9 Notes and Accounts Receivable.

Section 3.9 of the Company Disclosure Schedule provides an accurate reconciliation of all accounts receivable, notes receivable and other receivables (other than Insider Receivables) of each member of the Company Group as of March 31, 2026. Except as set forth in Section 3.9 of the Company Disclosure Schedule ,all notes and accounts receivable of the Company Group (including those accounts receivable reflected on the Company’s Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) are reflected properly on its books and records, are valid and existing receivables arising from bona fide transactions not consummated in violation of any Applicable Law and are subject to no refunds or other adjustments or rights enforceable by third parties. To the Knowledge of the Company, all notes and accounts receivable of the Company Group will be collected in accordance with their terms at their recorded amounts, subject to the reserve for bad debts set forth in the Company’s Financial Statements as may be adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group.

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Section 3.10 Absence of Certain Changes.

Since the Balance Sheet Date, the business of the Company Group has been conducted in the ordinary course of business and consistent with past practices (except for actions taken in connection with the negotiation of this Agreement and the performance of the Transactions) and, except as set forth in Section 3.10 of the Company Disclosure Schedule, there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company Group;

(b) any amendment of the Charter Documents of any Company Group member;

(c) any payment, discharge or satisfaction of any Liabilities in excess of US$50,000, other than the payment, discharge or satisfaction of accounts payable or accrued expenses incurred in the ordinary course of business;

(d) any capital expenditure or commitment for additions to property, plant, or equipment, or lease agreement, which individually exceeds US$50,000 or exceeds US$100,000 in the aggregate, and which, if purchased, would be reflected in the property, plant, or equipment accounts;

(e) any damage, destruction or loss of any of the Company Group’s Assets and Properties, whether or not covered by insurance, which individually exceeds US$25,000 or exceeds US$50,000 in the aggregate;

(f) except for Liabilities incurred in the ordinary course of business, any incurrence of a Liability, including any Liability for nonperformance or termination of any Company Material Contract;

(g) any splitting, combination or reclassification of any Company Shares; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Company Shares; (iii) any redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Shares; (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any Company Shares, or (ii) any amendment or waiver of (in each case, whether by merger, consolidation or otherwise) any term of any Company Shares;

(h) any cancellation or waiver of any claims or rights of value or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Company Group in each case which individually exceeds US$50,000 or US$100,000 in the aggregate;

(i) the making by the Company Group of any loans, guarantees, or capital contributions to, or investments in, any other Person, which individually exceeds US$25,000 or US$50,000 in the aggregate;

(j) the creation of any Company Debt which individually exceeds US$25,000 or US$50,000 in the aggregate;

(k) the sale, disposition of, transfer or license to any Person of any substantial rights or any rights to any Company IP Rights or other material assets by the Company Group, or the acquisition, lease or license from any Person of any rights including any Intellectual Property or other assets, in each case other than in the ordinary course of business;

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(l) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any director, officer, advisor, consultant or key employee, of the Company Group, (ii) any increase in benefits payable to any such director, officer, advisor, consultant or key employee under any existing severance or termination pay policies or employment agreements, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer, advisor, consultant or key employee of the Company Group, (iv) the establishment or adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, share option, restricted share or other benefit plan or arrangement covering any director, officer, advisor, consultant or key employee of the Company Group or (v) any increase in compensation, bonus, commission or other benefits payable to any director, officer, advisor, consultant or key employee of the Company Group;

(m) any change in the methods of accounting or accounting practices of the Company, except as required by concurrent changes in IFRS, as agreed to by its independent public accountants;

(n) any elimination of any reserves established on the Company Group’s books or any changing of the method of accrual unless there is any change of significant facts or circumstances pertaining to any reserves which would justify their elimination;

(o) any settlement of, or offer or proposal by the Company Group to settle, any Proceeding involving such Company Group or that relates to the Transactions;

(p) any Tax election made or materially changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any Tax Return filed (except as required under Applicable Law); any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any annual Tax accounting period or method of Tax accounting changed or adopted; any Tax petition, Tax complaint or administrative Tax appeal filed; any right to claim a Tax refund surrendered or foregone (which is reasonably expected to be material to the Company Group); or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to, nor has any application or negotiation for or receipt of a Tax ruling or arrangement been made by or on behalf of any Company Group member, whether or not in connection with the Transactions, except as explicitly contemplated in this Agreement;

(q) any write off as uncollectible of, or any establishment of extraordinary reserve with respect to, any account receivable or other Indebtedness, which individually exceeds US$25,000 or US$50,000 in the aggregate;

(r) any acquisition of a business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entering into any Contract, letter of intent or similar arrangement (whether or not enforceable), other than with the Purchaser, with respect to any of the foregoing;

(s) any distribution by the Company to its shareholders of any asset or a declaration thereof;

(t) the commencement of any Proceeding; or

(u) any agreement or commitment to take any of the actions referred to in clauses (a) through (t).

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Section 3.11 No Undisclosed Liabilities.

(a) No Company Group member has any Liabilities of any kind, whether or not required to be reflected or reserved in financial statements in accordance with IFRS, other than:

(i) Liabilities reflected in the “liabilities” column of the balance sheet that is part of the Company’s Financial Statements or in the notes thereto;

(ii) accounts payable and accrued salaries that have been incurred by the Company Group since the Balance Sheet Date in the ordinary course of business and consistent with past practice; and

(iii) Liabilities identified in Section 3.11 of the Company Disclosure Schedule.

Section 3.12 Material Contracts.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, no Company Group member is bound by any of the following Contracts and nor is any shareholder of the Company or any Affiliate thereof bound by any such Contract that is necessary for the business, operations or assets of the Company Group (a Contract meeting any of the following categories is hereinafter referred to as a “Company Material Contract”):

(i) all leases or other Contracts under which a Company Group member is a lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in the business of the Company Group and which entails annual payments, in the case of any such lease or agreement, in excess of US$50,000, or US$100,000 in the aggregate;

(ii) any Contract relating to the acquisition, transfer, use, development, sharing or license, other than in the ordinary course of business, of any technology, or Intellectual Property rights (including any joint development agreement, technical collaboration agreement or similar agreement), to or from each Company Group member other than any end user license agreements for non-exclusive “off the shelf” software used by any Company Group member;

(iii) any Contract imposing any restriction on the right or ability of the Company Group, (A) to compete with any other Person with respect to the products or services offered by the Company Group (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by the Company Group), (B) to acquire any product or other asset or any services of the types offered by the Company Group from any other Person or to sell any product or other asset of the types sold by the Company Group to, or perform any services of the types offered by the Company Group for, any other Person, or (C) to develop, distribute, license, sell or transfer any Intellectual Property rights;

(iv) all outstanding Contracts with customers or vendors expected to result in payment to or by the Company Group in excess of US$150,000 during the 12-month period following the Closing Date;

(v) all outstanding Contracts with Company Significant Customers and Company Significant Suppliers (as such terms are defined below);

(vi) any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities Contract expected to result in payment to or by the Company Group in excess of US$100,000 during a period of 12 months following the Closing Date;

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(vii) any Contract involving a loan in excess of US$50,000 (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel, accommodation or entertainment allowances to the employees, directors, officers and advisors of the Company Group extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(viii) any Contract relating to the acquisition, issuance, or transfer of any securities, other than options to purchase shares under such company’s option plans, and the voting and any other rights or obligations of a shareholder of the Company Group entered into after January 1, 2021, or that contains any outstanding obligations of any member of the Company Group;

(ix) any Contract under which (A) any third party has directly or indirectly guaranteed any liabilities or obligations of the Company Group in excess of US$50,000, or (B) any Company Group has directly or indirectly guaranteed liabilities or obligations in excess of US$50,000 of any third party;

(x) any Contract relating to the creation of any Lien with respect to any material asset of the Company Group and all mortgages, indentures, security agreements, pledges, notes, loan agreements or guarantees creating any such Lien;

(xi) any Contract that contains any provisions requiring the Company Group to indemnify any other party, other than in the ordinary course of business;

(xii) any Contract of the Company Group with any Related Person;

(xiii) all management service, consulting, financial advisory or any other similar Contract, and any Contracts with any investment bank for investment banking services;

(xiv) all Contracts (including letters of intent that have not yet expired by their terms) involving the future disposition or acquisition of assets or properties, other than in the ordinary course of business, or any merger, consolidation or similar business combination transaction;

(xv) all Contracts entered into since January 1, 2021, involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute; and

(xvi) all Contracts that contain restrictions with respect to the payment of dividends or any other distribution in respect of the capital stock or other equity interests of each Company Group member;

(xvii) all other Contracts that are material to the business of the Company Group.

(b) The Company has made available to Purchaser materially accurate and complete copies of all written Company Material Contracts required to be identified in Section 3.12(a) of the Company Disclosure Schedule, including all amendments thereto. Section 3.12(b) of the Company Disclosure Schedule provides an accurate description of the material terms of each Company Material Contract identified in Section 3.13(a) of the Company Disclosure Schedule that is not in written form.

(c) Each Company Material Contract is a valid and binding agreement of the applicable Company Group member, in full force and effect, and is enforceable by such Company Group member in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies. No Company Group member is in default or breach under the terms of any Company Material Contract, and no other party thereto is in default or breach under the terms of any Company Material Contract. No event has occurred, and to the Company’s Knowledge no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, (i) result in a violation or breach of any provision of any Company Material Contract by any party thereto, (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Material Contract, or (iv) give any Person the right to cancel, terminate, or modify any Company Material Contract. Since January 1, 2021, no Company Group member has waived any of its rights under any Company Material Contract.

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(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, since January 1, 2021, no Company Group member has received any written notice regarding any violation or breach of, or default under, any Company Material Contract.

Section 3.13 Restrictions on Business Activities.

Except as set forth in Section 3.5(b) of the Company Disclosure Schedule there is no written Contract or any order of Governmental Authority binding upon any Company Group member that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of such Company Group member, acquisition of property by such Company Group member, or the conduct of business by such Company Group member as currently conducted.

Section 3.14 Litigation.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule there is no pending Proceeding that has been submitted to the Company Group nor has any Person threatened in writing to commence any Proceeding: (i) that involves the Company Group or its business, any of the assets or properties owned or used by the Company Group, any Company Product or any Person whose liability to the Company Group has or may have been retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may be reasonably expected to have the effect of preventing, delaying, or making illegal the consummation of the Transactions; or (iii) that relates to the ownership of any share capital of any Company Group member, or any Option or other right to acquire share capital of any Company Group member, or any right to receive consideration as a result of this Agreement. The Company has not been informed in writing of, and no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b) There is no order, writ, injunction, directive, restriction, judgment or decree issued by any Governmental Authority by which any Company Group, or any of the assets owned or used by such Company Group member, is subject or which restricts in any respect the ability of the Company Group to conduct its business as now being conducted. No officer, director, shareholder or employee of any Company Group (in each case, in his or her capacity as such) is subject to any order, writ, injunction, judgment or decree that prohibits such person from engaging in or continuing any conduct, activity or practice relating to the business of the Company Group.

Section 3.15 Properties.

(a) No Company Group member owns any real property. The Company Group has a good and valid leasehold interest in each parcel of real property leased by the Company Group or used or required for the conduct of its business (the “Company Leased Real Property”). Section 3.15(a) of the Company Disclosure Schedule lists each lease, subleases, license or other occupancy agreement or arrangement relating to the Company Leased Real Property (each, a “Real Property Lease”). The Company Group has the right to use and occupy each respective Company Leased Real Property for the full term of the Real Property Lease relating thereto, subject to its respective terms.

(b) The Company Group owns and has good and marketable title to, or a valid license or leasehold interest in, all tangible personal property and assets used by the Company Group or required for the conduct of its business (the “Assets”). Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, none of the Assets is subject to any Lien, except Liens for taxes not yet due and payable or mechanic’s, carrier’s, worker’s, material man’s, warehouse man’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business.

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(c) Section 3.15(c) of the Company Disclosure Schedule identifies all Assets, including those Assets that are being licensed or leased to the Company Group or used or required for the conduct of its business as of the date hereof (the “Leased Assets”). All Leased Assets are leased pursuant to valid, binding and enforceable Contracts in accordance with their respective terms (the “Lease Contracts”).

(d) The Assets and Leased Assets have no material defects, are in good operating condition and repair, ordinary wear and tear excepted, and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present uses.

(e) The Assets and the Leased Assets constitute all of the tangible personal property and assets used or held for use in connection with the business of the Company Group.

Section 3.16 Customers and Suppliers.

Section 3.16 of the Company Disclosure Schedule sets forth a list of the 10 (ten) largest customers of the Company Group (collectively) for the year ended December 31, 2025 (each, a “Company Significant Customer”) and the 10 (ten) largest suppliers of products and/or services to the Company Group (collectively) for the year ended December 31, 2025 (each, a “Company Significant Supplier”), in each case based on amounts paid or payable with respect to such year, along with such amounts.

No Company Group member has any outstanding material dispute with any Company Significant Customer or Company Significant Supplier. As of the date hereof, the Company Group has not received any written notice from any Company Significant Customer or Company Significant Supplier that such Company Significant Customer or Company Significant Supplier intends to discontinue its relationship with the respective Company Group or that such Company Significant Customer or Company Significant Supplier intends to materially and adversely (to the Company Group) modify its existing contractual relationship with such Company Group.

Section 3.17 Intellectual Property.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(1) “Intellectual Property” means any and all intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all computer software, including all source code, object code, firmware, development tools and related files, records and data, all test methodologies and all rights in prototypes, and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

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(2) “Company IP Rights” means, with respect to the Company Group, (A) any and all Intellectual Property used in or required for the conduct of the business of the Company Group as currently conducted by the Company Group; and (B) any and all other Intellectual Property owned by or licensed to the Company Group.

(3) “Company-Owned IP Rights” means, with respect to the Company Group, (A) Company IP Rights that are owned by or exclusively licensed to the Company Group; and (B) Company IP Rights that were developed for the Company Group by full or part time employees, consultants or service providers of the Company Group.

(4) “Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.

(b) The Company Group (i) owns and has independently developed or acquired, or (ii) has the valid right or license to all its Company IP Rights. Such Company IP Rights are sufficient for the conduct of the business of the Company Group as currently conducted.

(c) No Company Group has transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights to any third party, or knowingly permitted the Company Group’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company Group has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(d) The Company Group owns and has good and exclusive title to each item of Company-Owned IP Rights, free and clear of any Liens. The right, license and interest of the Company Group in and to all Third Party Intellectual Property Rights licensed by the Company Group from a third party are free and clear of all Liens (excluding conditions and restrictions contained in the applicable license agreements with such third parties).

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, after the respective Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party.

(f) Section 3.17(f) of the Company Disclosure Schedule lists for the Company Group all of its Company-Owned IP Rights including the jurisdictions in which each such item of Company-Owned IP Rights, to the extent issued or registered, has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Company-Owned IP Rights is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company-Owned IP Rights have been paid and all documents, recordations and certificates in connection with such item of Company-Owned IP Rights currently required to be filed have been filed.

(g) Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, no Company Group is or shall it be as a result of the execution and delivery or effectiveness of this Agreement and the other Transaction Documents or the performance of the Company’s obligations hereunder and thereunder, in breach of any Contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any third party to any Company IP Rights Agreement the right to do any of the foregoing. Following the Closing, the Company will be permitted to exercise all of the Company’s rights under the Company IP Rights Agreements to the same extent the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration.

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(h) Except as set forth in Section 3.17(h) of the Company Disclosure Schedule, none of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

(i) Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company Group to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company Group.

(j) To the Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any of its Company-Owned IP Rights, by any Person. No Company Group has brought any action, suit or proceeding for infringement or misappropriation of any its Intellectual Property or breach of any of its Company IP Rights Agreement.

(k) Except as set forth in Section 3.17(k) of the Company Disclosure Schedule, no Company Group has been sued in any Proceeding (or received any written notice or threat with respect to any Proceeding) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company Group to exercise any Intellectual Property right.

(l) The operation of the business of the Company Group as currently conducted, and the use or exploitation of any Company IP Rights by the Company Group, to the Knowledge of the Company, does not infringe or misappropriate the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under any Applicable Laws.

(m) Except as set forth in Section 3.17(m) of the Company Disclosure Schedule, the Company Group has secured from all of its current and former consultants, employees and independent contractors and the respective Affiliates thereof who independently or jointly contributed to the conception, reduction to practice, creation or development of any of its Company IP Rights, Company-Owned IP Rights or Company Products, unencumbered and unrestricted exclusive ownership of all such third party’s Intellectual Property in such contribution that the Company Group does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, each Company Group member has obtained valid and enforceable proprietary information and invention disclosure and assignment agreements from all current and former employees, consultants, service providers and independent contractors of the Company Group.

(n) No current or former shareholder, employee, consultant or independent contractor of the Company Group is or has been in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition by virtue of such shareholder’s employee, consultant or independent contractor being employed by, or performing services for the Company Group with respect to any technology, software or other copyrightable, patentable or otherwise proprietary work developed for the Company Group that is subject to any agreement under which such employee, consultant or independent contractor or Affiliate thereof has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. The employment of any employee of the Company Group or the use by the Company of the services of any consultant or independent contractor (including the services of any employees and consultants of such independent contractors) does not subject the Company Group to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company Group.

(o) The Company Group has taken all commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information included in the Company Owned IP Rights (“Confidential Information”).

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(p) Except as set forth in Section 3.17(p) of the Company Disclosure Schedule, no government funding or Governmental Grants or funding from any Person was used in the development of the Company Owned IP Rights.

Section 3.18 Insurance Coverage.

Section 3.18 of the Company Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company Group or its business or Assets and Properties, each of which is in full force and effect. All premiums payable under all such policies have been timely paid and the Company Group has otherwise complied with all material terms and conditions of all such policies. Neither: (A) the execution or delivery of this Agreement or any other Transaction Documents; nor (B) the consummation of the Transactions, will (with or without notice or lapse of time or both): (1) result in the cancellation, invalidation or termination, or give any Person the right to cancel, invalidate or terminate, any of the insurance policies of the Company Group; (2) result in the reduction of coverage, or give any Person the right to reduce the coverage, under any such insurance policies; or (3) have any impact on the right or ability of the Company Group to make a claim under any such insurance policies in respect of or relating to events or circumstances that have occurred prior to the Closing.

Section 3.19 Tax Matters.

Except as set forth in Section 3.19 of the Company Disclosure Schedule:

(a) Each Company Group member has timely filed in a proper manner with the appropriate Taxing Authorities all Tax Returns required to be filed by, or with respect to, such Company Group and has timely paid in full all Taxes shown as due on any Tax Return. All such Tax Returns are true, complete and accurate. All Taxes due and payable by any member of the Company Group or with respect to the income, assets or operations thereof, whether or not required to be shown on a Tax Return, have been timely paid in full. No written claim has been served to the Company Group since January 1, 2021 by a Taxing Authority or any other Governmental Authority in a jurisdiction where any Company Group does not file Tax Returns that any member of such Company Group is or may be subject to taxation in that jurisdiction.

(b) A proper and adequate accrual or reserve for Tax Liabilities of the respective Company Group in accordance with IFRS is included in the respective Company’s Financial Statements. The unpaid Taxes of the Company Group (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liabilities set forth on the balance sheet (and not merely in the notes) included in the respective Company’s Financial Statements, and (ii) do not, as of the date hereof, exceed such reserve except as set forth in Section 3.19(b) of the respective Company Disclosure Schedule.

(c) Except as set forth in Section 3.19(c) of the Company Disclosure Schedule, since the Balance Sheet Date, no Company Group (i) has incurred any Liability for Taxes (A) from extraordinary gains or losses within the meaning of IFRS or (B) outside the ordinary course of business, or (C) otherwise inconsistent with past custom and practice and (ii) has, in accordance with IFRS, as applicable, made due and sufficient accruals for such Liabilities for Taxes (excluding any “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) in the books and records of such Company Group.

(d) No Company Group has been since January 1, 2021, or is currently the subject of any audit or other examination of Taxes by any Taxing Authority. Except as set forth in Section 3.19(d) of the Company Disclosure Schedule no written deficiencies for Taxes with respect to any Company Group have been claimed, or assessed by any Taxing Authority or other Governmental Authority. There are currently no matters under discussion between the Company Group and any Taxing Authority. The Company has made available to Purchaser (i) complete and accurate copies of all Tax Returns of the Company Group for the past three taxable years, and (ii) complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company Group for the past five taxable years. During the past (5) five taxable years no Company Group has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any Company Group submitted any request for any such extension or waiver.

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(e) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Company Group during the past (5) five taxable years. Except as set forth in Section 3.19(e) of the Company Disclosure Schedule, no Company Group has requested or received a ruling from any Taxing Authority during the past three taxable years (other than such rulings required by this Agreement).

Section 3.20 Employees; Contractors and Benefit Plans

(a) Section 3.20(a) of the Company Disclosure Schedule sets forth, with respect to each member of the Company Group, a true, correct and complete list of all employees of such member of the Company Group, and includes each employee’s name and title, work location, the employing entity, date of hire or engagement, status, actual scope of employment (including whether full-time, part-time or temporary), overtime classification (including exempt or non-exempt), prior notice entitlement, salary and any other compensation and benefits payable, maintained or contributed to or with respect to which any potential Liability is borne by any member of the Company Group (whether now or in the future) for each of the listed employees, including bonus (including type of bonus, calculation method and amounts received in 2024-2025), deferred compensation, commissions (including calculation method and amounts received in 2024-2025), overtime payment, vacation entitlement and accrued vacation, travel entitlements (including travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, equity awards and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement or any other provident fund (including managers’ insurance, pension fund and further education fund), their respective contribution rates and the salary basis for such contributions, whether such employee is subject to a Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (a “Section 14 Arrangement”) (and, to the extent such employee is subject to a Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his or her employment and on the basis of his or her entire salary), last compensation increase to date (including the amount thereof), and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the expected return to work date) and whether the employees employment have terminated during the ninety (90) days prior to the date of this Agreement and been rehired prior to date of this Agreement, and whether the Company recognizes their seniority from their original commencement date of employment. Other than their salaries, the employees of the Company Group are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. No employee of the Company Group is entitled (whether by virtue of any Applicable Law, Contract or otherwise) to any benefits, entitlement or compensation that is not listed in Section 3.20(a) of the Company Disclosure Schedule. The Company has not made any promises or commitments to any of its employees or former employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, other than as listed in Section 3.20(a) of the Company Disclosure Schedule.

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(b) Section 3.20(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or transaction bonus or change in control agreement, pension, share Option, restricted share or other equity-based benefit, profit sharing, savings, retirement, life, health, disability, accident, medical, dental, insurance, vacation, paid time off, long term care, perquisite, fringe benefit, death benefit or other material compensation or benefit plan, program, arrangement, agreement, fund or commitment (i) for the benefit or welfare of any current or former director, officer, shareholder, service provider or employee of any Company Group or any shareholder or Affiliate thereof employing such person for the benefit of such Company Group, or (ii) with respect to which such Company Group has any Liability. Such plans are referred to collectively herein as the “Benefit Plans.” The Company has made available to Purchaser (i) accurate and complete copies of each Benefit Plan to the extent currently effective, including all amendments thereto and copies of applicable resolutions adopting each such amendment, (ii) all material written Contracts relating to each Benefit Plan to the extent currently effective, and (iii) material correspondence to or from any Governmental Authority relating to any Benefit Plan. Each Company Group member has performed all obligations required to be performed by such Company Group member under (including with respect to any grant, bonus or other benefit effected under any Benefit Plan), and is not in default or violation of, and has no Knowledge of any default or violation by any other party to, any Benefit Plan, of any material term thereunder. Each Benefit Plan has been established and maintained in accordance with its terms and in compliance with Applicable Law. Each Benefit Plan of the Company that is intended to qualify under Section 401(a) of the Code (“Section 401(a)”) has received a favorable determination or approval letter from the Internal Revenue Service and each Benefit Plan of the Company that is intended to qualify under Section 102 of the Tax Ordinance (“Section 102”) has received a favorable determination or approval letter or is otherwise approved by the ITA. All Company Options and Company Shares of the Company issued under Section 401(a) or any “Section 102 Plan” have been issued in compliance with the applicable requirements of Section 401(a) or Section 102, as the case may be, including, without limitation, the adoption of the applicable board and shareholders resolutions, the filing of the necessary documents with the ITA and the Internal Revenue Service, the issuance of Company Options following the applicable 30 days restriction period following the submission of the application to the ITA to approve a “Section 102 Plan”, the appointment of trustees to hold the Company Options and, if applicable Company Shares pursuant to the terms of Section 102 and the compliance by such trustees with the Section 102 requirements.

(c) Except as set forth in Section 3.20(c) of the Company Disclosure Schedule, the consummation of the Transactions will not (either alone or together with any other event, including a subsequent termination of employment or service or other engagement) entitle any employee, service provider or independent contractor of any Company Group member or any employee of such independent contractor or service provider to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under any Benefit Plan or trigger any other Liability to such Company Group member or any other right or benefit to such person.

(d) Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, no Company Group member has engaged any consultants, sub-contractors, sales agents or freelancers who, according to Applicable Law, would be entitled to the rights of an employee vis-à-vis the Company Group, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory or contractual benefits. Section 3.20(d) of the Company Disclosure Schedule sets forth a true and complete list of all present independent contractors and consultants (the “Contractors”) of the Company Group, and includes each Contractor’s name, date of commencement, and rate of all regular compensation and benefits, and any bonus or other compensation payable. No promises or commitments have been made to any Contractors, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, other than as listed in Section 3.20(d) of the Company Disclosure Schedule. Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, all Contractors are and all former Contractors were properly classified as independent contractors and would not reasonably be expected to be reclassified by any Governmental Authority as employees of any member of the Company Group for any purpose. Each Person providing services to any Company Group member that has been characterized as a consultant, sub-contractor, sales agent or freelancer and not an employee has been properly characterized as such including, where applicable, through the inclusion of appropriate and required provisions in the relevant agreement with such Person. The Company Group has no unsatisfied obligations of any nature to any former employees or former Contractors, and their termination was in compliance with all Applicable Laws and Contracts.

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(e) No current or former employee or Contractor of the Company Group is or was engaged by the Company without a written contract or without having executed an agreement concerning intellectual property, confidentiality and non-compete.

(f) No Company Group member is, and has ever been, a party to any collective bargaining agreement, or other Contract or arrangement with a labor union, works council, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Applicable Law, Contract or otherwise) to provide benefits or working conditions under any of the foregoing. minimum benefits No Company Group member is, and has ever been, a member of any employers’ association or organization. No Company Group member has paid, been required to pay or has been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. There are no and have never been any labor organizations representing, and there are no labor organizations purporting to represent or seeking to represent, any employees of any Company Group member, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, threatened to be brought or filed, with any labor relations tribunal. No Company Group member has Knowledge of any union organizing activities or proceedings of any labor union to organize any employees of any Company Group member. No Company Group member has ever had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of its employees.

(g) No Company Group member has received notice of any complaints, charges or claims against such Company Group member and no such complaints, charges, investigations of any kind or claims are threatened, by or before any Governmental Authority or otherwise, based on, arising out of, in connection with or otherwise relating to the employment or engagement or termination of employment or engagement or failure to employ or engage by any member of the Company Group, of any individual. There are no controversies pending or threatened, between any member of the Company Group and any of its current or former employees or independent contractors or consultants, which controversies have or would reasonably be expected to result in a Proceeding before any Governmental Authority.

(h) No Company Group member has or is subject to, and no employee of any Company Group member benefits from, any extension order except for extension orders applicable to all employees in Israel.

(i) Except as set forth in Section 3.20(i) of the Company Disclosure Schedule, the obligations of each Company Group member to provide statutory social benefits pursuant to Applicable Law and any other benefits provided under any Contract to which such Company Group member is party, are each fully funded or reflected on the Company’s Financial Statements.

(j) Except as set forth in Section 3.20(j) of the Company Disclosure Schedule, each Company Group member has complied in all material respects with all Applicable Laws and/or Contracts and/or customs recognized as such by such Company Group member relating to employment, employment practices, engagement with contractors, wages, bonuses and other compensation matters and terms and conditions of employment related to its employees; and all amounts that the Company Group is legally or contractually required either (i) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds, or (ii) to withhold from its employees’ salaries and benefits and to pay to any Governmental Authority as required by under Applicable Law, have, in each case, been fully deducted, transferred, withheld and paid.

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Section 3.21 Affiliate Transactions.

Except as set forth in Section 3.21 of the Company Disclosure Schedule, no shareholder, director, officer or employee of any Company Group or member of any of their immediate family or any Affiliate thereof (each of the foregoing, a “Related Person”), other than in its capacity as a shareholder, director, officer or employee of such Company Group, (i) has been since January 1, 2021 involved, directly or indirectly, in any business arrangement, other than employment agreements (and if applicable, engagements with directors in their capacity as such) or other material relationship with any Company Group (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by such Company Group or (iii) is engaged, directly or indirectly, in the conduct of the business of such Company Group. In addition, no such Related Person has an interest in any Person that (A) competes with the business of its Company Group in any market presently served by such Company Group, or (B) is a supplier, vendor, lessor, lessee, licensor or licensee of such Company Group, in each case, except as explicitly set forth in Section 3.21 of the Company Disclosure Schedule. For purpose of this Agreement, “immediate family” of any Person shall mean spouse, parents, children and brothers and sisters of such Person.

Section 3.22 Finder’s Fees.

Except as set forth in Section 3.21 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or who is entitled to any fee or commission from the Company in connection with the Transactions.

Section 3.23 Bank Accounts.

Section 3.23 of the Company Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of any Company Group at any bank, trust company, securities broker or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to sign checks or other documents or has any other amounts or rights with respect to such account. Except as set forth in Section 3.23 of the Company Disclosure Schedule, no Company Group has any outstanding credit facility, overdraft, loan, loan share, debenture, letter of credit, acceptance credit or other financial facility.

Section 3.24 Purchaser Unused Funding.

Out of the Purchaser Funding, as of the date of this Agreement the Purchaser Unused Funding are listed in Schedule 3.24.

Section 3.25 Debt-Free Status.

As of March 26, 2026, no member of the Company Group had any Company Debt outstanding (other than IIA Obligations, and other than employees related obligations and other vendors for which the Company had available cash as detailed in Exhibit R). The Closing Statement, attached hereto as Exhibit R, is true and correct in all respects as of March 26, 2026, has been prepared in accordance with the Agreed Accounting Principles, and has been duly signed by the Chief Executive Officer of Colospan Ltd. The Closing Statement fairly presents the Company’s Cash, Company Debt, and Transaction Expenses as of the close of business on March 26, 2026. For the avoidance of doubt, the representation set forth in this Section shall constitute a Sellers Fundamental Representation for purposes of this Agreement.

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Section 3.26 Ordinary Course of Business Since March 26, 2026.

Since March 26, 2026, the Company has operated only in the ordinary course of business consistent with past practice. All expenses including employment related expenses and expenses with other related vendors (which are as reflected in Exhibit R and were approved by Purchaser), and obligations incurred, assumed, or created by or on behalf of any member of the Company Group since March 26, 2026 have been communicated in writing to the Purchaser. Since March 26, 2026, there has been no event, matter, expense, obligation, liability, or occurrence outside the ordinary course of business that was not disclosed in writing to the Purchaser. Without limiting the generality of the foregoing, since March 26, 2026, no member of the Company Group has incurred any Indebtedness, created any Lien on any of its assets, made any distribution to its shareholders, or assumed or incurred any liability or obligation in excess of US$10,000 individually or US$25,000 in the aggregate, other than in the ordinary course of business consistent with past practice and as disclosed in writing to the Purchaser.

Article IV

Representations and Warranties of the Selling Shareholders

Except as set forth in the Selling Shareholder’s Disclosure Schedule, each of the Selling Shareholders represents and warrants, severally but not jointly with the other Selling Shareholders, and in respect to himself/itself and his/its own shares, to and for the benefit of Purchaser, that the statements contained in this Article IV are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

Section 4.1 Title to Company Shares.

Such Selling Shareholder has good and valid title to, and is the sole lawful owner, beneficially and of record, of all of the Company Shares set forth opposite the name of such Selling Shareholder in Exhibit C, which constitute the entire issued and outstanding Company Shares held by such Selling Shareholder, free and clear of any and all Liens. The Selling Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the foregoing Company Shares. At the Closing, such Selling Shareholder shall convey to Purchaser, and Purchaser shall acquire, good and marketable title to the respective Company Shares referred to above, free and clear of any Liens and from any agreement, obligation or commitments to create, grant, give or permit to subsist any Liens, except for such Liens created by the Purchaser or under the respective Charter Documents or Applicable Law. The Selling Shareholder has not sold, pledged or otherwise transferred (whether by operation of law or otherwise, including, without limitation, transfers pursuant to any decree of divorce or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) any interests in the respective Company Shares to any Person. Except as set forth in Section 4.1(a) of the Company Disclosure Schedule, the respective Company Shares constitute all of the shares or other securities of the respective Company over which any voting or dispositive power is held by the Selling Shareholder and the Selling Shareholder does not own, beneficially or otherwise, directly or indirectly, any other share capital of, or other securities, equity or ownership interest in the Company (including, without limitation, (i) any outstanding Options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other securities of such Company, or (ii) outstanding share appreciation rights, phantom share or similar rights). Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, the respective Company Shares referred to above are not subject to any shareholders agreement, voting agreements, proxies, trusts or other agreement or understandings relating to the voting or disposition thereof, which would continue to be binding upon the Purchaser after the Closing. Any proxies heretofore given in respect of the respective Company Shares are not irrevocable, and any such proxies are or shall be revoked by the Selling Shareholders by the Closing.

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Section 4.2 Authority; Binding Effect.

Such Selling Shareholder has full right, power and authority to enter into and to perform such Selling Shareholder’s obligations under each of the Transaction Documents to which such Selling Shareholder is or may become a party. Such Selling Shareholder has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which such Selling Shareholder is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Selling Shareholder is a party have been duly authorized by such Selling Shareholder. All organizational actions and proceedings required to be taken by or on the part of such Selling Shareholder to authorize and permit the execution, delivery and performance by such Selling Shareholder of this Agreement and the other Transaction Documents to which such Selling Shareholder is a party, have been duly and properly taken. This Agreement has been, and each other Transaction Document to which such Selling Shareholder is a party has been or will be, duly executed and delivered by such Selling Shareholder. This Agreement constitutes the legal, valid and binding obligation of such Selling Shareholder, and, assuming the due authorization, execution and delivery by the other parties thereto, is enforceable against such Selling Shareholder in accordance with its terms, and upon the execution of each of the other Transaction Documents to which such Selling Shareholder is a party, each of such other Transaction Documents will constitute the legal, valid and binding obligation of such Selling Shareholder who is a party thereto, and will be, assuming the due authorization, execution and delivery by the other parties thereto, enforceable against such Selling Shareholder in accordance with its terms, in each case, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.3 Non-Contravention; Consents.

Except as set forth in Section 4.3 of the Selling Shareholder’s Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any other Transaction Document by such Selling Shareholder, nor (2) the consummation of the Transactions by such Selling Shareholder, will (with or without notice or lapse of time or both), in each case, only to the extent reasonably expected to prevent the parties from consummating the Transactions:

(a) contravene, conflict with or result in a violation or breach of: (i) any of the provisions of any Charter Document of such Selling Shareholder or (ii) any Applicable Law;

(b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by such Selling Shareholder;

(c) contravene, conflict with or result in a violation or breach of or a default under any provision of any Contract to which such Selling Shareholder is bound or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any such Contract; or

(d) Other than Selling Shareholders that are required to file with a stock exchange or with any securities authority, a report with respect to the Transactions, such Selling Shareholder neither was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of the Transaction Documents to which such Selling Shareholder is a party or (y) the consummation of the Transactions, provided that any Selling Shareholders may disclose information regarding the Transaction (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with either monitoring its investment in the Company and/or enforcing its rights under any agreement with the Company. (ii) as required pursuant to Applicable Law; or (iii) in a summary form to any Affiliate, partner, member, shareholder or wholly owned subsidiary of such Selling Shareholder in connection with periodic internal reporting of such Selling Shareholder in the ordinary course of business, provided that the Selling Shareholder takes reasonable steps to minimize the extent of any such required disclosure and that such disclosure is made to persons who are subject to confidentiality obligations not less restrictive than those under this Agreement.

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Section 4.4 Capacity of Selling Shareholder.

(a) Such Selling Shareholder:

(i) has not, at any time , (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against such Selling Shareholder, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or substantially all of such Selling Shareholder’s assets, (D) admitted in writing such Selling Shareholder’s inability to pay such Selling Shareholder’s debts as they become due, or (E) to the best of his Knowledge, taken or been the subject of any action that will have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transaction Documents; and

(ii) is not subject to any Applicable Law that is reasonably likely to have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transaction Documents.

(b) There is no Proceeding pending, and, to such Selling Shareholder’s Knowledge, no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of such Selling Shareholder to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transaction Documents. To the Knowledge of such Selling Shareholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably expected to give rise to any such Proceeding.

Section 4.5 Tax Withholding Information.

Any and all information provided to Purchaser by or on behalf of such Selling Shareholder for purposes of enabling Purchaser to determine the amount to be deducted and withheld from the consideration payable to such Selling Shareholder pursuant to this Agreement under Applicable Law is true and accurate.

Section 4.6 Finder’s Fees.

Except as set forth in Section 4.6 of the Selling Shareholder’s Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions contemplated by this Agreement or any other Transaction Document to which such Selling Shareholder is a party based on any Contract to which such Selling Shareholder is a party or that is otherwise binding upon such Selling Shareholder.

Section 4.7 Company Group Assets.

Subject to Closing, other than Excluded Claims (as defined below), neither such Selling Shareholder nor any of its Affiliates has any remaining rights or interest in any assets or properties of the Company Group.

Section 4.8 Securities Laws.

(a) Subject to and without derogating from the Purchaser’s representations and warranties contained in Article V (including, without limitation, the Purchaser’s representations and warranties relating to the Purchaser SEC Documents and Purchaser Foreign Filings (as set forth and defined in Section 5.1)), such Selling Shareholder has acquired sufficient information about the Purchaser (through the review by such Seller of the Purchaser’s reports filed with the SEC) to reach an informed and knowledgeable decision to acquire the Consideration Shares (the “Consideration Securities”). Such Selling Shareholder is acquiring the respective Consideration Securities for such Selling Shareholder’s own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act.

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(b) Such Selling Shareholder is (i) an accredited investor within the meaning of Regulation D prescribed by the SEC pursuant to the Securities Act (a “Regulation D Investor”) or (ii) not a U.S. Person as defined in Regulation S promulgated under the Act (a “Regulation S Investor”). If such Selling Shareholder is a Regulation D Investor and is U.S. Person, such Selling Shareholder also represents that: (w) Such Selling Shareholder can afford to bear the economic risk of holding the Consideration Securities for an indefinite period and can afford to suffer the complete loss of such Selling Shareholder’s investment in the Consideration Securities; (x) Such Selling Shareholder is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under Regulation D; (y) its knowledge and experience in financial and business matters is such that such Selling Shareholder is capable of evaluating the risks of the investment in the Consideration Securities; and (z) only to the extent that such Selling Shareholder is not an individual, it has not been organized for the purpose of acquiring the Consideration Securities and all the equity owners of such Selling Shareholder are Regulation D Investors. If such Selling Shareholder is a Regulation S Investor, such Selling Shareholder also represents that: (1) it is neither a U.S. Person nor a Distributor (as defined in Rule 902 of Regulation S), (2) on the date hereof, the Regulation S Investor is outside the United States, (3) the Selling Shareholder is not acquiring the Consideration Securities for the account or benefit of any U.S. Person, (4) it will not, during the 40 day period starting on the date of such Selling Shareholder’s purchase and receipt of the Consideration Securities, offer or sell any of the Consideration Securities (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person other than in accordance with Regulation S or pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws and (5) it will, after the expiration of such 40 day period, offer, sell, pledge or otherwise transfer the Consideration Securities (or create or maintain any derivative position equivalent thereto) only pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws, (6) it did not become aware of the Company or the Consideration Securities through any form of “directed selling efforts” (as defined in Rule 902 of Regulation S), and no general solicitation or general advertising in violation of the Securities Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by such Selling Shareholder or any of its representatives in connection with the offer and sale of any of the Consideration Securities, (7) it is not acquiring the Consideration Securities in a transaction or part of series of transactions that, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act. Each Executing Shareholder has confirmed on the signature page hereto whether such Executing Shareholder is a Regulation D Investor and/or a Regulation S Investor, and such Executing Shareholder represents and warrants that the information set forth in its respective signature page is true and correct. Selling Shareholder should refer to the definition of terms set forth in Appendix A for additional information.

(c) Such Selling Shareholder understands that the Consideration Securities have not been registered under the Securities Act and the Consideration Securities are being issued in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the accuracy of its representations set forth herein. Moreover, such Selling Shareholder understands that the Purchaser is under no obligation to register the Consideration Securities with the SEC in the United States.

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(d) Such Selling Shareholder understands and agrees that the Consideration Securities cannot be offered, resold or otherwise transferred except pursuant to (i) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (ii) an available exemption from registration, in which case such Selling Shareholder shall furnish the Purchaser with, if reasonably requested by the Purchaser, a customary representation letter, in form and substance reasonably satisfactory to the Purchaser. Such Selling Shareholder hereby covenants and agrees that he, she or it will not offer, sell or otherwise transfer such Consideration Securities except in compliance with this Section 4.8 and with Applicable Law. In order to prevent any transfer from taking place in violation of this Agreement or Applicable Law, each Selling Shareholder hereby agrees that the Purchaser may cause a stop transfer order to be placed with the Transfer Agent with respect to the Consideration Securities; provided, however, that such stop order shall be immediately removed on the date that such Consideration Securities no longer bear a restrictive legend in accordance with Section 2.11(a) and/or any of the circumstances requiring the removal of such restrictive legend as set forth in Section 2.12(e) have occurred (regardless of whether the Purchaser caused the removal of such legend in accordance with its obligation pursuant to Section 2.12(e). The Purchaser will not be required to transfer on its books any Consideration Securities that have been sold or transferred in violation of any provision of this Agreement or Applicable Law.

(e) By signing this Agreement, each Selling Shareholder that may become the beneficial owner of 5% or more of the Purchaser’s outstanding ordinary shares as a result of the Transactions hereby agrees to be bound by a beneficial ownership limitation of no more than 4.99% of the Purchaser’s outstanding ordinary shares. To effectuate such limitation, any Consideration Shares that would otherwise cause such Selling Shareholder’s beneficial ownership to equal or exceed 5% shall be issued in the form of pre-funded shares, pre-funded warrants or other pre-funded instruments (the “Pre-Funded Instruments”), which Pre-Funded Instruments shall be exercisable for ordinary shares of the Purchaser at a nominal exercise price, provided that such exercise shall be subject to the beneficial ownership limitation set forth herein, such that following any such exercise the holder shall not beneficially own more than 4.99% of the Purchaser’s outstanding ordinary shares. Each such Selling Shareholder acknowledges and agrees that this beneficial ownership limitation is intended to ensure compliance with applicable securities and Israeli corporate laws and regulations, and that the Pre-Funded Instruments shall contain customary terms consistent with market practice for instruments of this type.

Section 4.9 Selling Shareholders Status.

The indication by the Selling Shareholder on the signature page hereto whether it qualifies as an “investor” under Section 15(A)(b)(1) of the Israeli Securities Law, is true and correct.

Article V

Representations and Warranties of Purchaser

Except as set forth in the Purchaser SEC Documents, Purchaser represents and warrants, with respect to the Purchaser Group, to the Selling Shareholders that the statements contained in this Article V are true and correct as of the date of this Agreement and as of the Closing Date:

Section 5.1 Corporate Existence and Power.

(a) The Purchaser is a duly incorporated and validly existing under the laws of Israel. Purchaser has all necessary power and authority: (A) to conduct its business in the manner in which its business is currently being conducted and is duly qualified to do business is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification; (B) to own, use and distribute its assets in the manner in which its assets are currently owned, used and distributed; and (C) to perform its obligations under all Contracts to which it is a party.

Purchaser has made available to the Selling Shareholders (including through the electronic data gathering, analysis and retrieval database of the SEC - EDGAR) all such Purchaser SEC Documents (as defined below) that it has so filed or furnished prior to the date hereof. None of the Purchaser’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC, ISA or with any other similar foreign securities authority.

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(b) The Purchaser has made available to the Company and Selling Shareholders materially accurate and complete copies of the Charter Documents of the Purchaser in effect.

Section 5.2 Corporate Authorization.

The Purchaser has all necessary corporate power and authority to enter into, deliver and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof, and the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof have been duly authorized by all necessary corporate action on its part. This Agreement constitutes and any other Transaction Document to which Purchaser will be a party will constitute upon execution thereof the legal, valid and binding obligation of Purchaser, and assuming the due authorization execution thereof and delivery thereof by the other parties thereto, is enforceable against Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.3 Compliance with Applicable Law.

(a) The Purchaser is, and has at all times been, in compliance in all material respects with, and has operated its respective business and maintained its assets and properties in material compliance with, all Applicable Laws. Purchaser has not been informed in writing that its operations are under investigation with respect to, given written notice of any violation or possible violation of, or, to Purchaser’s Knowledge, is currently threatened to be charged with any violation of, Applicable Law.

Section 5.4 Non Contravention; Consents.

Neither the execution, delivery or performance by the Purchaser of this Agreement or any of the Transaction Documents to which the Purchaser is a party nor the consummation of the Transaction by the Purchaser, will (with or without notice or lapse of time or both):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Charter Documents of the Purchaser or (ii) any Applicable Law;

(b) give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Applicable Law;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or materially and aversely modify, any Governmental Authorization that is held by the Purchaser Group or that, to the Purchaser’s Knowledge, otherwise relates to the Purchaser Group’s business or to any of the assets owned or used by the Purchaser Group;

(d) contravene, conflict with, or result in a violation or breach of, or result in a default under, any provision of any Contract of the Purchaser that comply with the definition of Company Material Contract, mutatis mutandis (“Purchaser Material Contract”) by which the Purchaser Group is bound, or give any Person the right to: (i) declare a default or exercise any remedy under any such Purchaser Material Contract; (ii) accelerate the maturity or performance of any such Purchaser Material Contract; or (iii) cancel, terminate or modify any such Purchaser Material Contract;

(e) Except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made prior to the Closing Date, would not prevent, materially alter or materially delay the consummation of the Transaction or any of the other transactions contemplated by this Agreement, the Purchaser (A) is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person with respect to any Purchaser Material Contract or any Governmental Authority, (B) neither was or is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority or any other Person, in each case in connection with: (x) the execution, delivery or performance of this Agreement or any of the other Transaction Documents; or (y) the consummation of the Transactions contemplated by this Agreement; or

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(f) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by the Purchaser Group.

Section 5.5 Capitalization of Purchaser.

(a) The authorized share capital of the Purchaser consists of 900,000,000 Ordinary Shares, par value 1.8 NIS per share, of which 7,684,074 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of the Purchaser are and have been, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable.

Section 5.6 Finder’s Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser who is entitled to any fee or commission from the Purchaser in connection with the Transaction.

Section 5.7 Capacity of Purchaser.

(a) Purchaser has not, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against it, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or substantially all of its assets, (D) admitted in writing its inability to pay its debts as they become due, or (E) to the best of its Knowledge, taken or been the subject of any action that will have an adverse effect on its ability to comply with or perform any of such covenants or obligations under any of the Transaction Documents; and

(b) To its best of Knowledge, Purchaser is not subject to any applicable Law that is reasonably likely to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transaction Documents.

(c) There is no Proceeding pending, and, to its Knowledge, no Person has threatened to commence any Proceeding, that may have an adverse effect its ability to comply with or perform any of its covenants or obligations under any of the Transaction Documents. To its Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably expected to give rise to any such Proceeding.

Section 5.8 Investment Company.

The Purchaser is not an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

Section 5.9 Private Placement; Securities Law.

(a) Assuming the accuracy of each of the Selling Shareholders’ representations and warranties set forth in Section 4.8, no registration under the Securities Act is required for the offer and sale of the Consideration Shares by the Purchaser to the Selling Shareholders as contemplated hereby (the “Offering”), and based on the accuracy of the Selling Shareholders’ representations and warranties set forth in Section 4.8(b) the Offering by the Purchaser to the Regulation S Investors will qualify as a “Category 2” offering under Rule 903(b)(2) of Regulation S.

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(b) The Purchaser is a “foreign issuer” as that term is defined in Regulation S, promulgated under the Securities Act.

(c) The Offering by the Purchaser to the Regulation S Investors was made in an “offshore transaction” (as that term is defined under Regulation S).

(d) None of the Purchaser, its affiliates or any person acting on their behalf has engaged in any “directed selling efforts” (as that term is defined under Regulation S) with respect to the Offering.

(e) The Purchaser has implemented “offering restrictions” (as that term is defined under Regulation S) with respect to the Offering by the Purchaser to the Regulation S Investors.

(f) None of the Purchaser, its affiliates or any person acting on their behalf has effected over the last 12 months a general solicitation in the United States or to non U.S. Persons with respect to the offering of any of its securities.

(g) The Purchaser has a class of securities registered pursuant to Section 12(b) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(h) The Purchaser has filed all the material required to be filed with the with the SEC and with NASDAQ, including pursuant to Section 13(a) of the Exchange Act for a period beginning on January 1, 2024 (“Purchaser SEC Documents “). The Purchaser SEC Documents, at the time they were filed with the SEC (or, if any such document was amended or superseded by a later filing prior to the date hereof, at the time of such later filing), were, as of the date of their respective filing date, true and correct in all material respects and complied with the applicable requirements of Applicable Law and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.10 Unawareness of Breach or Inaccuracy.

As of the date hereof, based solely on the due diligence materials provided to Purchaser, Purchaser is not aware of any breach of or inaccuracy in any of the representations and warranties of the Company.

Article VI

PRE CLOSING Covenants

Section 6.1 Conduct of Business.

From the date of this Agreement until the Closing Date, or the earlier termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with its past practice and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect Governmental Authorizations necessary for the conduct of its business, and (iii) maintain satisfactory relationships with its customers, lenders, and suppliers and others having a business relationship with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or required under Applicable Law, or pursuant to the prior written consent of the Purchaser (not to be unreasonably withheld or delayed), the Company shall not and shall cause its Subsidiaries not to do any of the following actions (except if such action is required for consummation of the Transaction):

(a) Charter Documents. Amend its Charter Documents (whether by merger, consolidation or otherwise);

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(b) Issuance of Shares. (i) issue, deliver or sell, or authorize the issuance, delivery or sale of any of its shares or Options exercisable into its shares; or (ii) amend any term of any of its shares or Options (whether by merger, consolidation or otherwise), other than the cancellation of Options;

(c) Acquisitions. Acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any securities or all or substantially all of the assets, properties or businesses of any third party or otherwise acquire or agree to acquire any securities or assets which are material, individually or in the aggregate to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(d) Dispositions. Sell, lease, license or otherwise transfer, or create or incur any Lien, on any of its tangible or intangible assets or rights or any of its properties or assets, except in the ordinary course of business;

(e) Loans and Investments. Make any loans, advances or capital contributions to, or investments in, any other Person or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any Indebtedness for borrowed money, except in the ordinary course of business;

(f) Contracts. (i) unless reasonably pre-approved by the Purchaser, enter into, amend or modify in any respect any Company Material Contract or (ii) terminate any Material Contract or otherwise waive, release or assign any of its rights, claims or benefits under any Company Material Contract;

(g) Employees; Consultants; Independent Contractors; Severance Arrangements. Other than as required by this Agreement, under Applicable Law or made in the ordinary course of business: (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of its directors, officers, advisors, consultants, independent contractors, or employees, (ii) other than in accordance with agreements entered into prior to the date hereof and disclosed in the Company Disclosure Schedule, increase benefits payable under any existing severance or termination pay policies or employment agreements or any other benefits payable to any of its directors, officers, advisors, consultants, independent contractors or employees, (iii) enter into any employment, deferred compensation or other agreement or offer (or amend any such existing agreement or offer) with any of its directors, officers, advisors, consultants, independent contractors or employees, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, Benefit Plan covering any of its directors, officers, advisors, consultants, independent contractors or employees, or (v) promote any of its employees;

(h) Accounting. Change its methods of accounting or accounting practices, except as required by concurrent changes in IFRS and as agreed to by its independent public accountants;

(i) Proceedings; Settlements. Commence, settle, or offer or propose to settle (i) any material Proceeding involving or against the Company, (ii) any material litigation or dispute against any of its officers or directors or (iii) any Proceeding that relates to the Transactions;

(j) Taxes. With respect to each of the following, other than in the ordinary course of business, make or change any Tax election other than as is required under Applicable Law; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; enter into any closing agreement with a Taxing Authority; file any Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax; change or adopt any annual Tax accounting period or method of Tax accounting; surrender or forfeit any right to claim a Tax refund; file any Tax petition, Tax complaint or administrative Tax appeal; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or request, negotiate, apply for or receive a Tax ruling on its own behalf or on behalf of any of the Selling Shareholders;

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(k) Intellectual Property. Purchase or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights, except in the ordinary course of business;

(l) New Line of Business. Enter into agreements that contemplate engaging in a new line of business;

(m) Subsidiaries. form or acquire any Subsidiaries;

(n) Distributions. Distribute to its shareholders any asset of the Company Group or make a declaration thereof;

(o) Grants. Apply for or accept any Governmental Grant other than acceptance of such Governmental Grants pursuant to applications submitted before the date hereof and disclosed herein; or

(p) Other. Take, agree, resolve or commit to do, any of the foregoing actions, or prevent it from performing one or more covenants required hereunder to be performed by it or otherwise consummate the Transactions.

From the date of this Agreement until the Closing Date, or the earlier termination of this Agreement in accordance with its terms, each Selling Shareholder shall not take, agree, resolve or commit to do, any action which would reasonably be expected to make any of such Selling Shareholder’s representations or warranties contained in this Agreement untrue or incorrect or prevent such Selling Shareholder from performing one or more covenants required hereunder to be performed by it or otherwise consummate the Transaction.

Section 6.2 No Solicitation; Other Offers.

From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each Selling Shareholder and the Company shall not, and shall cause each of its respective Representatives not to, directly or indirectly: (i) solicit, initiate, facilitate, support, seek, induce, entertain or encourage, or take any action to solicit, initiate, facilitate, support, seek, induce, or encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal; (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than the Purchaser; (iii) furnish to any Person other than to the Purchaser any information that is reasonably expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal; or (v) submit any Acquisition Proposal or any matter related thereto to the vote of their shareholders. Each Selling Shareholder and the Company shall, and shall cause each of its respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal, and shall promptly (and in any event within 24 hours) provide Purchaser with: (i) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by them from any Person, including in such description the identity of the Person from which such expression of interest, inquiry, proposal or offer was received (the “Other Interested Party”); and (ii) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to any of them or transmitted on behalf of any of them to the Other Interested Party or any of the Other Interested Party’s Representatives.

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Section 6.3 Access to Information.

From the date of this Agreement until the Closing Date, or the earlier termination of this Agreement in accordance with its terms, the Company and the Purchaser shall (a) give each other and its Representatives reasonable access to key employees, the offices, properties, books and records of each other, and (b) furnish to Purchaser or the Company, as applicable, and its Representatives such information that is available and is reasonably required by the requesting party in connection with the consummation of the Transaction and the operations of the Purchaser Group and the Company Group post Closing, including with respect to the Company Products and the Purchaser Products, as applicable, methodologies and related matters.

Section 6.4 Notices of Certain Events.

(a) From the date of this Agreement until the Closing Date, or the earlier termination of this Agreement in accordance with its terms, the Company and each of the Selling Shareholders, each with respect to its relevant notices shall promptly notify Purchaser, and the Purchaser, on the other hand, shall promptly notify the Shareholders Representative of:

(i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the consummation of the Transactions;

(ii) any notice or other communication from any Governmental Authority (A) delivered in connection with the Transaction, or (B) indicating that a Governmental Authorization is revoked or about to be revoked or that a Governmental Authorization is required in any jurisdiction in which such Governmental Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Material Adverse Effect on the Company or on the Purchaser;

(iii) any actions, suits, claims, investigations or Proceedings commenced or, to their respective Knowledge, threatened against, relating to or involving or otherwise affecting the Company or the Purchaser, as applicable, that relate to the consummation of the Transaction and which has had or would reasonably be expected to have a Material Adverse Effect; and

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the respective conditions set forth in Article VIII impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.4(a) requires any change in the respective Purchaser Disclosure Schedule, Company Disclosure Schedule or the Selling Shareholder Disclosure Schedule, as applicable, or if any such event, condition, fact or circumstance would require such a change assuming such Purchaser Disclosure Schedule, Company Disclosure Schedule or the Selling Shareholder Disclosure Schedules, as applicable, were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Purchaser or the Company or such Selling Shareholder, as applicable, shall promptly deliver to each other an update to its Purchaser Disclosure Schedule, Company Disclosure Schedule or the respective Selling Shareholder Disclosure Schedule, as applicable, specifying such change. No such notice or update shall be deemed to supplement or amend the Purchaser Disclosure Schedule, Company Disclosure Schedule or Selling Shareholder Disclosure Schedule, as applicable, for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company, any Selling Shareholder or the Purchaser, as applicable, in this Agreement and any indemnification obligation hereunder, or (ii) determining whether any of the respective conditions set forth in Article VIII has been satisfied.

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Section 6.5 Restriction on Transfer.

(a) Each Selling Shareholder agrees that, prior to the Closing or the earlier termination of this Agreement, such Selling Shareholder shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Lien (other than any Lien existing as of the date hereof, which shall be removed prior to the Closing), any Company Shares or any other security of the Company owned by such Selling Shareholder, or any direct or indirect beneficial interest therein, and the Company shall not register any transfer of Company Shares in the register of shareholders of the Company until the earlier of the Closing Date or the earlier termination of this Agreement.

Section 6.6 Filings.

As promptly as practicable after the execution of this Agreement, the Company and the Purchaser (a) shall make all filings and give all notices reasonably required to be made and given by such party in connection with the Transaction, to the extent such filings or notices were not submitted prior to the execution of this Agreement, except that any such filing or notice shall be subject to the prior review and approval of Purchaser or the Company, as applicable, (b) with respect to the Company, shall take such actions as are reasonably required to comply with Section 341 of the Companies Law as provided in Section 7.13 of this Agreement, and (c) shall use all commercially reasonable efforts to obtain all Consents required to be obtained (pursuant to any Applicable Law or Contract, or otherwise) in connection with the consummation of the Transaction. The Company shall, upon request of the Purchaser, and Purchaser shall, upon request of the Company, promptly deliver to each other a copy of each such filing made, each such notice given and each such Consent obtained by them. Notwithstanding the generality of the foregoing, the Company or the Purchaser, as applicable, shall not amend or modify or otherwise waive, release or assign any of their material rights, claims or benefits or pay any fee or other compensation to any Person in order to obtain any Consent required to be obtained (pursuant to any Applicable Law or Contract, or otherwise) by such party in connection with the Transaction.

Section 6.7 Shareholders Meeting.

Immediately following the execution of this Agreement, the Company shall call and give notice of a general meeting of the holders of Company Shares for the approval of the Transaction in the form attached hereto as Exhibit H (the “EGM Notice”), and take all other necessary measures in order to convene such meeting within seven (7) days after the date of the EGM Notice. Each Executing Shareholder undertakes to vote or cause to be voted, all of the Company Shares now or hereafter owned, controlled or beneficially held, by such Executing Shareholder, in favor of the resolutions set forth in the EGM Notice.

Section 6.8 Transactions in Purchaser’s Shares.

During the period beginning on the date hereof and until the Closing or termination, neither the Company, the Selling Shareholders, their Affiliates or anyone on their behalf (collectively, the “Restricted Parties”) shall sell, contract to sell, solicit offers to sell, make any short sale or otherwise dispose of, directly or indirectly, any of Purchaser’s shares or any securities convertible into, exchangeable for or that represent the right to receive Purchaser’s shares, whether now owned or hereinafter acquired, owned directly by the Restricted Party (including holding as a custodian) or with respect to which the Restricted Party has beneficial ownership or dispositive power within the rules and regulations of the SEC, or otherwise actively adversely influence the prices of Purchaser’s shares as reported on the Nasdaq (except by virtue of entering into this Agreement). The foregoing restriction is expressly agreed to preclude the Restricted Parties from, directly or indirectly, engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of Purchaser’s shares. Such prohibited hedging or other transactions include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Purchaser’s shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Purchaser’s shares.

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Section 6.9 Provisions relating to Company Debt and Transaction Expenses.

From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement:

(a) The Company shall use commercially reasonable efforts to (i) determine the aggregate amount of all Company Debt and Transaction Expenses that will be outstanding as of the anticipated Closing Date; (ii) obtain payoff letters from each holder of Company Debt (other than with respect to IIA Obligations) in form and substance reasonably satisfactory to the Purchaser; and (iii) arrange for the satisfaction, discharge, and payment in full of all Company Debt (other than IIA Obligations) and Transaction Expenses at or immediately prior to the Closing.

(b) Without the prior written consent of the Purchaser (not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause its Subsidiaries not to, from the date of this Agreement until the Closing Date: (i) incur any additional Indebtedness or Company Debt other than in the ordinary course of business and in amounts not exceeding US$50,000 individually or US$25,000 in the aggregate; (ii) incur any Transaction Expenses other than as contemplated by this Agreement; or (iii) make any distribution or payment of Cash other than (A) in the ordinary course of business consistent with past practice, or (B) as expressly contemplated by this Agreement.

(c) The Company shall cooperate with the Purchaser and provide such information, access, and assistance as the Purchaser may reasonably request in connection with the Purchaser’s review and verification of the Closing Statement and the Company’s compliance with this Section 6.9.

Article VII

Additional agreements

Section 7.1 Public Announcements.

Prior to and after the Closing, the parties hereto hereby agree not to (and to use reasonable efforts to cause their Representatives and Affiliates not to) make any public announcement, notice, or any other communication or disclosure to any other third party regarding the existence or any subject matter, terms or conditions of this Agreement, the other Transaction Documents or the Transactions without the prior written approval of the Purchaser or the Company, as applicable, except as such release, disclosure or announcement may be required by Applicable Law or under this Agreement, in which case the Person required to make the release or announcement will allow the Person whose consent would otherwise be required reasonable time (subject to the timing required under the Applicable Law for such release, disclosure or announcement to be made) to comment on such release, disclosure or announcement in advance of such issuance. Notwithstanding the foregoing, the Company and the Selling Shareholders acknowledge that the Purchaser is a public company listed on the Nasdaq Stock Market and, as such, the Purchaser and its Affiliates shall be permitted to make any public filings, announcements, disclosures or statements (including any filings with the U.S. Securities and Exchange Commission or any other securities regulatory authority, press releases or other public communications) as the Purchaser determines, in its sole discretion, to be necessary or advisable in connection with the Transactions or otherwise required or appropriate under Applicable Law or the rules and regulations of the Nasdaq Stock Market or any other applicable securities exchange, without the prior consent of the Company or any Selling Shareholder.

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Section 7.2 Commercially Reasonable Efforts.

Subject to the terms and conditions contained herein, the Company, the Selling Shareholders and the Purchaser shall cooperate and use their respective commercially reasonable efforts until the earlier if the Closing Date or the termination of this Agreement (a) to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under Applicable Law, to consummate and make effective the Transaction, (b) to obtain, prior to the Closing Date, all Consents of Governmental Authorities and other Persons as are necessary for consummation of the Transaction, and (c) to fulfill the respective conditions to consummation of the Transaction contemplated hereby set forth in Article VIII of this Agreement.

Section 7.3 Litigation Support

After the Closing, in the event that, and for so long as, the Purchaser or the Company is actively contesting or defending against any Proceeding in connection with (a) any transaction contemplated by the Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or the Purchaser in connection with the Company and/or the Transaction Documents, the parties hereto will reasonably cooperate with such contesting or defending party and its counsel in the contest or defense, make their personnel reasonably available, and provide such testimony as shall be reasonably necessary in connection with the contest or defense.

Section 7.4 Tax Matters.

(a) Cooperation. The Selling Shareholders, the Shareholders Representative and the Purchaser shall reasonably cooperate, and shall cause their respective Representatives and Affiliates reasonably to cooperate, in preparing and filing all Tax Returns of the Company for years ended in the year hereof, including maintaining and making available to each other all records reasonably necessary in connection therewith and in resolving all disputes and audits with respect to Taxes.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Purchaser and/or the Company when due, and the Purchaser and/or the Company will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. It is hereby clarified that any income tax and/or capital gain tax imposed on the Selling Shareholders in connection with the consummation of the Transaction shall be the responsibility of the Selling Shareholders.

Section 7.5 Employees.

(a) Prior to the Closing Date, the former employees listed on Exhibit I that have terminated their employment with the Company in the ninety (90) days prior to the date hereof, and, subject to the occurrence of the Closing, may be offered employment by the Company pursuant to new employment agreements in a form provided by Purchaser and reasonably approved by the Company, to be entered into in connection with the Transactions and to become effective as of the Closing (or such other effective date as may be set forth in the applicable employment agreement). It is clarified that any and all hiring decisions, including the terms of employment and the location of employment shall be in the sole and exclusive discretion of the Purchaser. Any such re-hire offers, if any, shall be conditional upon the Closing occurring and upon such other terms and conditions as the Purchaser determines in its sole discretion. Former Employees who accept the offer of employment, or current employees continue their employment (including by signing new employment agreement with the Company) shall be referred to hereunder as the “Transferred Employees”. Employees listed in Exhibit I that will not be offered continued employment by the Company at the Closing shall be referred to hereunder as the “Non-Transferred Employees”.

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(b) The Company shall reasonably cooperate with the Purchaser’s efforts in connection with the execution of employment agreements by the Transferred Employees, if so requested and as reasonably directed by the Purchaser, including by facilitating the delivery of any offer letters, employment agreements, and related documentation. The Company shall not, and shall cause its Representatives not to, take any action that is intended to, or is reasonably likely to, discourage any Transferred Employee from accepting such re-hire offer.

(c) For the avoidance of doubt, subject to Applicable Law, any prior service of a Transferred Employee with the Company prior to the termination of employment shall not be credited for purposes of accrual of vacation, sick days, or other paid time off, and each Transferred Employee shall commence employment following Closing with no accrued vacation and sick day balances.

(d) Prior to Closing, the Company shall terminate the employment of all Non-Transferred Employees (if any) in accordance with applicable law and shall pay them all amounts and entitlements due under their employment agreements and applicable law.

(e) The Company shall be liable for properly settling all amounts and entitlements due to each Transferred Employee in connection with, and up to and including, the termination of such Transferred Employee’s employment with the Company prior to the Closing (including any final salary and statutory payments), and shall request that each Transferred Employee execute a waiver and release letter in the form set forth in Exhibit J, as a condition to re-hire to the extent permitted by Applicable Law and shall not re-hire any Transferred Employee who did not executes said waiver and release letter.

(f) Without limiting the generality of the foregoing, the Company shall be liable for, and shall pay in accordance with Applicable Law and the applicable employment terms, all severance payments and other termination-related amounts (if any) due to any Transferred Employee in connection with the termination of such employee’s employment with the Company prior to the Closing. The Company shall also be liable for and shall pay, on or prior to the Closing, all wages, bonuses, commissions, payments in lieu of notice (to the extent legally required), vacation pay and/or redemption of accrued vacation (if any), recuperation pay, travel expenses, reimbursements, sick pay, pay for other compensated absences and any other remuneration (including mandatory, contractual or discretionary benefits) earned or accrued with respect to the period up to and including the date of termination of employment, and for the release and transfer (as applicable) of all amounts accrued for the benefit of the Transferred Employees in any managers’ insurance policies, pension funds, provident funds, further education funds and any other employee benefit plans held on behalf of such employees, including any related employer and employee contributions and any related payroll deductions and employment taxes, regardless of whether such amounts have been accrued on the Company’s books. For the avoidance of doubt, the Company shall remain solely liable for any claims and payments due to any of its employees who are not Transferred Employees arising out of their employment or termination of employment.

Section 7.6 Confidentiality.

The parties acknowledge that the Purchaser and the Company have previously executed a Mutual Confidentiality and Non-disclosure Agreement, dated February 2, 2025 (the “Nondisclosure Agreement”), the provisions of which shall apply to all information furnished to the parties hereto, for the time periods set forth therein (subject to Section 7.1 above).

Section 7.7 Appointment of Advisory Board.

At the Closing, the Purchaser will establish a U.S. advisory board, to advise Purchaser on the Company’s scientific activities, and support its future clinical trials in the U.S. Subject to Purchaser’s board approval, the first member of the advisory board will be Peter Fitzgerald, MD, Professor Emeritus at Stanford University Medical Center.

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Section 7.8 Waiver of Claims.

As a material inducement to the Purchaser’s willingness to enter into and perform this Agreement and to purchase the Company Shares for the consideration to be paid to the Selling Shareholders in connection with such purchase, each Selling Shareholder, on behalf of such Selling Shareholder and each of the Affiliates thereof hereby releases and forever discharges, effective as of the Closing, the Company including its office holders in which it owns shares and each of its past, present and future Representatives (excluding agents, attorneys, accountants, advisors and investment bankers) and office holders (individually, a “Releasee” and collectively, “Releasees”) from any and all Proceedings, Contracts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Selling Shareholder or any of its Representatives (excluding agents, attorneys, accountants, advisors and investment bankers) now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date all to the extent relating to the Company and/or the Purchaser, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to their respective Charter Documents, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date, except to the extent such claim is accrued prior to the Closing Date; provided, however, that nothing contained herein shall operate to release any obligation of the Purchaser arising under this Agreement and provided further that such releases will not apply with respect to: (i) claims by any Selling Shareholder solely in his capacity as a director or as an office holder of the Company for indemnification with respect to third party claims against such Selling Shareholder solely in his capacity as a director or as an office holder of such Company, pursuant to the terms of such Selling Shareholder’s indemnification agreement; and (ii) any claim of an office holder under any of his or her employment terms with the Company, and (iii) any claim of a Selling Shareholder in connection with its rights pursuant to this this Agreement and/or any Transaction Document(collectively, “Excluded Claims”). Each Selling Shareholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby. Without limitation of the foregoing, each Selling Shareholder agrees, effective as of Closing, to terminate any and all Contracts by and between the Company and any such Selling Shareholder (other than (i) to the extent any such Contract assigns rights to Intellectual Property to such Company, (ii) officers and directors indemnification agreements to the extent such Selling Shareholder is a director or an office holder in the Company, (iii) officers employment agreements without any remaining Liability of such Company and to repay and discharge any Liability of the Selling Shareholder to such Company and the Company hereby agrees, effective as of Closing, to terminate any and all Contracts by and between such Company and any such Selling Shareholder, except to the extent any such Contract assigns rights to Intellectual Property to such Company, without any obligation on the part of such Company to make any royalty or other payments after the Closing, which assignment shall survive such termination. For the purpose of this Section 7.8 all Releasees that are not parties to this Agreement shall be deemed as third party beneficiaries of the Selling Shareholders’ undertakings hereunder.

Section 7.9 Further Actions

In case at any time after the Closing any further actions are reasonably necessary to achieve the purposes of this Agreement, each party hereto will take such further actions (including the execution and delivery of all necessary instruments and documents) as any other party may reasonably request.

Section 7.10 D&O Insurance

The Company may purchase, prior to or concurrent with the Closing, a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) for acts or omissions occurring prior to the Closing that will remain in effect for a period of seven (7) years after the Closing (the “D&O Tail Insurance”). Any cost and expenses related to the acquisition of such insurance shall be considered part of the Company Transaction Expenses if not paid by the Company prior to the Closing. Purchaser shall, and shall cause the Company to maintain such D&O Tail Insurance (if obtained) in full force and effect, and cooperate in good faith with the Company Indemnitees to use the tail coverage with respect to claims relating to acts or omissions occurring prior to the Closing; provided, however, that nothing herein shall require the Company or the Purchaser or any of its Affiliates to incur any cost or expense (with respect to the Company, following the Closing).The obligations set forth in this Section 7.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any indemnified person without the prior written consent of such affected indemnified person.

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Section 7.11 Non-Competition; Non-Solicitation

Each Selling Shareholder who is a natural person and who, as of the Closing Date, serves or has served as an employee, officer, director, or consultant of any member of the Company Group (each, a “Restricted Shareholder”) hereby agrees that, for a period of two (2) years following the Closing Date (the “Restricted Period”), such Restricted Shareholder shall not, directly or indirectly: (a) engage in, own, manage, operate, control, be employed by, provide services to, participate in, or be connected with, any Person engaged in a Competing Business in the Territory; (b) solicit, induce, or attempt to solicit or induce any employee or contractor of the Company Group or the Purchaser Group to terminate their engagement; or (c) solicit, divert, or take away, or attempt to divert or take away, the business or patronage of any customer, client, or account of the Company Group or Purchaser Group. For purposes hereof, “Competing Business” means the development, manufacturing, or commercialization of medical devices or therapeutics in each case for colorectal anastomosis protection devices; and “Territory” means the European Union, Israel, and the United States.

Section 7.12 Form D

The Purchaser shall, at its discretion, prepare and file with the SEC a Form D with respect to the Consideration Shares offered by the Purchaser to the Regulation D Investors, if required based on legal advice from the Purchaser’s outside counsel.

Section 7.13 Alternative Transaction Form

(a) Purchaser, the Company (on behalf of itself and its officers and directors) and the Executing Shareholders irrevocably agree and covenant that if within forty five (45) days following the execution of this Agreement and prior to the Closing or termination of this Agreement, a Non-Executing Shareholder initiates a (i) 341 Legal Proceeding that is not rejected by the applicable court within ten (10) Business Days after such 341 Legal Proceeding is initiated, or (ii) Proceeding challenging the Transactions, then the Purchaser shall have the right (but not the obligation), exercisable in its sole discretion, and provide that no Proceeding prohibit the same, to deliver a written notice to the Company and the Shareholders’ Representative (a “Merger Notice”) no later than ten (10) Business Days after the end of such ten (10) Business Day period or after notice is given of the Proceeding. Upon delivery of a Merger Notice by the Purchaser, the Company and the Purchaser shall amend, within twenty (20) Business Days after delivery of the Merger Notice (the “Execution Period”), the structure set forth in this Agreement into a merger and execute a merger agreement (such agreement having substantially the same terms and conditions as the terms and conditions of this Agreement) (the “Merger Agreement”) and shall take any action required under the Companies Law to consummate a merger as soon as possible following the execution of the Merger Agreement, but in any event no later than sixty (60) days thereafter, pursuant to which a subsidiary of the Purchaser, as the target company (Chevrat Ha’Ya’ad), and the Company, as the absorbing company (HaChevra Ha’Koletet), shall merge such that the target company will cease to exist, and the Company will continue as the surviving corporation and become a direct or indirect wholly owned subsidiary of the Purchaser, in accordance with the Companies Law (the “Merger”), provided, that, the consummation of the Merger shall require the satisfaction of the conditions to the Closing set forth in Article VIII, with only such adjustments as are necessitated by such changed structure.

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(b) The Merger Agreement will contain the same terms and conditions as this Agreement, other than any amendments required in order to change the structure of the transaction to a merger or which derive from such change in structure (e.g., certain required filings and certain periods that need to elapse before the merger can be consummated). If the Company and the Purchaser are unable to reach agreement on any term of the Merger Agreement following good faith negotiations, either party shall have the right to refer such dispute to arbitration in accordance with the terms of Section 10.4(e) no later than five (5) Business Days prior to the end of the Execution Period. The arbitrator shall resolve such dispute within five (5) Business Days, based on the market standard for transactions of this type with the intent of observing the parties’ agreement that the Merger Agreement shall have substantially the same terms and conditions as the terms and conditions of this Agreement and shall reflect to the maximum extent possible the economic result intended by this Agreement. The determination made by the arbitrator of the terms of the Merger Agreement that are in dispute shall be non-appealable, binding and conclusive upon the parties to this Agreement. The fees and expenses of the arbitrator shall be allocated equally between Purchaser, on the one hand, and the Company, on the other hand.

(c) The signature of each Selling Shareholder on this Agreement shall be deemed also execution of the Merger Agreement. However, to the extent requested to do so, each Selling Shareholder who executed this Agreement shall also execute the Merger Agreement and any ancillary document thereto, and, in addition, shall vote in favor of any decision supporting the same.

Section 7.14 Future Investment in the Company

(a) Subject to consummation of the Transaction, Purchaser shall allocate substantial resources toward the development and expansion of the Company’s commercial activities in Europe, and contemplates an investment of not less than US$6,000,000 (less the amount of the Purchaser Funding), over the twenty-four (24) month period following the Closing. Part of the investment was made by the Purchaser prior to the date of this Agreement virtue of the Purchaser Funding.

Section 7.15 Company Public Records.

Promptly following the Closing, the Purchaser shall cause the Company to make an online reporting to be filed with the Israeli Companies Registrar (the “Registrar”) which is necessary in order to update the Company registry held by the Registrar, regarding the Transactions pursuant to this Agreement (including the transfer of the Company Shares to the Purchaser and the resignation of all directors of the Company other than Boaz Assaf) and shall deliver to the Shareholders Representative evidence of the filing of such documents with, and the approval of such filings by, the Registrar.

Section 7.16 Resale by such Locked-Up Shareholder.

Following expiration of the Lock-Up Period applicable to a Locked-Up Shareholder pursuant to Section 2.12(a), the Purchaser shall take all actions reasonably necessary or customary to facilitate the resale by such Locked-Up Shareholder of Consideration Shares pursuant to Rule 144 under the Securities Act, including Consideration Shares released from the Escrow Deposit pursuant to the Escrow Agreement.

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Article VIII

Conditions to the transactions

Section 8.1 Conditions to the Obligations of the Parties to the Transaction.

The obligations of the Company, Purchaser and the Selling Shareholders to consummate the Transaction are subject to the satisfaction of the following conditions, as applicable:

(a) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Transaction on the terms contemplated herein, and no Applicable Law shall have been enacted that makes the consummation of the Transaction illegal.

(b) Governmental Authorizations. The Governmental Authorizations listed on Section 3.5 of the Company Disclosure Schedule and the Israeli Securities Exemption shall have been obtained or shall become inapplicable or not required.

(c) Section 341 Action. In the event that any Non Executing Shareholder of the Company is forced to sell its Company Shares in accordance with Section 341 of the Companies Law and such Company Charter Documents, the 30-day period to file an action under Section 341 of the Companies Law by any such Non Executing Shareholder shall have expired.

(d) IIA. Following the Closing Date, Company shall, to the extent required by Applicable Law or the terms of any IIA grant, notify the IIA and obtain its approval to the Transaction, and, in addition, if required by the IIA, Purchaser shall have executed and delivered to the IIA an undertaking, in form and substance reasonably acceptable to the Company and the IIA, confirming Purchaser’s commitment to comply with the Israeli Innovation Authority Law and all existing IIA grant conditions applicable to the Company Group as well as any IIA Obligations.

(e) Listing of Consideration Shares. The Purchaser shall have filed with Nasdaq a Notification Form: Listing of Additional Shares covering the Consideration Shares issued to the Selling Shareholders and the applicable SAFE Investors, and such listing shall have been approved by Nasdaq.

Section 8.2 Conditions to the Obligations of Purchaser to Consummate the Transaction

The obligations of Purchaser to consummate the Transaction are subject to the satisfaction, or waiver by Purchaser, at or prior to the Closing Date, of the following further conditions:

(a) Representations and Warranties. (i) each of the representations and warranties made by the Company in this Agreement (other than the representations referred to in clause (ii) below) shall have been (a) true and correct in all material respects as of the date of this Agreement, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties, and (b) true and correct in all material respects as of the date of the Closing, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties, as if made as of the Closing Date; (ii) each of the representations and warranties made by the Company in Section 3.2 (Corporate Authorization), Section 3.4 (Governmental Authorization; Governmental Grants), Section 3.5 (Non-Contravention), Section 3.6 (Capitalization), Section 3.8 (Financial Statements), Section 3.10 (Absence of Certain Changes), Section 3.17 (Intellectual Property), Section 3.19 (Tax Matters), Section 3.20 (Employees; Contractors and Benefit Plans), Section 3.25 (Debt-Free Status), and Section 3.26 (Ordinary Course of Business Since March 26, 2026), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except that changes to the issued share capital of the Company between the date hereof and the Closing Date due to exercise of Company Options shall not be deemed as an inaccuracy or a breach of the representations and warranties contained in Section 3.6 (Capitalization), (iii) each of the representations and warranties made by the Selling Shareholders in this Agreement shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties.

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(b) Covenants.(i) Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects; and (ii) each of the covenants and obligations that the Selling Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Consents and Approvals. Each of the Consents listed on Section 3.5 of the Company Disclosure Schedule (which shall include a unanimous consent of the board of directors and approval of the shareholders of the Company), shall have been obtained in form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect.

(d) Executed Agreements and Certificates. Purchaser shall have received the following agreements and other documents and , each of which shall be in full force and effect:

(i) a certificate, in the form attached hereto as Exhibit K, executed on behalf of the Company by its Chief Executive Officer (the “Closing Certificate”) certifying (i) that the conditions set forth in Section 8.1 and this Section 8.2 (to the extent applicable to the Company) have been duly satisfied; (ii) the resolutions of the board of directors and the shareholders of the Company in forms satisfactory to Purchaser’s counsel, approving this Agreement and the Transaction and (iii) that all Transferred Employees have been terminated in accordance with Applicable Law, unless Purchaser requested that the employment of certain Transferred Employee(s) will not be terminated.

(ii) executed written resignations of all directors of the Company other than Boaz Assaf, who shall remain a director of the Company for a period of at least twenty four (24) months following the Closing Date, effective as of the Closing Date, in the form attached hereto as Exhibit P;

(iii) a counterpart of the Escrow Agreement executed by the Shareholders Representative;

(iv) a counterpart of the Paying Agent Agreement executed by the Shareholders Representative;

(v) Executing Shareholders shall have delivered to Purchaser all certificates representing the Company Shares set forth on Exhibit C with respect to such Executing Shareholder (or, in lieu thereof, affidavits and indemnity letters of lost shares with respect thereto in the form of Exhibit N), together with share transfer deeds in the form of Exhibit M;

(vi) Executing Shareholders who receive Share Consideration shall have delivered to Purchaser all signed Proxies in the form of Exhibit G.

(vii) The Purchaser shall have received the Closing Statement, duly executed and certified by the Chief Executive Officer of the Company, in the form attached hereto as Exhibit R; and

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(viii) Duly executed payoff letters from each holder of Company Debt (other than IIA Obligations) outstanding as of the anticipated Closing Date listed in Exhibit 8.2(d)(x), in form and substance reasonably satisfactory to the Purchaser, setting forth (A) the total amount required to satisfy in full all obligations owing to such holder as of the anticipated Closing Date, (B) wire transfer instructions for payment, and (C) a commitment to deliver upon receipt of such payoff amount (1) releases of all Liens other than the Lien for the benefit of Bank Leumi LeIsrael Ltd. securing obligations of the Company in connection with the Company Leased Real Property, not in excess of NIS 115,000, if any, securing such Company Debt and (2) UCC termination statements or equivalent filings, as applicable, and such other instruments of release as may be reasonably required by the Purchaser.

(ix) Company Disclosure Schedule as of the Closing Date.

(e) Share Certificates and Share Registry.

(i) The Executing Shareholders shall have delivered to Purchaser all certificates representing the Company Shares set forth on Exhibit C with respect to such Executing Shareholder (or, in lieu thereof, affidavits and indemnity letters of lost shares with respect thereto in the form of Exhibit N), together with share transfer deeds in the form of Exhibit M.

(ii) Company shall have delivered to Purchaser the share registry of Company evidencing the transfer of ownership of all of the relevant Company Shares to Purchaser.

(f) Termination of Shareholders Agreements. The Investors’ Rights Agreement dated as of September 18, 2017 between the Company and certain of its shareholders shall have been terminated, and all obligations of the parties thereunder shall have been released, pursuant to an agreement in form and substance reasonably satisfactory to the Purchaser.

(g) Litigation. There shall not be: pending by or before any Governmental Authority any Proceeding that (A) seeks or is reasonably expected to frustrate, prevent or restrict the consummation of the Transaction on the terms set forth herein, or (B) seeks the award of material Losses that would be payable by the Company if the Transaction is consummated.

(h) Escrow Deliverables. The Escrow Agent shall have received the following documents to the extent obtained by the Company prior to Closing (and the Company shall use commercially reasonable effort to obtain the same): (a) with respect to each Selling Shareholder executing this Agreement who is an individual, a copy of his Israeli ID or Passport; and (b) with respect to each Selling Shareholder that is a corporation, a copy of an official document, as applicable in the country of its incorporation, approving that the corporation was duly incorporated therein.

(i) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, development, occurrence, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(j) Compliance with US Securities Laws. The Purchaser shall have received representation letters in form satisfactory to the Purchaser, executed by each Selling Shareholder (each, a “Rep Letter”), which Rep Letter shall be used to evaluate that among the Selling Shareholders, as a group, there are no more than 35 persons who are U.S. Persons and not Regulation D Investors. Each Rep Letter executed by a Selling Shareholder shall include the signature page hereof, duly executed (including the checking of all required boxes included therein) by each such person (including each Selling Shareholder executing this Agreement herewith).

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Section 8.3 Conditions to the Obligations of the Selling Shareholders.

The obligations of each of the Selling Shareholders to consummate the Transactions are subject to the satisfaction, or waiver by the Shareholders Representative, at or prior to the Closing Date, of the following further conditions:

(a) Representations and Warranties. (i) each of the representations and warranties made by the Purchaser in this Agreement (other than the representations referred to in clause (ii) below) shall have been (a) true and correct in all material respects as of the date of this Agreement, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties, and (b) true and correct in all material respects as of the date of the Closing, as if made as of the Closing Date, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties; (ii) each of the representations and warranties contained in Section 5.2 (Corporate Authorization), Section 5.4 (Non Contravention; consents),and Section 5.5 (Capitalization of Purchaser) , shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except that changes to the authorized and issued share capital of Purchaser between the date hereof and the Closing Date shall not be deemed as an inaccuracy or a breach of the representations and warranties contained in Section 5.5 (Capitalization).

(b) Covenants. Each of the covenants and obligations that the Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Consents and Approvals. Each of the Consents listed in Section 5.4 of the Purchaser Disclosure Schedule, shall have been obtained in form and substance reasonably satisfactory to the Shareholders Representative and shall be in full force and effect.

(d) Executed Agreements and Certificates. Shareholders Representative shall have received the following agreements and other documents and certificates, each of which shall be in full force and effect:

(i) a certificate, in the form attached hereto as Exhibit Q, executed on behalf of the Purchaser by its Chief Executive Officer (the “Purchaser Closing Certificate”) certifying (i) that the conditions set forth in Section 8.1 and this Section 8.3 (to the extent applicable to the Purchaser) have been duly satisfied; and (ii) the resolutions of the board of directors of the Purchaser in form satisfactory to Shareholders Representative’s counsel, approving this Agreement and the Transaction.

(ii) a counterpart of the Escrow Agreement executed by the Purchaser and the Escrow Agent;

(iii) a counterpart of the Paying Agent Agreement executed by the Purchaser and the Paying Agent;

(e) Litigation. There shall not be pending by or before any Governmental Authority any Proceeding that (A) seeks or is reasonably expected to frustrate, prevent or restrict the consummation of the Transaction on the terms set forth herein, or (B) seeks the award of material Losses that would be payable by the Company or the Selling Shareholders if the Transaction is consummated.

(f) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, development, occurrence, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Purchaser.

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Article IX

Termination

Section 9.1 Termination of Transaction.

This Agreement may be terminated with respect to the Transaction and such Transaction may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Shareholders Representative and Purchaser;

(b) by either Shareholders Representative or Purchaser, by written notice to the other parties, if the Closing has not been consummated on or before August 7, 2026, 2026 (the “End Date”) (or, in the event the parties execute a Merger Agreement pursuant to Section 7.13, an additional sixty (60) days after such execution), except that the End Date may be extended by a written notice provided by the Purchaser (in its sole discretion) to the other parties hereto for an additional thirty (30) days in the event that in the reasonable judgment of the Purchaser the Closing may occur prior to the End Date (as so extended); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) or to extend the period as set forth in this Section 9.1(b) shall not be available to any party whose breach of or failure to comply with any provision of this Agreement with respect to the Transaction, results in the failure of the Transaction to be consummated by such time;

(c) by either Shareholders Representative or Purchaser, by written notice to the other parties, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Transaction or if there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Authority that would make consummation of the Transaction illegal; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party if the issuance of such order, injunction, decree or other action was primarily due to the failure of such party to perform any of its obligations under this Agreement or under any Transaction Agreement;

(d) by Purchaser, by written notice to the Company, if (i) any representation or warranty of any of the Company or the Selling Shareholder specified in Section 8.2(a) shall be inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 8.2(a) to be complied with, or any of the covenants or obligations of the Company or any Selling Shareholders contained in this Agreement shall have been breached in any material respect, provided, that such breach(es) are not capable of cure, or, if capable of cure, are not cured within fifteen (15) days of delivery of written notice thereof from the Purchaser, or (ii) there shall have occurred a Material Adverse Effect with respect to the Company;

(e) by either Shareholders Representative or Purchaser, by written notice to the other parties, if there shall be any action taken, or any Applicable Law enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Authority, which would (x) prohibit or restrict in any material respect Purchaser’s ownership or operation of all or any portion of the business or assets of the Company, or (y) compel Purchaser to dispose of or hold separate all or any significant portion of the Company’s assets or properties, or significantly limit its operation of the Company’s business, as a result of the Transaction;

(f) by the Company or the Shareholders Representative, by written notice to the Purchaser, if (i) any representation or warranty of Purchaser specified in Section 8.3(a) shall be inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 8.3(a) to be complied with, or any of the covenants or obligations of the Purchaser contained in this Agreement shall have been breached in any material respect, provided such breach(es) are not capable of cure, or, if capable of cure, are not cured within fifteen (15) days of delivery of written notice thereof from the Company or the Shareholders Representatives, or (ii) there shall have occurred a Material Adverse Effect with respect to the Purchaser.

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(g) The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give written notice of such termination to the other parties setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with respect to the Transaction and there shall be no liability or obligation on the part of any party or any of its or their Affiliates to any other Person by virtue of, arising out of or otherwise in connection with this Agreement with respect to the Transaction or any other Transaction Document; provided that: (a) none of the Selling Shareholders, the Company or the Purchaser shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 7.1, Section 7.6 and Article XII.

Article X

Indemnification

Section 10.1 Survival of Representations.

(a) Company and Selling Shareholders Representations. Subject to Section 10.1(b), all representations, warranties, covenants and agreements of the Company and the Selling Shareholders contained herein or in any Transaction Documents shall survive the execution and delivery of this Agreement or such Transaction Documents and the consummation of the transactions contemplated hereby and thereby, regardless of any investigation made by or on behalf of any party hereto or its Affiliates following the date of this Agreement or the knowledge of any such party’s (or its Affiliates’) officers, directors, shareholders, managers, members, partners, employees or agents. Notwithstanding anything herein to the contrary, the Selling Shareholders will not be liable with respect to any claim for the breach or inaccuracy of any representation or warranty pursuant to Section 10.2(a)(i), unless written notice of a claim thereof is delivered to the Shareholders Representative prior to the applicable Sellers Survival Date. For the purposes of this Agreement, the term “Sellers Survival Date” shall mean the date that is twelve (12) months after the Closing Date, except for the representations and warranties contained in Section 3.2 (Corporate Authorization), Section 3.5(b) (Non-Contravention), Section 3.6 (Capitalization), Section 3.17 (Intellectual Property), Section 3.19 (Tax Matters), Section 3.25 (Debt-Free Status), Section 3.26 (Ordinary Course of Business Since March 26, 2026), Section 4.2 (Authority; Binding Effect) and Section 4.3 (Non-Contravention), with respect to which the Sellers Survival Date shall be the applicable statute of limitations plus sixty (60) days following the Closing Date (such representations and warranties are hereinafter referred to, collectively, as the “Sellers Fundamental Representations”). The parties agree that so long as written notice in accordance with the terms herein is given on or prior to the applicable Sellers Survival Date with respect to such claim and a claim is filed with the applicable court within six months from the applicable Sellers Survival Date, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved.

(b) Sellers Willful Breach; Intentional Misrepresentation; Fraud. Notwithstanding anything to the contrary contained in Section 10.1(a) in case of claims based upon willful breach, intentional misrepresentation or fraud, by a Selling Shareholder or any respective Representative of such Selling Shareholder (the liability for which shall be several and not joint) the Sellers Survival Date with respect to such Selling Shareholder and such claims shall be the applicable statute of limitations plus sixty (60) days following the Closing Date.

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(c) Purchaser’s Representations. All representations, warranties, covenants and agreements of the Purchaser contained herein or in any Transaction Documents shall survive the execution and delivery of this Agreement or such Transaction Documents and the consummation of the transactions contemplated hereby and thereby, regardless of any investigation made by or on behalf of any party hereto or its Affiliates or the knowledge of any such party’s (or its Affiliates’) officers, directors, shareholders, managers, members, partners, employees or agents. Notwithstanding anything herein to the contrary, the Purchaser will not be liable with respect to any claim for the breach or inaccuracy of any representation or warranty pursuant to Section 10.3(a)(i), unless written notice of a claim thereof is delivered to the Purchaser prior to the applicable Purchaser Survival Date and a claim was filed, with respect to such claim, within six months from the date such written notice was delivered to the Purchaser. For the purposes of this Agreement, the term “Purchaser Survival Date” shall mean the date that is twelve (12) months after the Closing Date, except for the representations and warranties contained in Section 5.2 (Corporate Authorization), Section 5.4(b) (Non-Contravention), and Section 5.5 (Capitalization) and Section 5.9(h), with respect to which the Purchaser Survival Date shall be the date which is the applicable statute of limitations plus sixty (60) days following the Closing Date (the foregoing representations and warranties hereinafter referred to, collectively, as the “Purchaser Fundamental Representations”). The parties agree that so long as written notice in accordance with the terms herein is given on or prior to the applicable Purchaser Survival Date with respect to such claim and a claim is filed with the applicable court within six months from the applicable Purchaser Survival Date, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved.

Section 10.2 Indemnification by Selling Shareholders.

(a) Selling Shareholders Indemnification. From and after the Closing, the Selling Shareholders of the Company shall, severally and not jointly, indemnify the Purchaser and its Affiliates (including the Company) and each of their respective Representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) and hold each of them harmless from and against, and pay on behalf of or reimburse any such Purchaser Indemnified Party, in respect of the entirety of any Loss which such Purchaser Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i)	any inaccuracy in or breach of any representation or warranty of (i) the Company or (ii) of the Selling Shareholders of the Company (it being clarified that, with respect to clause (ii), each Selling Shareholder shall be liable only with respect to the representations and warranties made thereby) contained in this Agreement or in any Transaction Document: (i) as of the date of this Agreement and (ii) as of the Closing (in each of (i) and (ii) except in the case of any representation or warranty which by its terms speaks only as of a specified date or dates, in which case the inaccuracy or breach shall be determined as of such date or dates), in each case without giving effect to: (A) any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining whether there is a breach and the amount of Losses resulting from, arising out of or relating to such breach; or (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement; provided that any inaccuracy in the representations made by any specific Selling Shareholder in Section 4.1 (Title to Company Shares) which was Known to the Company on the date hereof or on the date of the Closing shall not constitute, for the purpose of this Section 10.02(i), also a basis for indemnification by all Selling Shareholders of the Company due to inaccuracy of the representations made by such Company in Section 3.6 (Capitalization). It is hereby agreed and clarified that prior to the Closing, the Company shall be allowed to notify the Purchaser in writing as to changes in the Company’s representations as of the Closing Date resulting from changes of facts between the date of this Agreement and the date of such Closing Date (each such notification, an “Update Notice”), and, provided that (x) such changes shall not constitute a Material Adverse Effect as to the Company, (y) such changes result from events, circumstances or conditions that arose after the date of this Agreement and were not Known to the Company or the Selling Shareholders as of the date of this Agreement, and (z) the Company and the Selling Shareholders have provided such Update Notice promptly (and in any event within five (5) business days) after becoming aware of such changes, the Purchaser shall not be entitled to any indemnification related directly to such changes; provided, however, that (i) the Purchaser shall retain the right to indemnification hereunder with respect to any changes that were Known to the Company or the Selling Shareholders as of the date of this Agreement but not disclosed in the Company Disclosure Schedule or otherwise disclosed to the Purchaser in writing prior to the execution of this Agreement, (ii) the Purchaser shall retain the right to indemnification hereunder with respect to any changes that, individually or in the aggregate, constitute a Material Adverse Effect, (iii) the foregoing shall not derogate from the Purchaser’s right to terminate this Agreement in accordance with the terms hereof (including, for the avoidance of doubt, in the event that any Update Notice discloses changes that, individually or in the aggregate, constitute or would reasonably be expected to constitute a Material Adverse Effect), and (iv) the Purchaser shall be entitled to request and receive from the Company and the Selling Shareholders such clarifications and supporting materials as the Purchaser may reasonably require in connection with any such notified changes, and the Purchaser shall have a period of ten (10) business days following receipt of an Update Notice (or, if the Purchaser requests additional clarifications or supporting materials, ten (10) business days following receipt of such clarifications and supporting materials) to evaluate such changes and determine whether to proceed with the Closing or to exercise any termination rights available under this Agreement.

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(ii) any breach of any covenant or obligation of the Company or of the Selling Shareholders of the Company (each of whom shall be liable only with respect to the covenants and obligations of such Selling Shareholder) in this Agreement or in any other Transaction Document;

(iii) any kind of legal or administrative claim, suit, or Proceeding, with respect to any of the Transferred Employees, any other current or former employee or service provider of Company, where the cause of action originates from any action or omission of Company during the period prior to Closing, and regardless of whether such claim, suit or Proceeding occurs prior to or following the Closing, including claims arising from a collective agreement or extension order applicable to Company and claims for workers’ compensation or severance pay or any other termination-related payments.

(iv) Notwithstanding the above, in the event of termination of this Agreement pursuant to Section 9.1, the indemnifying party with respect to any breach of covenant or obligation of the Company contained in this Agreement or in any Transaction Document (if applicable) shall be the Company.

(b) Selling Shareholders Indemnification Cap. The maximum aggregate liability of each of the Selling Shareholders for Losses arising under Section 10.02(a) hereof, shall be limited to such Selling Shareholder’s Participation Portion in the Escrow Deposit, excluding in the event of (i) an inaccuracy in any of the Company’s and Selling Shareholders’ Sellers Fundamental Representations, (ii) a breach of a Selling Shareholder obligation under Section 7.8, (iii) Losses arising under Section 10.02(a)(iii) (employment-related claims), or (iv) willful breach, intentional misrepresentation or fraud by the Company or the respective Selling Shareholder, in each of which cases the maximum aggregate liability of such Selling Shareholders for Losses arising under Section 10.2(a) hereof shall be limited to such Selling Shareholder’s Participation Portion in the Aggregate Transaction Value actually received by such Selling Shareholder, but not more than the Aggregate Transaction Current Value actually received by such Selling Shareholder. For the avoidance of doubt, the maximum aggregate liability of each of the Selling Shareholders for any Losses arising under this Agreement shall be such Selling Shareholder’s Participation Portion actually received in the Aggregate Transaction Value but in any event not more than such Selling Shareholder’s Participation Portion in the Aggregate Transaction Current Value actually received by such Selling Shareholder.

(c) Selling Shareholders Basket. Notwithstanding anything herein to the contrary, no Purchaser Indemnified Party shall be entitled to indemnification in respect of any breach of a representation or warranty of the Company or either of its Selling Shareholders set forth herein unless and until all such breaches result in total Losses incurred by all Purchaser Indemnified Parties in an amount of at least 1% of the Aggregate Transaction Value (the “Sellers Basket Amount”), in which case the Purchaser Indemnified Parties shall be entitled to the entire amount of Losses, including the respective Sellers Basket Amount. The foregoing limitation shall not apply (i) in the case of willful breach, intentional misrepresentation or fraud by any of the Selling Shareholders or the Company and (ii) to inaccuracies in or breaches of any of the Sellers Fundamental Representations.

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(d) Sole Remedy. After the respective Closing Date, the indemnity provisions of this Agreement shall be the sole and exclusive remedy of Purchaser for any Losses arising out of or related to this Agreement and the Transactions; provided, however, that nothing in this Section 10.02(d) shall limit any claim by any Purchaser Indemnified Party against a Selling Shareholder based upon, arising out of, or relating to (i) fraud, willful breach, or intentional misrepresentation by such Selling Shareholder or the Company, or (ii) any breach of a Sellers Fundamental Representation by such Selling Shareholder, for which all remedies available at law or in equity shall remain available to Purchaser.

(e) Injunctive Relief; Specific Performance. Notwithstanding Section 10.2(d) above, in addition to the remedies provided in this Article X, injunctive relief may be obtained to enjoin the breach, or threatened breach, of any provision of this Agreement and each party shall be entitled to specific performance by the other party of its obligations hereunder or thereunder.

Section 10.3 Indemnification by Purchaser.

(a) Purchaser Indemnification. From and after the Closing, the Purchaser shall indemnify the Selling Shareholders and their Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Selling Shareholders Indemnified Parties”) (each of the Selling Shareholders Indemnified Parties and the Purchaser Indemnified Parties shall be referred to as an “Indemnified Party”) and hold each of them harmless from and against, and pay on behalf of or reimburse any such Selling Shareholders Indemnified Party, in respect of the entirety of any Loss which such Selling Shareholders Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i) any inaccuracy in or breach of any representation or warranty of Purchaser contained in this Agreement or in any Transaction Document: (i) as of the date of this Agreement and (ii) as of the Closing (in each of (i) and (ii) except in the case of any representation or warranty which by its terms speaks only as of a specified date or dates, in which case the inaccuracy or breach shall be determined as of such date or dates), in each case without giving effect to: (A) any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach or (B) any update of or modification to the Purchaser representations made or purported to have been made on or after the date of this Agreement, unless such update or modification results from changes of facts between the date of this Agreement and the Closing Date which do not constitute a Material Adverse Effect as to the Purchaser, and except that changes to the authorized and issued share capital of the Purchaser between the date hereof and the Closing Date may not be deemed as an inaccuracy or a breach of the representations and warranties contained in Section 5.5 (Capitalization). It is hereby agreed and clarified that prior to the Closing, Purchaser shall be allowed to notify the Company as to changes in such Purchaser’s representation as of the Closing Date resulting from changes of facts between the date of this Agreement and the date of such Closing Date, and, provided that such changes shall not constitute a Material Adverse Effect as to the Purchaser, the Selling Shareholders of the Company shall not be entitled to any indemnification due to such changes; and

(ii) any breach of any covenant or obligation of the Purchaser in this Agreement or in any other Transaction Document.

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(b) Purchaser Indemnification Cap. The maximum aggregate liability of Purchaser for Losses arising under Section 10.3(a) hereof to the Selling Shareholders Indemnified Parties, shall be limited to such number of ordinary shares of the Purchaser equal to 7.5% of the number of Consideration Shares plus 7.5% of the Cash Consideration, provided however, that the above limitation shall not apply to (i) in the case of willful breach, intentional misrepresentation or fraud by Purchaser or any respective Representative of Purchaser; (ii) inaccuracies in or breaches of any of the Purchaser Fundamental Representations, with respect to each of (i) and (ii) the maximum aggregate liability for Losses arising under Section 10.3(a) hereof shall be limited to the Aggregate Transaction Value but in any event not more than the Aggregate Transaction Current Value actually received. For the avoidance of doubt, the maximum aggregate liability of the Purchaser for any Losses arising under this Agreement shall be the Aggregate Transaction Current Value.

(c) Purchaser Indemnification Basket. Notwithstanding anything herein to the contrary, no Selling Shareholders Indemnified Party shall be entitled to indemnification in respect of any breach of a representation or warranty of Purchaser unless and until all such breaches result in total Losses incurred by the Selling Shareholders Indemnified Parties, in an amount of at least 1% of the Aggregate Transaction Value (the “Purchaser Basket Amount”), in which case the Selling Shareholders Indemnified Parties shall be entitled to the entire amount of Losses, including the respective Purchaser Basket Amount. The foregoing limitation shall not apply (i) in the case of willful breach, intentional misrepresentation or fraud by the Purchaser and (ii) to inaccuracies in or breaches of any of the Purchaser Fundamental Representations.

(d) Sole Remedy. After the respective Closing Date, the indemnity provisions of this Agreement shall be the sole and exclusive remedy of Selling Shareholders for any Losses arising out of or related to this Agreement and the Transactions; provided, however, that nothing in this Section 10.03(d) shall limit any claim by any Selling Shareholders Indemnified Party based upon, arising out of, or relating to (i) fraud, willful breach, or intentional misrepresentation by Purchaser, or (ii) any breach of a Purchaser Fundamental Representation, for which all remedies available at law or in equity shall remain available to Selling Shareholders.

Section 10.4 Claims and Procedures.

(a) Officer’s Claim Certificate. If from and after the Closing any Indemnified Party has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification, compensation or reimbursement pursuant to this Article X from the Purchaser or any of the Selling Shareholders, as the case me be (each of the forgoing, an “Indemnifying Party”), Purchaser or the Shareholders Representative, as the case may be, may deliver to the other party (and if any Purchaser’s claim relates to a specific Selling Shareholder, also to such Selling Shareholder) (each delivering party shall be referred to as a “Delivering Party” and each receiving party shall be referred to as an “Addressee”), a certificate signed by any officer of the Delivering Party; provided, however that failure of the Delivering Party to give any such certificate will relieve the relevant Indemnifying Party of its indemnification obligations hereunder to the extent that it is delivered or claimed after the applicable Sellers Survival Date or the Purchaser Survival Date, as applicable (any certificate delivered in accordance with the provisions of this Section 10.4(a) is referred to as a “Officer’s Claim Certificate”):

(i) stating that an Indemnified Party believes that there is or may have been a breach of a representation, warranty or covenant contained in this Agreement and that such Indemnified Party is entitled to indemnification under this Article X;

(ii) containing the amount which such Indemnified Party claims to be entitled to receive as indemnification pursuant to this Article X (the aggregate amount of shares or cash claimed by such Indemnified Party being referred to as the “Claimed Amount”); and

(iii) containing a brief description (based upon the information then possessed by such Indemnified Party) of the material facts known to the Indemnified Party giving rise to such claim.

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(b) Dispute Procedure. During the twenty (20) day period commencing upon the date that notice of an Officer’s Claim Certificate is given or deemed duly given pursuant to Section 12.8 below to an Addressee (the “Dispute Period”), the Addressee may deliver to the Delivering Party a written response (the “Response Notice”) in which the Addressee: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party. Any part of the Claimed Amount that is not an Agreed Amount shall be referred to as a “Contested Amount”. If a Response Notice is not duly given to the Delivering Party prior to the expiration of the Dispute Period, then the Addressee shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.

(c) Payment of Claimed Amount. If: (a) the Addressee delivers a Response Notice agreeing that the full Claimed Amount or an Agreed Amount is owed to the Indemnified Party; or (b) the Addressee does not deliver a Response Notice during the Dispute Period, then, subject to the limitation of liability provisions contained herein, the following shall occur, subject to Section 10.4(f):

(i) if the Indemnified Party is a Purchaser Indemnified Party, the Escrow Agent shall disburse to such Purchaser Indemnified Party the Claimed Amount or the Agreed Amount (and in the event of cash amount, through the Purchaser’s Account, as defined in the Escrow Agreement), as applicable, calculated pursuant Section 2.7(b) above, within five (5) Business Days following the end of the Dispute Period, out of the relevant Selling Shareholder’s part in the Escrowed Funds; provided that with respect to any cash component that is deposited in the Escrowed Funds on behalf of a Selling Shareholder who is an Indemnifying Party, the Purchaser may instruct the Escrow Agent to release to the Purchaser first the cash component and then, if the cash component is lower than the Claimed Amount or the Agreed Amount, as applicable, the shares component of such Indemnifying Party’s respective Escrowed Funds.

(ii) In the event of a Claimed Amount which was required due to a breach of a Sellers Fundamental Representation or due to willful breach, intentional misrepresentation or fraud by a Selling Shareholder- if the respective Escrowed Funds disbursed to Purchaser pursuant to Section 10.4(c)(i) shall not be sufficient to satisfy the Claimed Amount or the Agreed Amount, the relevant Selling Shareholder shall pay the Purchaser its respective Participation Portion of the excess of the Agreed Amount or Claimed Amount, as applicable, over the disbursed Escrowed Funds within three (3) calendar days following the end of the Dispute Period.

(iii) if the Indemnified Party is a Selling Shareholder Indemnified Party, the Purchaser shall pay such Indemnified Party the Agreed Amount or Claimed Amount, as applicable, if so requested by the Indemnified Party, in cash (and not in ordinary shares of Purchaser), within three (3) calendar days following the end of the Dispute Period.

(d) Resolution between the Parties. If the Addressee delivers a Response Notice indicating that there is a Contested Amount, the Shareholders Representative, or, in case of a dispute between Purchaser and specific Selling Shareholders, such specific Selling Shareholders, and the Purchaser shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Purchaser and the Shareholders Representative or such Selling Shareholder, as applicable, resolve such dispute, such resolution shall be binding on the Shareholders Representative, the respective Selling Shareholders and the Purchaser and a settlement agreement stipulating the amount owed to the Indemnified Parties (the “Stipulated Amount”) shall be signed by Purchaser and the Shareholders Representative or Selling Shareholder, as applicable, and the Stipulated Amount shall be disbursed pursuant to the terms of Section 10.4(c) as if such amount was an Agreed Amount.

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(e) Dispute Resolution. If the Shareholders Representative, or, in case of a dispute between Purchaser and a specific Selling Shareholder, such specific Selling Shareholder, and the Purchaser are unable to resolve the dispute relating to any Contested Amount within thirty (30) calendar days after the date that the Response Notice is given or is deemed duly given pursuant to Section 12.8 to the Addressee, then either the Purchaser or the Shareholders Representative, or specific Selling Shareholder, as applicable, may submit the claim described in the Officer’s Claim Certificate to arbitration to be conducted by a sole arbitrator and in accordance with the rules of the Israeli Arbitration Law - 1968 (the “Arbitration Law”), except as otherwise provided herein. The arbitration shall be conducted in Tel-Aviv, Israel or such other place mutually acceptable to the Purchaser and the Shareholders Representative or specific Selling Shareholder, as applicable. The arbitrator shall have the necessary expertise required in order to review the materials provided by the parties and shall have the necessary expertise in arbitrating commercial matters underlying the Contested Amount (the “Arbitrator”) to be appointed by the Shareholders Representative, or specific Selling Shareholder, as applicable, and the Purchaser, and if no agreement is reached on the identity of the Arbitrator within ten (10) days following the submission of such dispute to arbitration, the identity of the Arbitrator will be determined by the President of the Israeli Bar Association. The parties to such dispute agree to use all reasonable efforts to cause the arbitration hearing to be conducted within sixty (60) days after the appointment of the Arbitrator and to use all reasonable efforts to cause the decision of the Arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The Arbitrator’s authority shall be confined to: (i) deciding whether the Indemnified Party is entitled to recover the Contested Amount (or a portion thereof), and the portion of the Contested Amount the Indemnified Party is entitled to recover; and (ii) awarding expenses of the arbitration proceedings pursuant to this Section. The Arbitrator shall not be bound by procedural law or rules of evidence and shall have no authority to issue any injunctions, orders or other interlocutory remedies, but will rule consistent with the substantive law of the State of Israel. Pending the Arbitrator’s award, the costs and expenses of the Arbitrator shall be borne equally by Purchaser and the Shareholders Representative or specific Selling Shareholder, as applicable. The award of the Arbitrator shall be in writing, state the reasons upon which it is based, and shall be final and binding upon the parties. Any arbitration proceeding hereunder and the content of any discussions or communications with the Arbitrator shall be conducted on a confidential basis, shall be subject to such disclosure restrictions imposed on the parties under any Applicable Law and the Arbitrator shall be required to execute, prior to the commencement of its service, Purchaser’s standard confidentiality agreement. Any amount payable to an Indemnified Party according to a written decision of the Arbitrator shall be disbursed pursuant to the terms of Section 10.4(c) as if such amount was an Agreed Amount. Any ruling or decision of the Arbitrator may be enforced in any court of competent jurisdiction. This Section constitutes an Arbitration Agreement in accordance with the Arbitration Law. In the event of any contradiction between the provisions hereof and the Arbitration Law, the provisions of this Agreement shall prevail.

(f) Form of Payment. Notwithstanding anything to the contrary herein, any amount payable under this Article X may be paid with ordinary shares of the Purchaser (i.e., either (i) as forfeiture of such shares from the Escrowed Funds, with respect to an indemnification of any Purchaser Indemnified Party, or (ii) through the issuance by the Purchaser of additional shares, with respect to an indemnification of any Selling Shareholders Indemnified Party) or, at the election of the Indemnifying Party, in cash; provided that the value of each ordinary share of the Purchaser for the purpose of calculating the amount of shares payable as indemnification in lieu of a cash payment shall be equal to the Purchaser Share Current Value and provided further that in the event that a cash payment hereunder to Purchaser in lieu of release of ordinary shares from the Escrowed Funds, an amount of ordinary shares of the Purchaser equal to such cash payment calculated based on the Purchaser Share Current Value shall be released to the respective Selling Shareholders by the Escrow Agent from the Escrowed Funds. In the event that any amount payable by the Selling Shareholders under this Article X is paid with ordinary shares of the Purchaser released from the Escrowed Funds, or in the event that any part of the Purchaser’s ordinary shares held in the Escrowed Funds is replaced with cash, pursuant to this Agreement, the Purchaser shall deliver to the Transfer Agent, with a copy to the Shareholders Representative, irrevocable written instructions to (i) issue in the name of the respective Selling Shareholders new certificates representing the new number of ordinary shares of the Purchaser to be held in escrow following such release or replacement of shares and to deliver such certificates to the Escrow Agent upon surrender and cancellation of the certificates held then by the Escrow Agent, and (ii) issue in the name of the Purchaser, or its designee, new certificates representing such number of ordinary shares of the Purchaser so released or replaced.

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(g) Each indemnification claim made by an Indemnified Party shall be made only in accordance with this Article X and the Escrow Agreement.

Section 10.5 Defense of Third-Party Claims.

In the event of the assertion or commencement by any Person of any Proceeding (whether against the Company, the Purchaser or any other Person) with respect to which any Selling Shareholder may become obligated to hold harmless, indemnify, compensate or reimburse any Purchaser Indemnified Party pursuant to this Article X, then Purchaser shall have the right, at its election, to proceed with the defense of such Proceeding on its own. If Purchaser so proceeds with the defense of any such Proceeding:

(a) each Selling Shareholder shall make available to Purchaser any documents, materials and other information in his possession or control that may be necessary to the defense of such claim or Proceeding; and

(b) Purchaser shall have the right to settle, adjust or compromise such Proceeding; provided, however, that if Purchaser settles, adjusts or compromises any such Proceeding without the consent of the Shareholders Representative or specific Selling Shareholder, as applicable, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Losses incurred by the Purchaser Indemnified Party in connection with such Proceeding (it being understood that if Purchaser requests that such Shareholders Representative or Selling Shareholder consent to a settlement, adjustment or compromise, such consent shall not be unreasonably withheld, delayed or conditioned; provided that withholding, delaying or conditioning such consent will not be deemed to be unreasonable if such settlement, adjustment or compromise does not provide full release of the claims raised against the respective Selling Shareholders in such Proceeding).

Purchaser shall give the Shareholders Representative or such specific Selling Shareholder, as applicable, prompt notice of the commencement of any such Proceeding against Purchaser or the Company and provide information reasonably requested by such Shareholders Representative or Selling Shareholder, as applicable, and not subject to attorney-client privilege of Purchaser or the Purchaser Indemnified Parties relating to such claim; provided, however, that any failure on the part of Purchaser to so notify such Shareholders Representative or Selling Shareholder, as applicable, and provide such information shall not limit any of the obligations of the respective Selling Shareholder(s) under Article X (except to the extent such failure materially prejudices the defense of such Proceeding). If Purchaser does not elect to proceed with the defense of any such claim or Proceeding, the Shareholders Representative or Selling Shareholder, as applicable, may proceed with the defense of such claim or Proceeding with counsel reasonably satisfactory to Purchaser; provided, however, that such Shareholders Representative or Selling Shareholder, as applicable, may not settle, adjust or compromise any such claim or Proceeding without the prior written consent of Purchaser (which consent may not be unreasonably withheld, delayed or conditioned, provided that withholding, delaying or conditioning such consent will not be deemed to be unreasonable if such settlement, adjustment or compromise does not provide full release of the claims raised against the Purchaser or the Company in such Proceeding).

Section 10.6 No Contribution.

No Selling Shareholder shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

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Section 10.7 Tax Impact.

The parties hereto agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price, as the case may be, for Tax purposes. Furthermore, the amount of any Losses claimed by an Indemnified Party pursuant to this Article X shall be reduced by (i) the value of any net tax benefit resulting from such Loss to the extent such net tax benefit is actually realized by the Indemnified Party or its Affiliates in or before the taxable year during which such indemnity payment is to be made and (ii) the amount of any insurance proceeds (net of Taxes) actually received by Indemnified Party related to such Losses.

Section 10.8 Additional Provisions.

(a) Effect of Disclosure Schedules. For purposes of this Agreement, each statement or other item of information set forth in a Company Disclosure Schedule or Selling Shareholder Disclosure Schedule or the Purchaser Disclosure Schedule shall be deemed to be a representation and warranty made by such Company or Selling Shareholder or Purchaser, as applicable, in this Agreement.

Section 10.9 Set-Off. Purchaser shall have the right to set off any amount that it is entitled to receive from any Selling Shareholder pursuant to this Article X (after taking into account the limitations set forth in this Article X) against any amount otherwise payable by Purchaser to such Selling Shareholder under this Agreement or any other Transaction Document.

Article XI

Shareholders Representative

Section 11.1 Appointment of Shareholders Representatives; Power and Authority.

(a) By virtue of the execution of this Agreement, each Selling Shareholder hereby irrevocably agrees, constitutes and appoints the Shareholders Representative (and by the execution of this Agreement as Shareholders Representative from and after the date of this Agreement, the Shareholders Representative hereby accepts their appointment) as the true, exclusive and lawful agent and attorney-in-fact of each of the respective Selling Shareholders to act: (i) as a Shareholders Representative under this Agreement and to have the right, power and authority to perform all actions (or refrain from taking any actions) the Shareholders Representative shall be entitled to perform in accordance with this Agreement and the Transactions.

(b) Without derogating from the generality of the foregoing, as of the Closing Date hereof the Shareholders Representative shall have the right, power and authority to (and such actions shall be binding and enforceable upon the Selling Shareholders):

(i) act for the Selling Shareholders represented by him with regard to all matters set forth in this Agreement;

(ii) execute and deliver all amendments, waivers, ancillary agreements, share powers, certificates and documents such the Shareholders Representative deems necessary or appropriate in connection with the consummation of the Transactions;

(iii) receive funds for the payment of expenses of the respective Selling Shareholders represented thereby and apply such funds in payment for such expenses;

(iv) do or refrain from doing any further act or deed on behalf of the respective Selling Shareholders represented by him that such Shareholders Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Selling Shareholders could do if personally present;

(v) receive all notices or other documents given or to be given to such Shareholders Representative by Purchaser pursuant to this Agreement;

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(vi) in the event of a claim against all the Selling Shareholders -negotiate, undertake, compromise, defend, resolve and settle any suit, Proceeding, claim or dispute under this Agreement on behalf of the respective Selling Shareholders represented by him;

(vii) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement;

(c) The Shareholders Representative may be removed or replaced only upon delivery of written notice to the Purchaser by the Selling Shareholders holding at least a majority of the outstanding Company Shares as of the Closing. Upon the death, disability or incapacity of any Shareholders Representative, each of the Selling Shareholders represented by him acknowledges and agrees that the new Shareholders Representative shall be appointed by the Selling Shareholders who held a majority of the outstanding shares of the Company immediately prior to the Closing. Each Shareholders Representative may resign at any time only upon a thirty (30) days’ prior written notice of such decision to resign and the appointment of a successor Shareholders Representative as described above. The Shareholders Representative shall not receive compensation for serving in such capacity. Purchaser, the Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders Representative in all matters referred to herein. The Purchaser is hereby relieved from any liability to any Person for any acts done by the Shareholders Representative and any acts done by Purchaser in accordance with any decision, act, consent or instruction of the Shareholders Representative.

Section 11.2 Reimbursement.

The Selling Shareholders shall be responsible for and shall, jointly and severally, reimburse the Shareholders Representative upon demand for all reasonable expenses, disbursements and advances incurred or made by such Shareholders Representative in accordance with any of the provisions of this Agreement or any other documents executed in connection herewith or therewith, including the costs and expense of receiving advice of counsel in relation to this Agreement.

Section 11.3 Release from Liability; Indemnification.

Each Selling Shareholder hereby releases the Shareholders Representative and each Selling Shareholder agrees, severally and not jointly with the other respective Selling Shareholders holding the same Company Shares, to indemnify, defend and hold harmless the Shareholders Representative (including any Losses incurred, as such Losses are incurred) for, arising out of or in connection with the acceptance or administration of the Shareholders Representative’s duties hereunder or any action taken or not taken by him, her or it in his, her or its capacity as such agent (including the legal costs and expenses of defending such Shareholders Representative against any claim or liability (and all actions, claims, proceedings and investigations in respect thereof) in connection with, caused by or arising out of, directly or indirectly, the performance of such Shareholders Representative’s duties hereunder), except for the liability of such Shareholders Representative, or any member thereof, to a Selling Shareholder for Loss which such holder will suffer from the willful misconduct of such Shareholders Representative in carrying out his, her or its duties hereunder. In all questions arising under this Agreement, the Shareholders Representative may rely on the advice of counsel, and the Shareholders Representative will not be liable to the Selling Shareholders for anything done, omitted or suffered by the Shareholders Representative based on such advice.

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Article XII

Miscellaneous

Section 12.1 Entire Agreement.

This Agreement (together with its Exhibits and Schedules hereto), the Transaction Documents and the Nondisclosure Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement (including without limitation any prior proposal, term sheet or expression of interest).

Section 12.2 Amendments and Waivers.

(a) This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and the Company (or, if effected after the Closing, (i) the Shareholder Representative of the Selling Shareholders (post-Closing) and (ii) Selling Shareholders (pre-Closing) that held, as of the Closing, 85% of the voting rights in the Company; provided, however, that any amendment, modification, alteration or supplement which amends the rights of any Selling Shareholder adversely disproportionately compared to the rights of the other Selling Shareholders, shall require, in addition to the above, also the written consent of such Selling Shareholder. Any amendment executed in accordance with the foregoing shall be binding upon all parties (including the other, non-consenting Selling Shareholders) and their respective successors and assigns.

(b) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 12.3 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 12.4 Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is no inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

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Section 12.5 Headings.

The headings contained in this Agreement and in the schedules and exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 12.7 Jurisdiction.

Except with respect to the proceedings referred in Section 10.4(e), the parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought before the competent courts in Tel Aviv-Jaffa, Israel and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or outside the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process to such party’s address set forth in Section 12.8 below shall be deemed effective service of process on such party.

Section 12.8 Notices.

All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon electronic confirmation of full receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day) or (if transmitted and received on a non-Business Day) on the first Business Day following transmission and electronic confirmation of full receipt, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to the Purchaser, to:

Galmed Pharmaceuticals Ltd.

16 Abba Hillel Silver Rd., Ramat Gan 52506, Israel

Attention: Mr. Allen Baharaff , CEO

Telephone No.: +972-3-693-8448

E-mail: ab@galmedpharma.com

with a copy (which shall not constitute notice) to:

Meitar | Law Offices

16 Abba Hillel Silver Rd., Ramat Gan 52506, Israel

Attention: Mike Rimon, Adv., Elad Ziv, Adv.

Telephone No.: +972-3-6145822

E-mail: mrimon@meitar.com , eladz@meitar.com

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if to the Company prior to the Closing Date, to:

Colospan Ltd.

Atir Yeda 21, Kfar Saba 4464316 Israel

Attention: Mr. Boaz Assaf, CEO

Telephone No.: 972-52-857-3366

E-mail: boaz@colospan.com

with a copy (which shall not constitute notice) to:

Matry, Meiri, Wacht & Co., Law Offices

HaShachar Tower, 17th floor

4 Ariel Sharon Street, Givatayim

Israel 5320047

Attention: Keren Wacht, Adv.

email: Keren@mamlaw.co.il

if to the Shareholders Representative, to:

Mr. Boaz Assaf, CEO

Telephone No.: 972-52-857-3366

E-mail: boaz@colospan.com

With a copy (which shall not constitute notice) to:

Matry, Meiri, Wacht & Co., Law Offices

HaShachar Tower, 17th floor

4 Ariel Sharon Street, Givatayim

Israel 5320047

Attention: Keren Wacht, Adv.

email: Keren@mamlaw.co.il

or to such other address, facsimile number or electronic mail as such party may hereafter specify for the purpose by notice to the other parties hereto in accordance with this Section 12.8.

Section 12.9 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.10 Specific Performance.

The parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms and that monetary damages would not be adequate compensation. Accordingly, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the performance of the terms hereof in any court of competent jurisdiction, without proof of actual damages and without the requirement to post any bond or other security, in addition to any other remedy to which any party may be entitled pursuant to this Agreement or Applicable Law. The right to seek specific performance shall be available regardless of whether any termination right has been exercised or is exercisable under Article IX.

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Section 12.11 Expenses.

(a) In the event that the Transaction is not consummated, each party to such Transaction shall bear its own respective costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transaction.

(b) Each party shall pay its expenses in connection with this Agreement and the Transaction. Notwithstanding the above, in the event that the Transaction is consummated, and except as otherwise set forth in this Agreement, all costs and expenses incurred by the parties to such Transaction in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting, or other fees and expenses incurred in connection with such Transaction, as set forth on Exhibit C, shall be paid by the Company and/or the Purchaser, as applicable. The Purchaser and the Company shall each pay fifty percent (50%) of all costs and expenses associated with the services of the Escrow Agent and Paying Agent. Notwithstanding the above, any and all amounts payable to the Company’s employees, consultants, or other service providers in connection with the consummation of the Transaction will be paid solely by the Company.

Section 12.12 Disclosure Schedule References.

The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or a Selling Shareholder Disclosure Schedule or Purchaser Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and any other section of this Agreement where such reference to such other section is reasonably apparent from such reference.

Section 12.13 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Signature Page Follows]

76

GALMED PHARMACEUTICALS LTD.

By:
Name:
Title:

COLOSPAN LTD. (the “Company”)

By:
Name:
Title:

BOAZ ASSAF (the “Shareholders Representative”)

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this SHARE PURCHASE AGREEMENT as of the date first written above.

[SHAREHOLDER]

By:

[Signature Page to Share Purchase Agreement]

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-206292, 333-227441, 333-284163 and 333-290399 on Form S-8 and Registration Statements No. 333-272722 and No. 333-283241 on Form F-3 of Galmed Pharmaceuticals Ltd. of our report dated June 8, 2026, relating to the financial statements of Colospan Ltd. as of and for the year ended December 31, 2025 included in the Current Report on Form 6-K of Galmed Pharmaceuticals Ltd., dated June 8, 2026.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co
Certified Public Accounts
A Firm in the Deloitte Global Network

Tel Aviv, Israel
June 8, 2026

Exhibit 99.1

COLOSPAN LTD

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025

1

INDEPENDENT AUDITOR’S REPORT TO THE SHAREHOLDERS OF COLOSPAN LTD

Opinion

We have audited the financial statements of Colospan Ltd. (the “Company”), which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, statements of Convertible Preferred Shares and Shareholders’ Deficit, and cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the financial statements, the Company has suffered recurring losses from operations, has a shareholders’ deficit, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

June 8, 2026

2

COLOSPAN LTD

Balance Sheets

		As of December 31,
		2025	2024
	Note	USD in thousands
ASSETS

Current assets
Cash and cash equivalents	3	910	567
Restricted deposit	11	30	27
Other accounts receivable	4	48	20
Total current assets		988	614

Non-current assets
Operating lease right-of-use assets	5	188	154
Long term prepaid expenses		18	18
Property and equipment, net	6	56	70
Total non-current assets		262	242

Total assets		1,250	856

LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

Current liabilities
Trade accounts payable		13	21
Other accounts payable	7	583	459
Convertible Safe Notes	8	3,727	3,845
Total current liabilities		4,323	4,325

Operating lease liabilities, net of current portion	5	80	26

COMMITMENTS AND CONTINGENCIES	11

Convertible preferred shares:
Preferred shares, 0.01 NIS par value -Authorized: 494,547 shares as of December 31, 2025 and 2024; Issued and outstanding: 298,840 as of December 31, 2025 and 2024; Aggregate liquidation preference of $25,403 thousand and $23,546 thousand as of December 31, 2025 and 2024 respectively;	9	12,400	12,400

Shareholders’ deficit
Ordinary shares, of NIS 0.01 par value each; Authorized: 9,700,453 shares as of December 31, 2025 and 2024. Issued and outstanding: 53,220 shares as of December 31, 2025 and 2024.	10	1	1
Additional paid-in capital		966	940
Accumulated deficit		(16,520)	(16,836)
Total shareholders’ deficit		(15,553)	(15,895)

Total liabilities, convertible preferred shares and shareholders’ deficit		1,250	856

The accompanying notes are an integral part of the financial statements.

3

COLOSPAN LTD

STATEMENTS OF OPERATIONS

		Year ended December 31
		2025	2024
	Note	USD in thousands
Research and development expenses, net		1,059	1,536
Sales and Marketing expenses		161	151
General and administrative expenses		602	514
Operating loss		1,822	2,201
Financial income, net		(40)	(107)
Gain of change in fair value of Convertible safe notes	8	(2,098)	(2,472)
Gain before income taxes		(316)	(378)
Income taxes	13	-	-
Net Income		(316)	(378)

The accompanying notes are an integral part of the financial statements

4

COLOSPAN LTD

STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

U.S. Dollars in thousands except shares data

	Convertible Preferred Shares		Ordinary shares		Additional paid in	Accumulated
	Shares	Amount	Shares	Amount	capital	deficit	Total

January 1, 2024	298,840	12,400	53,220	1	925	(17,214)	(16,288)

Stock-based compensation	-	-	-	-	15	-	15

Net income for the year						378	378

December 31, 2024	298,840	12,400	53,220	1	940	(16,836)	(15,895)

Stock-based compensation	-	-	-	-	26	-	26

Net income for the year	-	-	-	-	-	316	316

December 31, 2025	298,840	12,400	53,220	1	966	(16,520)	(15,553)

The accompanying notes are an integral part of the financial statements

5

COLOSPAN LTD

STATEMENTS OF CASH FLOWS

	Year ended December 31
	2025	2024
	USD in thousands
Cash flows - operating activities
Income for the year	316	378
Adjustments required to reconcile net income to net cash used in operating activities:
Depreciation	21	19
Share based compensation	26	15
Finance expenses (income)	8	(29)
Gain of change in fair value of Convertible safe notes	(2,098)	(2,472)

Changes in operating assets and liabilities:
Decrease (increase) in other accounts receivable and long-term prepaid expenses	(28)	33
Decrease in trade accounts payable	(8)	(16)
Increase in other accounts payable	136	23

Net cash used in operating activities	(1,627)	(2,049)

Cash flows - investing activities
Short term deposit	-	1,500
Investment in Restricted deposit	(3)	(1)
Acquisition of property and equipment	(7)	(1)

Net cash flows provided by (used in) investing activities	(10)	1,498

Cash flows - financing activities:
Proceeds from Convertible Safe notes	1,980	-

Increase (Decrease) in cash and cash equivalents	343	(551)

Cash and cash equivalents at beginning of the year	567	1,118

Cash and cash equivalents at the end of the year	910	567
Non-cash operating activities:
Right-of-use assets obtained in exchange for new operating lease liabilities, net	152	-

The accompanying notes are an integral part of the financial statements

6

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - GENERAL

A.	Description of the Company:

COLOSPAN LTD (the “Company”) was incorporated and began operations on November 28, 2010. The Company engages in development of medical devices that protect digestive system connections.

B.	Going concern:

Since its inception, the Company has devoted substantially all its efforts to research and development. The Company is still not yet generated revenues from operations. The Company has incurred operating losses since its inception and expects to continue to incur operating losses for the near-term. As of December 31, 2025, the Company had an accumulated deficit of approximately $16,520 and had a shareholders’ deficit. The extent of the Company’s future operating losses and the timing of becoming profitable are uncertain. As of December 31, 2025 the cash balance is $910.

The Company’s primary sources of cash have been proceeds from equity financings and other funding transactions. While the Company has been successful in raising financing recently and in the past, there can be no assurance that it will be able to do so in the future on a timely basis on terms acceptable to the Company, or at all.

The Company has not yet commercialized any of its product candidates. Even if the Company commercializes one or more of its product candidates, it may not become profitable in the near-term. The Company’s ability to achieve profitability depends on several factors, including its ability to obtain regulatory approval for its product candidates, successfully complete any post-approval regulatory obligations, and successfully commercialize its product candidates alone or in partnership.

Such conditions raise substantial doubts about the Company’s ability to continue as a going concern.

Management’s plans include additional equity financing or other funding transactions. However, there is no assurance such funding will be available to the Company or that it will be obtained on terms favorable to the Company or will provide the Company with sufficient funds to meet its objectives.

These financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts, or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern.

7

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

A.	Basis of presentation

The financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”).

B.	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s management believes that the estimates, judgment, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Actual results could differ from those estimates.

C.	Financial statement in U.S. dollars

The functional currency of the Company is the U.S dollar (the “dollar”), because the dollar is the currency of the primary economic environment in which the Company operates. Transactions and balances denominated in dollars are presented in their original amounts. Non-dollar denominated transactions and balances have been re-measured to dollars in accordance with the provisions of ASC 830-10, “Foreign Currency Translation.” All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

D.	Cash and cash equivalents

Cash equivalents are short-term, highly liquid investments that are readily convertible into cash with maturities of three months or less as of the date acquired.

E.	Restricted deposit

Deposit that is held for a specific purpose and is not available for immediate or general business use due to external restrictions is classified in the Company’s balance sheets as restricted deposit.

F.	Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. Cash and cash equivalents are deposited in major banks in Israel and the United States.

Management believes that the banks that hold the Company’s cash and cash equivalent are financially sound and, accordingly, minimal credit risk exists with respect to these cash and cash equivalents.

G.	Impairment of long-lived assets

The long-lived assets of the Company are reviewed for impairment in accordance with ASC No. 360, “Property, Plant and Equipment” (“ASC No. 360”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the years ended December 31, 2025 and 2024, no impairment losses have been identified.

8

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

H.	Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The annual depreciation rates are as follows:

	Depreciation rate	Useful life
	(%)	(Years)
Computers and software	33	3
Furniture and equipment	6	17
Leasehold improvements	10	10

I.	Leases

The Company accounts for its leases in accordance with ASC Topic 842, “Leases” (“ASC 842”). The Company determines if an arrangement is a lease at inception by determining if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration and other facts and circumstances.

The Company classifies leases at their inception as either capital or operating leases. For operating leases, right-of-use (“ROU”) assets and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As the Company’s leases do not provide an implicit rate, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is a hypothetical rate based on the Company’s understanding of what its credit rating would be. The ROU assets also include any lease payments made prior to commencement and are recorded net of any lease incentives received

The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. The lease agreements may contain variable costs such as common area maintenance, insurance, real estate taxes or other costs. Variable lease costs are expensed as incurred on the statements of operations and are not included in the operating lease ROU assets and lease liabilities. Certain lease agreements include rental payments adjusted periodically for the consumer price index (“CPI”). The ROU assets and lease liabilities were calculated using the initial CPI and will not be subsequently adjusted.

The Company’s lease agreements generally do not contain any residual value guarantees, restrictions, or covenants.

For operating leases that contain renewals, or other lease incentives, the Company recognizes the rent expense on a straight-line basis over the term of the lease. Additionally, incentives received are treated as a reduction of costs over the term of the agreement. The Company utilized the practical expedient in ASC 842 and elected not to record leases with an initial term of 12 months or less on the balance sheet. Therefore, for short-term leases with a term of 12 months or less, operating lease ROU assets and lease liabilities are not recognized, and the Company records such lease payments in the statements of operations on a straight-line basis over the lease term.

Rent expenses for the years ended December 31, 2025 and 2024, were $47 thousand, and $58 thousand, respectively. See also Note 5.

J.	Employee related obligation

The employees of the Company are covered under section 14 of the Severance Compensation Act, 1963 (“Section 14”) in Israel. According to Section 14, these employees are entitled to monthly deposits at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Under the Severance Compensation Act, 1963, payments in accordance with Section 14 release the Company from any future severance payments to those employees. The aforementioned deposits are not recorded as an asset in the Company’s balance sheet. The monthly deposits to insurance companies made by the Company under Section 14 are charged to the statement of operations as and when the services are received from the Company’s employees.

9

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

K.	Accounting for stock-based compensation

The Company applies ASC 718, “Compensation – Stock Compensation” (“ASC 718”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options under the Company’s 2021 Incentive Stock Plan, based on estimated grant date fair values. Compensation expense is recognized over the requisite service period of the awards. The Company accounts for forfeitures as they occur.

All issuances of stock options or other equity instruments to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the stock options.

The Company estimates the fair value of stock options granted using the Black-Scholes option pricing model. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price, volatility, and the expected option term. Expected stock price volatility was estimated based on volatility of the stock price of similar companies in the technology sector. The expected option term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the remaining contractual term method until sufficient historical exercise data will support using expected option term assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends. Changes in the determination of each of the inputs can affect the fair value of the stock options granted and the results of operations of the Company.

The fair value of ordinary shares underlying the stock options has been estimated by management with the assistance of a third-party valuation firm and approved by the Company’s board of directors.

L.	Income taxes

The Company accounts for income taxes utilizing the asset and liability method in accordance with ASC 740, “Income Taxes.” Current tax liabilities are recognized for the estimated taxes payable on tax returns for the current year. Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to temporary differences between the income-tax bases of assets and liabilities and their reported amounts in the financial statements and for tax loss carry forwards. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax laws, and deferred tax assets are reduced, if necessary, by the amount of tax benefits, the realization of which is not considered more likely than not based on available evidence. As of December 31, 2025 the Company had a full valuation allowance against deferred tax assets.

The Company uses a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. As of December 31, 2025, no liability for unrecognized tax positions has been recognized.

M.	Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the input used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:

Level 1 - Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 - Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable inputs for similar assets or liabilities. These include quoted prices for identical or similar assets or liabilities in active markets and quoted prices for identical or similar assets of liabilities in markets that are not active.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s convertible SAFE notes are measured at fair value at each reporting date and is classified within Level 3 of the fair value hierarchy.

The carrying values of Company’s financial assets and liabilities, including cash and cash equivalents, trade payables and other accounts payables approximate their fair value due to the short-term maturity of these instruments.

10

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

N.	Convertible SAFE notes:

The Company has raised capital through the issuance of convertible SAFE instruments (refer to Note 7). Management evaluated the terms of the SAFE instruments and concluded that they should be classified as financial liabilities, as the instruments may be settled in cash upon the occurrence of certain events and are not solely indexed to the Company’s own stock. Accordingly, the SAFE instruments are measured at fair value through profit or loss in accordance with ASC 480-10 and ASC 815. The fair value of the SAFE instruments is remeasured at each reporting date, and changes in fair value are recognized in the consolidated statements of operations.

O.	Warrants

The Company evaluates warrants and similar instruments in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, to determine whether such instruments should be classified as liabilities or equity.

Warrants that are indexed to the Company’s own stock and meet the conditions for equity classification are recorded as equity instruments.

Warrants that do not qualify for equity classification are recorded as liabilities and subsequently remeasured at fair value, with changes in fair value recognized in the statement of operations.

P.	Government Grants

The Company receives grants from governmental authorities, including grants from the Israel Innovation Authority (IIA).

Government grants are recognized when there is reasonable assurance that the Company will comply with the conditions attached to the grants and that the grants will be received. Such grants are recognized in the statement of operations on a systematic basis over the periods in which the related expenses are incurred, typically as a reduction of research and development expenses.

Certain grants received from the Israel Innovation Authority may be repayable through future royalties based on revenues derived from the related projects. As such repayments are contingent upon future revenues, no liability is recognized until the obligation becomes probable and estimable.

Amounts received under such grant programs are recognized on a systematic basis over the periods in which the related research and development expenses are incurred. No liability is recognized with respect to future royalty payments unless and until the conditions giving rise to such payments occur. See also Note 11.

Q.	Accounting pronouncement recently adopted

From time to time, new accounting pronouncements are issued by FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

R.	Accounting pronouncement not yet adopted

The FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), to require disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information on income taxes paid. The new requirements should be applied on a prospective basis, with an option to apply them retrospectively. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company intends to adopt ASU 2023-09 effective January 1, 2026 and is currently evaluating the impact that the adoption will have on its related disclosures and the transition method.

In November 2024, the FASB issued ASU 2024-03, “Income Statement–Reporting Comprehensive Income–Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), which requires the disaggregation of certain expenses in the financial statements notes, to provide enhanced transparency into the expense captions presented on the face of the consolidated statement of operations. ASU 2024-03 is effective for annual reporting periods beginning January 1, 2027 and interim periods beginning January 1, 2028 and may be applied either prospectively or retrospectively. The Company is currently evaluating the impact that ASU 2024-03 will have on its related disclosures, and the transition method.

Government Grants (Topic 832) – Accounting for Government Grants Received by Business Entities: In December 2025, the FASB issued ASU 2025-10, which establishes the accounting and presentation guidance for government grants received by business entities. ASU 2025-10, which can be applied modified prospectively, modified retrospectively, or retrospectively, is effective for the Company’s fiscal year ending March 31, 2030, and interim periods in the same annual reporting period. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2025-10 on its financial statements.

11

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 - CASH AND CASH EQUIVALENTS

Composition:

	As of December 31
	2025	2024
	USD in Thousands
Cash and Cash equivalents in USD	620	308
Cash and Cash equivalents in NIS	157	164
Cash and Cash equivalents in other currencies	133	96
	910	567

NOTE 4 - OTHER ACCOUNTS RECEIVABLE

Composition:

	As of December 31
	2025	2024
	USD in Thousands
Prepaid expenses	36	15
Government institutions	12	5
	48	20

NOTE 5 - LEASES

During the year 2023, the Company extended it lease agreement from 2017 of approximately 340 square meters at a facility located in Kfar-Saba, Israel for two additional years, with an extension option of two additional years. On October 2025, The Company extended the lease for two additional years with an option for two additional years more. In addition, the Company leases vehicles under various operating lease agreements.

During 2025 and 2024, the Company recorded lease expenses in its statement of operations in the amount of $86 thousand and $98 thousand, respectively. Since 2019, the Company subleases a portion of its facility for a total of $65 thousand and $49 thousand, respectively, that were recorded in its statement of operations during the years 2025 and 2024.

At December 31, 2025, the Company’s operating lease right-of-use assets and lease liabilities for operating leases totalled $188 thousand and $182 thousand, respectively, while at December 31, 2024, the Company’s operating lease assets and lease liabilities (both the current and non-current portion) for operating leases totalled $154 thousand and $140 thousand, respectively.

The Company uses its incremental borrowing rate as the discount rate for its leases, as the implicit rate in the lease is not readily determinable. As of December 31, 2025, the Company’s operating leases had a weighted average remaining lease term of 2.0 years and a weighted average borrowing rate of 13%.

The following table summarizes the Company’s significant contractual lease obligations at December 31, 2025:

	Less than
	Total	1 year	2 year
	(in thousands)
Facility leases	$152	$72	$80
Car leases	30	30	-
Total	$182	$102	$80

12

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

The following table summarizes the Company’s significant contractual lease obligations at December 31, 2024:

	Less than
	Total	1 year	2 years
	(in thousands)
Facility leases	$77	$77	$-
Car leases	63	37	26
Total	$140	$114	$26

NOTE 6 - PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	As of December 31,
	2025	2024
	(USD in thousands)
Cost:
Furniture and equipment	14	14
Computer software and electronic equipment	66	59
Leasehold improvements	136	136
Property and equipment, gross	216	209
Less - Accumulated depreciation	(160)	(139)
Net book value	56	70

Depreciation expense amounted to approximately $21 thousand and $19 thousand for the years ended December 31, 2025 and 2024, respectively.

NOTE 7 - OTHER ACCOUNTS PAYABLE

Composition:

	As of December 31,
	2025	2024
	USD in Thousands
Employees and payroll accruals	114	95
Short-term lease liability	102	144
Provision for vacation and recovery	289	231
Accrued expenses	78	19
	583	459

13

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

NOTE 8 - CONVERTIBLE SAFE NOTES

On February 10, 2021, the Company entered into Simple Agreements for Future Equity (“SAFE Agreements”) with several investors (the “SAFE Investors”). The SAFE Agreements were subsequently amended on November 26, 2021, January 25, 2023 and March 20, 2025.

Under the original SAFE Agreements, investors committed to invest an aggregate amount of up to $6.0 million. The November 2021 amendment modified the funding schedule of the original SAFE investment. Pursuant to the January 2023 amendment, the maximum aggregate investment amount was increased to $8.2 million. Pursuant to the March 2025 amendment, the maximum aggregate investment amount was further increased to $11.2 million, consisting of $8.2 million previously committed and up to an additional $3.0 million available for future investment. As of December 31, 2025, SAFE Investors had invested an aggregate amount of approximately $10.2 million under the SAFE Agreements.

Upon the occurrence of a qualifying equity financing, the SAFE Agreements will generally convert into the securities issued in such financing. Under the original SAFE Agreements and the January 2023 amendment, the conversion price reflected a 25% discount to the price paid by the new investors. Pursuant to the March 2025 amendment, the contractual discount was increased to 30% with respect to the outstanding SAFE instruments.

In the event of a liquidity event, including an acquisition, merger or initial public offering, SAFE holders are generally entitled to receive the greater of (i) a cash payment equal to three times their invested amount, or (ii) the amount that would have been received upon conversion into shares at the applicable liquidity price. Under the January 2023 amendment, the cash payment amount was set at two times the invested amount and was subsequently amended in March 2025 to three times the invested amount.

Upon dissolution of the Company, SAFE holders are generally entitled to repayment of their invested amount, subject to available proceeds. The SAFE Agreements also provide investors with the right, under certain circumstances, to convert the SAFE instruments into the most senior class of shares of the Company at a fixed conversion price of $57.34 per share if a qualifying financing has not occurred within the contractual period specified in the applicable SAFE Agreement.

In connection with certain SAFE financing arrangements, the Company issued warrants to certain investors. The warrants were evaluated separately from the SAFE instruments and were classified as financial liabilities in accordance with ASC 480-10 and ASC 815. During 2024, all warrants issued in connection with the SAFE financing arrangements expired in accordance with their contractual terms. Accordingly, no such warrants were outstanding as of December 31, 2024 and 2025, and no additional warrants were issued pursuant to the March 2025 amendment.

14

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

The Company evaluated the accounting classification of the SAFE instruments issued in connection with the financing arrangements. Based on the terms of the instruments and the applicable accounting guidance, the Company concluded that both the SAFE should be classified as financial liabilities in accordance with ASC 480-10 and ASC 815 and measured at fair value, with changes in fair value recognized in the statement of operations.

The fair value of the SAFE instruments was determined using a probability-weighted expected return method (“PWERM”). Significant unobservable inputs included the Company’s equity value, the probability and timing of future liquidity events, expected volatility, risk-free interest rate and the contractual rights associated with the SAFE instruments. Changes in these assumptions could result in a materially different fair value measurement.

The following table presents changes in the fair value of the convertible SAFE notes (in thousands):

Balance as of January 1, 2024	$6,317

Change in fair value of Convertible safe notes	(2,472)

Balance as of December 31, 2024	$3,845

Proceeds from issuance of convertible SAFE notes (net of issuance expenses of $20 thousand)	1,980
Change in fair value of Convertible safe notes	(2,098)
Balance as of December 31, 2025	3,727

15

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 - CONVERTIBLE PREFERRED SHARES

The Company has outstanding Preferred Seed Shares, Preferred A-1 Shares, Preferred A-2 Shares and Preferred B Shares.

The Preferred Shares are convertible into Ordinary Shares at the option of the holders and automatically convert into Ordinary Shares upon the occurrence of certain qualifying events, including a qualified public offering and other events specified in the Company’s Articles of Association. The conversion ratio is generally one Ordinary Share for each Preferred Share, subject to customary anti-dilution adjustments. The conversion price is subject to adjustment for certain events, including share splits, share combinations, share dividends, recapitalizations and certain dilutive issuances.

The holders of Preferred Shares vote together with the holders of Ordinary Shares on an as-converted basis and are entitled to certain protective provisions, including approval rights over specified corporate actions, as set forth in the Company’s Articles of Association.

The Preferred Shares have participating liquidation preferences over the Ordinary Shares. Upon a liquidation or deemed liquidation event, including certain change of control transactions, distributions are made in the following order of priority: (i) Preferred B Shares, (ii) Preferred A Shares, and (iii) Preferred Seed Shares, each entitled to receive its original issue price plus an annual 8% preferred return. Following payment of such preferences, any remaining proceeds are distributed among all shareholders on an as-converted basis.

The Preferred Shares rank senior to the Ordinary Shares with respect to distributions upon liquidation and certain deemed liquidation events and contain rights and preferences that vary by series as set forth in the Company’s Articles of Association.

Balance Sheet Classification of Preferred Shares — The Preferred Shares are not mandatorily redeemable, nor redeemable at the option of the holder after a specified date, but a deemed liquidation event would constitute a redemption event outside of the ordinary shareholders’ control. Therefore, all Preferred Shares have been presented outside of permanent equity as temporary equity in accordance with ASC 480-10-S99-3A, Distinguishing Liabilities from Equity.

Composition:

	As of December 31, 2025 and 2024
	Authorized shares	Issued and registered shares	Issuance price per share ($)
Preferred Seed shares (par value NIS 0.01) - (Formerly known as Preferred A Shares)	42,250	42,250	11.56
Preferred A1 shares (par value NIS 0.01) - (Formerly known as Preferred B1 Shares)	62,000	62,000	27.42
Preferred A2 shares (par value NIS 0.01) - (Formerly known as Preferred B2 Shares)	60,297	60,297	41.13
Preferred B shares (par value NIS 0.01)	330,000	134,293	57.34

16

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

NOTE 10 - SHARE CAPITAL

A.	Shareholder rights:

Ordinary shares:

The ordinary shares provide their owners with the right to participate and to vote in the Company’s assembly. In addition, the ordinary shareholders have the right to dividends and to participate in the distribution of the surplus Company assets at the time of liquidation, subject to the rights of the preferred shares.

As of December 31, 2025 and 2024, the Company was authorized to issue 9,700,453 ordinary shares, par value NIS 0.01 per share, of which 53,220 shares were issued and outstanding.

B.	Share based compensation

The Company has an equity-based incentive plan, the 2021 Incentive Stock Incentive Plan (the “2021 Plan”). The 2021 Plan provides for the grant of restricted stocks, options to purchase ordinary shares and the issuance of restricted stock units (“RSUs”) to the Company’s officers, directors, employees, service providers and consultants. The 2021 Plan provides for such equity-based compensation under various and different tax regimes. As of December 31, 2025, a total of 67,968 stock options are reserved for issuance under the 2021 Plan.

A summary of the status of the Company’s 2021 Plan as of December 31, 2025 and 2024, and changes during the year then ended are presented below:

	As of December 31, 2025		As of December 31, 2024
	Number of Options	Weighted average exercise price	Number of Options	Weighted average exercise price

Outstanding at beginning of year	26,067	16.25	26,067	16.25
Granted	1,500	0.003	-	-
Forfeited	(1,500)	0.003	-	-
Outstanding at end of year	26,067	16.25	26,067	16.25

Share options exercisable at end of year	25,647	16.22	24,450	16.19

options granted during 2025 vested immediately upon grant and had a nominal exercise price. Accordingly, the fair value of such awards was determined based on the fair value of the underlying common shares on the grant date, and compensation expense was recognized upon grant.

As of December 31, 2025, and 2024, the weighted-average remaining contractual term of the outstanding options is 4.02 and 4.4 years, respectively.

The grant date fair value of the options granted during the year ended December 31, 2025 is $13.5 per share.

As of December 31, 2025, a total of 1,500 outstanding and exercisable options are in the money with aggregate intrinsic value of $23 thousand; while as of December 31, 2024 a total of 1,500 outstanding and exercisable options were “in the money” with aggregate intrinsic value of $12 thousand.

The unrecognized compensation expense calculated under the fair-value method for stock options expected to vest as of December 31, 2025 and 2024 is approximately $1 thousand and $6 thousand, respectively, and is expected to be recognized over a weighted-average period of 0.6 years and 1.6 years, respectively.

For the year ended December 31, 2025 and 2024, the Company recorded share-based compensation expenses of $26 thousand and $15 thousand respectively.

For the years ended December 31, 2025 and 2024, share-based compensation expense recognized within research and development expenses amounted to $23 thousand and $11 thousand, respectively, and share-based compensation expense (income) recognized within general and administrative expenses amounted to $3 thousand and $4 thousand, respectively.

C.	Warrants

In September 2017, in connection with the Company’s Series B financing, the Company issued a warrant to purchase up to 4,949 ordinary shares of the Company, par value NIS 0.01 per share, at an exercise price of $17.4 per share. The warrant is exercisable for a period of ten years from the issuance date and is scheduled to expire in September 2027, unless terminated earlier in accordance with its terms.

The warrant includes anti-dilution adjustment provisions and a net exercise feature. The warrant was classified as an equity instrument and recorded within shareholders’ equity. As of December 31, 2025, the warrant remained outstanding and had not been exercised.

17

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

Note 11 - Commitments and Contingencies

A.	As of December 31, 2025, the Company recorded a pledge on its short-term deposit in favor of its bank in the amount of approximately $30 thousand to secure the Company’s commitments to the bank.

B.	The Company enters into contracts in the ordinary course of business with contract research organizations for clinical trials and clinical supply manufacturing and with vendors for non-clinical research studies and other services and products for operating purposes, which generally provide for termination upon 30 to 90 days’ notice or less, and therefore are cancelable contracts and not considered as commitment or purchase obligations.

C.	Royalties Payable

The Company received grants from the Israel Innovation Authority (IIA) and from the European Innovation Council (EIC) to support its research and development activities.

IIA Grants

The Company received several grants from the IIA under approved research and development programs. The grants were provided as partial funding of approved research and development expenditures, generally at participation rates ranging from 30% to 50% of approved project budgets.

As of December 31, 2025, the Company had received aggregate grants of approximately $1.5 million under various IIA-approved programs.

Under the terms of the IIA grants, the Company may be required to pay royalties generally at a rate of approximately 3% of revenues generated from products and technologies developed with the support of such grants, until the aggregate amount of grants received, together with applicable interest and linkage differences, has been repaid.

The grants are also subject to the provisions of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 1984. Under certain circumstances, including the transfer of know-how, intellectual property rights or manufacturing activities outside of Israel, the Company may be required to make additional payments to the IIA that may exceed the amount of grants received and may be subject to statutory multipliers.

As of December 31, 2025, the Company has not generated revenues from products developed with the support of the IIA grants and, accordingly, no royalty obligation has been recognized in the accompanying financial statements.

European Grants

In 2017, the Company received a grant of €50 thousand under the Horizon 2020 program.

In July 2022, the Company entered into a grant agreement with the European Innovation Council Accelerator program for funding approved research and development activities. The approved grant amount was approximately €2.3 million.

As of December 31, 2025, the Company had received aggregate funding of approximately €2.3 million (approximately $2.7 million) under the EIC programs, including approximately €350 thousand (approximately $0.4 million) received during 2025.

The grants are intended to support specific research and development activities, do not bear interest and are generally non-repayable. The grants are subject to compliance with the applicable grant agreements and may become repayable only in limited circumstances, such as material non-compliance with the terms of the agreements or findings arising from audits performed by the granting authority.

Management believes that the Company is in compliance with all applicable grant conditions and, accordingly, no repayment obligation has been recognized as of December 31, 2025.

18

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

NOTE 12 - RELATED PARTY BALANCES

1.	As of December 31, 2025, and 2024, the Company had an accrual in the amount of approximately $135 thousand and $84 thousand, respectively, pursuant to an employment agreement with its CEO.

2.	During 2025 and 2024, the Company recorded salary expenses, stock-based compensation expenses and directors fee to its related parties in the amount of $194 thousand and $206 thousand respectively.

NOTE 13 - INCOME TAXES

A.	General and Corporate Taxation

The Company is subject to income taxes under the Israeli tax laws: The Israeli corporate income tax rate is 23% for the years 2024 and 2025.

B.	Net Operating Loss Carry forward

As of December 31, 2025, the Company had approximately $23,800 thousand net-operating-loss carry forwards

C.	Deferred income taxes

As of December 31, 2025 and 2024, the significant components of the Company’s deferred tax assets are net operating loss carryforward in the amount of $23,800 thousand and $19,400 thousand, and research and development expenses in the amount of $2,400 thousand, and $1,400 thousand, respectively. The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products or generation of any revenue from product sales since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the deferred tax assets as of December 31, 2025. Management reevaluates the positive and negative evidence at each reporting period.

Significant components of the Company’s deferred tax assets are as follows:

	As of December 31,
	2025	2024
	(in thousands)
Deferred tax assets
Net-operating-loss carry forward	$5,478	$4,457
Research and Development expenses	336	310
Convertible safe notes valuation	483	5,691
Other reserves and allowances	12	17
Total deferred-tax assets	6,308	5,353
Valuation allowance	(6,308)	(5,353)
Net deferred-tax assets	$-	$-

D.	Tax assessments

The Company received final tax assessments through the year ended December 31, 2019

19

COLOSPAN LTD

NOTES TO THE FINANCIAL STATEMENTS

E.	Effective tax expense

A reconciliation of the Company’s effective tax expense to the Company’s theoretical statutory tax benefit is as follows:

Schedule of Effective Income Tax Rate Reconciliation

	Year ended December 31,
	2025	2024
	(in thousands)
Gain before taxes on income, as reported in the statements of operations	316	385

Statutory tax rate	23%	23%

Theoretical tax expense	(73)	(89)

Gains and other items for which a valuation allowance was provided or benefit from loss carry forwards	73	89)

Actual tax expense	-	-
Total	-	-

NOTE 14 - SUBSEQUENT EVENTS

On February 28, 2026, after the reporting date, “The Lion’s Roar Operation” (the “Operation”) commenced, a joint military operation by the United States and Israel involving attacks in Iran. In response, Iran launched ballistic missiles and unmanned aerial vehicles (UAVs) toward Israel and certain states in the Persian Gulf region. These events have resulted in civilian casualties and property damage in Israel. Additionally, Hezbollah, a terrorist organization in Lebanon, joined the attacks against Israel and Israel has started military operations in Lebanon.

Following the commencement of the Operation, Israel’s Home Front Command announced a “special home front situation” and updated safety guidelines that include, among other measures, restrictions on passenger flights, limitations on gatherings, broad reserve recruitment, and temporary closure of certain businesses, which has contributed to a partial reduction in economic activity.

Currently there are no negative effect on the Company’s results of operations in the Company’s financial statements for the year ended on December 31 2025. The Company continues to monitor any possible effects of the operation on its results of operations.

20

Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

Introduction

On June 8, 2026, Galmed Pharmaceuticals Ltd. (the “Company”) entered into a Share Purchase Agreement (the “SPA”) with Colospan Ltd. (“Colospan”), the shareholders of Colospan that are parties thereto, who hold more than 92% of the voting power of the outstanding capital stock of Colospan, and Boaz Assaf, solely in his capacity as the representative of the shareholders of Colospan, pursuant to which, subject to the terms and conditions of the SPA, the Company will purchase all of the issued and outstanding share capital of Colospan. Closing of the acquisition is expected to occur in the second quarter of 2026.

As consideration for the sale of all of the issued and outstanding capital stock of Colospan, the Company will (i) pay the Colospan shareholders and SAFE investors an aggregate amount of $2,500,000 in cash, which will be allocated among the Selling Shareholders and certain SAFE investors (the “Cash Consideration”) and (ii) issue to the Colospan shareholders and SAFE investors an aggregate amount of the Company’s ordinary shares equal to $2,000,000 calculated prior to closing based on the “Purchaser Share Value” (the “Consideration Shares”). Purchaser Share Value means the average of the closing prices per share of the Company on Nasdaq for the five (5) consecutive trading days ending on (and including) the trading day that is one (1) trading day prior to the closing date. Any Colospan shareholder or SAFE investor who as a consequence of the issuance of the Consideration Shares would become a beneficial owner of more than 4.99% of the Company’s ordinary shares shall be issued a pre-funded warrant to purchase ordinary shares of the Company at a nominal exercise price for any shares in excess of 4.99%, with such pre-funded warrant including a 4.99% blocker.

An aggregate of 7.5% of each of the Cash Consideration and Consideration Shares issuable by the Company will be held in an escrow fund for a period of 12 months for purposes of satisfying any post-closing indemnification claims under the SPA. Pursuant to the SPA, Colospan has agreed to cancel, terminate, and extinguish any outstanding stock options and warrants at closing without any right to receive any consideration.

The SPA provides that for a period of 24-months from closing, each Colospan shareholder and SAFE holder that receives Consideration Shares shall be prohibited from effecting a sale, transfer, pledge or other disposition of the Consideration Shares subject to certain “permitted transfers”. In addition, the SPA provides that each such person that is locked up shall grant an irrevocable proxy to the the Company’s board of directors to vote the shares during the lock-up period.

The following unaudited pro forma combined balance sheet as of December 31, 2025 combines the unaudited historical consolidated balance sheet of the Company as of December 31, 2025, with the historical balance sheet of Colospan as of December 31, 2025, giving effect to the acquisition, as if they had been consummated as of December 31, 2025. The unaudited pro forma combined statement of operations for the year ended December 31, 2025, gives effect to the acquisition, as if it had been completed on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma combined financial information does not purport to be indicative of the financial position and results of operations that the Company will obtain in the future, or that the Company would have obtained if the Acquisition had been consummated as of the dates indicated above.

The pro forma adjustments are based upon currently available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of the Company.

The unaudited pro forma combined balance sheet as of December 31, 2025, has been prepared using, and should be read in conjunction with, the following:

●	Galmed’s audited consolidated balance sheet as of December 31, 2025 and the related notes; and

●	Colospan’s audited balance sheet as of December 31, 2025, and the related notes.

The unaudited pro forma combined statement of operations for the year ended December 31, 2025, has been prepared using, and should be read in conjunction with, the following:

●	Galmed’s consolidated statement of operations for the year ended December 31, 2025, and the related notes; and

●	Colospan’s statements of operations for the year ended December 31, 2025, and the related notes.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2025

(U.S Dollars in thousands, except per share amounts)

			Transaction
			Accounting		Pro Forma
	Galmed	Colospan	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$3,985	910	(2,800	) (A)(E)	2,095
Restricted cash	124		-		124
Restricted deposit	-	30	-		30
Short-term deposits	7,146	-	-		7,146
Marketable debt securities	7,025	-	-		7,025
Other receivables	347	48	-		395
Total current assets	18,627	988	(2,800)		16,815

Long term prepaid expenses	-	18			18
Operating lease right-of-use assets	-	188	-		188
Fixed assets, net	-	56	-		56
Goodwill and intangible assets	-	-	4,226	(F)	4,226
Total non-current assets	-	262	4,226		4,488

Total assets	$18,627	1,250	1,426		21,303

Liabilities and stockholders’ equity

Current liabilities
Trade payables	$2,003	13	-		2,016
Other payables	842	583	-		1,425
Convertible Safe Note	-	3,727	(3,727	)(B)	-
Total current liabilities	2,845	2,866	(3,727)		3,441

Long-term Lease-liability	-	80			80
Total non-current liabilities	-	80	-		80

Preferred shares, NIS 0.01 NIS par value – Authorized: 494,547 shares as of December 31, 2025 and 2024; Issued and outstanding: 298,840 as of December 31, 2025 and 2024; Aggregate liquidation preference of $29,790 thousand and $32,173 thousand as of December 31, 2025 and 2024;	-	12,400	(12,400	)(C)	-
Stockholders’ equity
Ordinary shares, par value NIS 1.80 per share; Authorized 900,000,000 shares; Issued and outstanding: 6,581,390 and 1,664,884 shares as of December 31, 2025 and December 31, 2024, respectively	3,408	-	2,000	(E)	5,408
Ordinary shares, of NIS 0.01 par value each; Authorized: 9,700,453 shares as of December 31, 2025 and 2024. Issued and outstanding: 53,220 shares as of December 31, 2025 and	-	1	(1	)(D)	-
Additional paid-in capital	223,455	15,035	(15,035	)(D)	223,455
Accumulated other comprehensive loss	(303)	-	-		(303)
Accumulated deficit	(210,778)	(16,732)	16,732	(D)	210,778
Total stockholders’ equity	15,782	(15,553)	17,553		17,782

Total liabilities and stockholders’ equity	$18,627	1,250	1,426		21,303

See accompanying notes to unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Income Statement

For the Year Ended December 31, 2025

(U.S Dollars in thousands, except per share amounts)

			Transaction
			Accounting	Pro Forma
	Galmed	Colospan	Adjustments	Combined
Research and development expenses	4,874	1,059	-	5,954
Sales and marketing expenses	-	161	-	161
General and administrative expenses	3,636	602	-	4,238
Total operating loss	8,510	1,822	-	10,353
Financial income, net	(741)	(40)	-	(781)
Financial expenses related to SEPA	79	-	-	79
Gain in change of fair value of convertible safe	-	(2,098)	-	(2,098)
Impairment on associate and associated loan	2,461	-	-	2,461
Net loss (gain)	10,309	(316)	-	9,993

See accompanying notes to unaudited pro forma combined financial information.

Note 1 - Basis of Presentation

In accordance with Article 11-02 of Regulation S-X, the objective of the pro forma financial information is to provide investors with information about the continuing impact of a particular transaction by illustrating how the Acquisition of Colospan by the Company might have affected the Company’s historical financial statements if the transaction had been consummated at an earlier time.

Galmed’s and Colospan’s historical financial statements were prepared in accordance with U.S. GAAP and are denominated in U.S. dollars. The accounting policies used in the preparation of the unaudited pro forma combined financial information are consistent with those described in the Company’s unaudited financial statements as of and for the year ended December 31, 2025.

Management performed a comprehensive review of the accounting policies between the two entities. Management is currently not aware of any significant accounting policy differences and has therefore not made any adjustments to the pro forma combined financial information related to any potential differences.

The unaudited pro forma combined financial information does not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the Acquisition.

The historical combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statement of income (loss), expected to have a continuing impact on the combined results.

The Acquisition was accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, Business Combinations (“ASC 805”), and using the fair value concepts defined in ASC 820, Fair Value Measurements (“ASC 820”). Galmed was determined as the accounting acquirer in the transaction based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to this transaction. Under ASC 805, all assets acquired, and liabilities assumed are recorded at their acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of acquisition consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill and intangible assets. The determination of the fair values of the assets acquired and liabilities assumed (and the related determination of estimated useful lives of amortizable identifiable intangible assets) requires significant judgment and estimates. The estimates and assumptions used include the projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future cash flows related to the businesses acquired. Although the Company believes the fair values assigned to the assets acquired and liabilities assumed from the acquisition are reasonable, new information may be obtained about facts and circumstances that existed as of the date of the acquisition during the twelve-month period following the acquisition which could cause actual results to differ materially from the unaudited pro forma combined financial information.

Note 2. Preliminary Purchase Price Allocation (“PPA”)

The fair value of the consideration transferred is based on preliminary estimates as of the acquisition date. The purchase price allocation presented herein is preliminary and subject to revision upon completion of management’s valuation analyses and other procedures required under ASC 805, Business Combinations.

The acquired company is a development-stage entity that has not generated revenues and is primarily engaged in research and development activities. Management has not yet completed a detailed valuation analysis of the identifiable intangible assets acquired, including any in-process research and development (“IPR&D”), developed technology, or other identifiable intangible assets that may exist.

Accordingly, for purposes of the unaudited pro forma combined financial information, the excess of the preliminary purchase consideration over the preliminary fair value of the identifiable net assets acquired has been recorded as goodwill and intangible assets.

The following table summarizes the preliminary allocation of the purchase consideration:

USD In
Preliminary Aggregate Purchase Consideration	thousands
Cash	$2,500
Ordinary Shares	$2,000
Total Acquisition Consideration	4,500

Ordinary shares to be issued to the former shareholders of Colospan as consideration for the acquisition, with an aggregate fair value of approximately $2.0 million. The final number of shares to be issued will be determined based on the closing market price of the Company’s ordinary shares as of the closing date.

The aggregate preliminary purchase consideration allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma combined financial statements and is presented as if the closing date were December 31,2025.

The following table provides a summary of the preliminary aggregate purchase consideration allocation of assets acquired, liabilities assumed and intangible assets preliminary estimate of their respective fair values using a third-party appraiser:

USD In
Preliminary Aggregate Purchase Consideration Allocation	Thousands
Cash and cash equivalent	610
Restricted Deposit	30
Other Receivables	48
Long term prepaid expenses	18
Operating lease right-of-use assets	188
Fixed assets, net	56
Trade payables	(13)
Other payables	(583)
Long-term Lease-liability	(80)
Goodwill and intangible assets	4,226
Total purchase price consideration	4,500

The preliminary aggregate purchase consideration allocation set forth above reflects the recording of goodwill and intangible assets of $4.2 million. Goodwill and intangible assets represent the excess of the preliminary aggregate purchase consideration over the preliminary estimated fair values of recorded tangible assets acquired and liabilities assumed in the Acquisition. The actual amount of goodwill and intangible assets to be recorded in connection with the Acquisition is subject to change once the valuation of the fair value of tangible and intangible assets acquired and liabilities assumed has been completed. The final valuation of such assets and liabilities is expected to be completed as soon as practicable but no later than one year after the consummation of the Acquisition.

The determination of the preliminary fair values of the assets acquired and liabilities assumed requires the use of estimates and assumptions and is subject to refinement during the measurement period prescribed by ASC 805.

Management believes that the preliminary fair values assigned to the identifiable assets acquired and liabilities assumed are reasonable based on information currently available. However, additional information regarding facts and circumstances that existed as of the acquisition date may become available during the measurement period, which could result in adjustments to the preliminary purchase price allocation.

In particular, the Company has not yet completed its assessment of potential identifiable intangible assets acquired in the transaction. Accordingly, the final allocation of the purchase consideration, including the amount ultimately assigned to goodwill and identifiable intangible assets, may differ materially from the amounts presented in the unaudited pro forma combined financial information.

Note 3 - Pro Forma Adjustments

The unaudited pro forma combined financial statements include pro forma adjustments that are (i) directly attributable to the transaction. which was completed the closing date, and (ii) factually supportable. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The pro forma adjustments reflect the purchase price allocation (“PPA”) determined as if the closing date were December 31, 2025, based on the estimated fair values of the assets acquired and liabilities assumed in accordance with ASC 805, Business Combinations. Additionally, the unaudited pro forma combined financial statements do not give effect to revenue synergies, operating efficiencies or cost savings that may be achieved with respect to the combined company.

The unaudited pro forma combined financial information is based upon the historical consolidated and consolidated financial statements of the Company and of Colospan and certain adjustments which the Company believes are reasonable to give effect to the transaction. These adjustments are based upon currently available information and certain assumptions, and therefore, the actual adjustments will likely differ from the pro forma adjustments. In particular, such adjustments include information based upon the Company’s preliminary allocation of the PPA consideration, which is subject to adjustment based upon the completion of the Company’s valuation analysis.

A.

Reflecting the total estimated transaction costs amount of approximately $0.3 million, consisting of legal, accounting, and other professional fees incurred or expected to be incurred in connection with the Acquisition.

B.	Reflecting the elimination of the Colospan Convertible safe notes upon the Closing of the Acquisition in accordance with the Colospan Convertible safe notes terms.

C.	Reflecting the elimination of Colospan’s convertible preferred shares

D.	Reflecting the elimination of Colospan’s historical equity

E.	Reflecting the preliminary aggregate purchase consideration of approximately $4.5 million, consisting of $2.5 million paid in cash and $2.0 million settled through the issuance of the Company’s equity securities, as part of the acquisition transaction (see also Note 2 above).

F.

Reflecting the goodwill and intangible assets valued at $4.2 million, which represents the excess of the preliminary purchase price over the fair value of the assets acquired and liabilities assumed (see also Note 2 above).

Exhibit 99.3

Forward-Looking Statements

This Presentation includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the timing and completion of the acquisition of Colospan Ltd. ("Colospan") by Galmed Pharmaceuticals Ltd. ("Galmed"), expansion and market opportunities of Colospan. These statements are based on various assumptions, whether or not identified in this Presentation, and on the current expectations of Galmed and Colospan management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any person as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Galmed and Colospan. These forward-looking statements are subject to a number of risks and uncertainties, which include, without limitation, the ability to complete the acquisition of Colospan, Galmed's inability to recognize the anticipated benefits of the acquisition of Colospan; expectations with respect to future performance and growth of Colospan; Galmed's and Colospan's ability to execute its business plans and strategy and to receive regulatory approvals; potential litigation involving the parties; changes in domestic and foreign business, market, financial, political and legal conditions; geopolitical events, including the security situation in Israel; regulatory changes; access to additional financing; and other risks and uncertainties indicated from time to time in filings with the SEC by Galmed. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Galmed's most recent filings with the SEC. Other factors include the possibility that the acquisition of Colospan does not close or the failure of closing conditions. All subsequent written and oral forward-looking statements concerning Galmed and Colospan, the acquisition or other matters attributable to Galmed and Colospan or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Recipients of this Presentation are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Galmed expressly disclaims any obligations or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in the expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Trademarks

This Presentation contains trademarks, service marks, trade names and copyrights of Galmed and Colospan and other companies, which are the property of their respective owners. The use or display of third parties' trademarks, service marks, trade names or products in this presentation is not intended to, and does not imply, a relationship with Galmed and Colospan, or an endorsement or sponsorship by or of Galmed and Colospan. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this presentation may appear without the TM, SM, ® or © symbols, but such references are not intended to indicate, in any way, that Galmed and Colospan will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, trade names and copyrights.

No Offer or Solicitation

This Presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

2 / CONFIDENTIAL

Exhibit 99.4

Galmed Pharmaceuticals to Acquire Colospan to Create a GI-Focused Platform Targeting a $6 Billion Market

●	Transaction will add FDA Breakthrough Device-Designated technology with active U.S. pivotal IDE trial, positioning Galmed to address one of colorectal surgery’s most serious unmet needs.

●	Colospan’s CG-100 Intraluminal Bypass Device, is CE marked under EU’s Medical Device Regulation (“MDR”) and ready for commercial launch in the EU and Israel. Galmed contemplates an investment of $6 million to launch Colospan’s device during H2 2026 in Europe with an initial focus on Germany, Austria and Switzerland.

●	Upon closing, Colospan will become a wholly owned subsidiary of Galmed, repositioning it as a GI-focused medtech and biopharmaceutical platform. Transaction approved by both boards; expected to close Q2 2026.

RAMAT GAN, Israel, June 8, 2026 /PRNewswire/ — Galmed Pharmaceuticals Ltd. (“Galmed”) (NASDAQ: GLMD) today announced that it has entered into a definitive agreement to acquire Colospan Ltd. (“Colospan”), a commercial-stage medical device company that has developed a clinically differentiated solution to one of colorectal surgery’s most pressing problems: anastomotic leak complications and the diverting stomas used to manage them.

Upon closing, Colospan will become a wholly owned subsidiary of Galmed. The acquisition is designed to accelerate Galmed’s strategy to create a diversified, GI-focused medtech and biopharmaceutical platform, combining Galmed’s established public company infrastructure, cash reserves, and GI clinical expertise with Colospan’s proprietary device technology and active U.S. pivotal clinical program.

Colospan’s flagship product, the CG-100 intraluminal bypass device, is a minimally invasive alternative designed to protect the anastomosis, minimize patient burden, and reduce the need for a diverting stoma - a temporary abdominal opening that redirects waste to an external bag while healing occurs. The CG-100 is CE marked under the MDR and is currently under investigational use only (under IDE) in the USA. Colospan is currently conducting a clinical pivotal trial designed to support a future FDA application. By combining resources, Galmed plans to deliver a clinically compelling and economically meaningful tool to reshape the standard of care for colorectal resection patients worldwide.

“CG-100 is a category leader having an FDA Breakthrough Device Designation and a CE (MDR) European regulatory status ready for commercialization. The expected acquisition of Colospan is a defining moment for Galmed and we believe is the type of asset that moves the needle.” said Allen Baharaff, Co-founder and Chief Executive Officer of Galmed Pharmaceuticals. “The acquisition of Colospan aligns perfectly with our long-term growth strategy. We are bringing more than 25 years of clinical execution capabilities together with our public company experience and resources to accelerate the CG-100 pivotal study to obtain FDA regulatory approval. We believe our shared vision will allow us to scale Colospan’s technologies faster, and substantially accelerate our path to success.”

Boaz Assaf, Founder and Chief Executive Officer of Colospan commented: “Colorectal cancer is the third most commonly diagnosed cancer in both men and women with ~ 1.9M diagnosed cases worldwide annually. Colorectal resection is the most common medical treatment for colorectal cancer and is performed on majority of patients worldwide to remove the tumor. Anastomotic leaks, a failure of the surgical connection, occur in up to 21% of procedures contributing to increased morbidity, mortality, longer hospital stays, and higher healthcare costs. To prevent clinical leaks, surgeons routinely create a diverting stoma: a temporary abdominal opening that redirects waste to an external bag while the anastomosis heals. While clinically standard, living with a stoma significantly impairs quality of life and creates substantial clinical and economic burden for healthcare systems. Colospan was founded specifically to answer the clinical and economic burden associated with this problem, creating a stoma-free future for patients.”

Under the terms of the definitive agreement, Colospan shareholders and SAFE holders will receive $2.5 million in cash and $2.0 million in Galmed ordinary shares at closing, subject to customary adjustments and escrow. The transaction has been unanimously approved by the boards of directors of both companies. The transaction is subject to customary closing conditions and is expected to close in Q2 2026.

Roth Capital Partners, LLC served as financial advisor to Galmed. Meitar Law Offices serves as legal counsel to Galmed, and Matry Meiri Wacht & Co. serves as legal counsel to Colospan.

ABOUT GALMED PHARMACEUTICALS LTD.

Galmed Pharmaceuticals Ltd. (NASDAQ: GLMD) is an Israel-based biopharmaceutical company headquartered in Ramat Gan, with a growing focus on gastrointestinal and oncological innovation. Galmed’s flagship asset, Aramchol, is a first-in-class synthetic fatty acid-bile acid conjugate molecule under evaluation across liver disease and oncological indications, including GI cancers. For more information, visit www.galmedpharma.com.

ABOUT COLOSPAN LTD.

Colospan Ltd. is a commercial-stage medical device company headquartered in Kfar Saba, Israel. Its flagship product, CG-100, is an intraluminal bypass device designed to protect colorectal anastomoses and reduce the need for diverting stomas, offering a less invasive alternative to standard surgical practice. CG-100 was granted FDA Breakthrough Device Designation, is CE marked under the EU Medical Device Regulation, and is approved for investigational use in the United States under an FDA approved IDE. The device is not approved for commercial use in the US. For more information, visit www.colospan.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to anticipated or expected events, activities, trends, or results as of the date they are made, including statements regarding the expected benefits of the acquisition and transaction timing. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied.

Factors that could cause differences include, but are not limited to the possibility that the transaction does not close, including due to failure of closing conditions; Galmed’s inability to recognize the anticipated benefits of the acquisition of Colospan; expectations with respect to future performance and growth of Colospan; Galmed and Colospan’s ability to execute their business plans and strategy and to receive regulatory approvals; potential litigation involving the parties; changes in domestic and foreign business, market, financial, political and legal conditions; market adoption and pricing barriers; intellectual property enforcement or infringement claims; manufacturing and supply chain constraints; intense industry competition; the ability to maintain listing on the Nasdaq Capital Market; geopolitical events, including the security situation in Israel; regulatory changes; access to additional financing; and other risks and uncertainties indicated from time to time in filings with the SEC by Galmed Additional risks relating to Colospan’s product and its strategy are detailed in a report on Form 6-K filed by Galmed with the SEC on June 8, 2026 and risks associated with Galmed are detailed in Galmed’s Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 31, 2026 under the heading “Risk Factors.” Galmed undertakes no obligation to publicly update or revise any forward-looking statements to reflect new information, change in expectations, subsequent events, or otherwise, except as required by law.

Logo: https://mma.prnewswire.com/media/1713483/Galmed_Pharmaceuticals_Logo.jpg

Investor and Media contact: Guy Nehemya, Chief Operating Officer, +972-3-693-8448, investor.relations@galmedpharma.com